UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

--------------------------------------------x
                                          :        Chapter 11
In re:
                                          :
NEXTWAVE PERSONAL COMMUNICATIONS INC.,             Case No. 98 B 21529 (ASH)
NEXTWAVE POWER PARTNERS INC.,             :        Case No. 98 B 21530 (ASH)
NEXTWAVE PARTNERS INC.,                            Case No. 98 B 21531 (ASH)
NEXTWAVE WIRELESS INC., and               :        Case No. 98 B 21532 (ASH)
NEXTWAVE TELECOM INC.,                             Case No. 98 B 23303 (ASH)
                                          :
                           Debtors.                Jointly Administered Under
                                          :        Case No. 98 B 21529 (ASH)

--------------------------------------------x


                       FIRST AMENDED DISCLOSURE STATEMENT
                    ACCOMPANYING THE FIRST AMENDED JOINT PLAN
                     OF REORGANIZATION OF NEXTWAVE PERSONAL
                       COMMUNICATIONS INC., NEXTWAVE POWER
                 PARTNERS INC., NEXTWAVE PARTNERS INC., NEXTWAVE
                     WIRELESS INC. AND NEXTWAVE TELECOM INC.
                     ---------------------------------------


Deborah L. Schrier-Rape                Michael F. Walsh (MW 8000)
Texas State Bar No. 00785635           WEIL, GOTSHAL & MANGES L.L.P.
ANDREWS & KURTH L.L.P.                 767 Fifth Avenue
1717 Main Street, Suite 3700           New York, New York 10153
Dallas, Texas 75201                    Telephone:  (212) 310-8000
Telephone:  (214) 659-4400             Facsimile:  (212) 310-8007
Facsimile:  (214) 659-4401
                                       SPECIAL CORPORATE AND FINANCE COUNSEL
COUNSEL FOR THE DEBTORS                FOR THE DEBTORS

                                TABLE OF CONTENTS

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
I.       INTRODUCTION.............................................................................................4

II.      BACKGROUND AND EVENTS LEADING UP TO CHAPTER 11...........................................................5

III.     THE BANKRUPTCY FILINGS...................................................................................6
                  A.       POST-FILING ISSUES AND ACTIVITIES......................................................6
                           1.       The Debtors' Employment of Professionals......................................6
                           2.       The Adversary Proceeding......................................................7
                           3.       The FCC's Motion to Lift Stay.................................................8
                           4.       The FCC's Appeal of the Avoidance Decision....................................8
                           5.       Plan-Related Motions..........................................................9
                           6.       Debtor-in-Possession Financing................................................9
                           7.       Severance and Holiday Bonus Program..........................................10

IV.      GOALS AND ELEMENTS OF THE REORGANIZATION................................................................10

V.       CORPORATE STRUCTURE.....................................................................................10
                  A.       ELIGIBILITY TO PARTICIPATE IN AUCTIONS AND HOLD
                           LICENSES..............................................................................10
                  B.       CONTROL GROUP REQUIREMENTS............................................................11
                  C.       NEXTWAVE CORPORATE FAMILY.............................................................15
                  D.       CURRENT EXECUTIVE OFFICERS AND DIRECTORS..............................................16

VI.      REORGANIZED NEXTWAVE BUSINESS...........................................................................18
                  A.       MARKET OPPORTUNITY....................................................................18
                           1.       Telecommunications Bundling..................................................19
                           2.       Wireless Internet and Mobile Commerce........................................19
                           3.       Enhanced Wireless Internet Opportunities.....................................21
                  B.       NATIONAL FOOTPRINT AND SUMMARY OF NEXTWAVE'S
                           MARKETS...............................................................................22
                  C.       OPERATIONAL PLAN......................................................................24
                           1.       PCS System Configuration and Network Build-Out...............................24
                           2.       Network Equipment Procurement................................................24

VII.     THE PLAN................................................................................................25
                  A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND
                           EQUITY INTERESTS UNDER THE PLAN.......................................................25
                           1.       Summary of Classification and Treatment......................................25
                           2.       Senior Claimants.............................................................27
                           3.       General Unsecured Claimants..................................................30
                           4.       FCC..........................................................................30


                                        i

                           TABLE OF CONTENTS (cont'd)

                                                                                                               Page
                                                                                                               ----


                           5.       Other Secured Claimants......................................................31
                           6.       Intercompany Claims..........................................................31
                           7.       Priority Non-Tax Claims......................................................31
                           8.       Administrative Convenience Claims............................................32
                           9.       Equity Interests.............................................................32
                           10.      Confirmation Bonus Pool for Current Active Employees.........................34
                           11.      Management Incentive Options.................................................34
                           12.      Exercise of Conversion Rights................................................34
                           13.      Administrative Claims and Priority Tax Claims................................35
                           14.      DIP Financing................................................................35
                  B.       DESCRIPTION OF PLAN SECURITIES........................................................35
                           1.       NTI Series A Convertible Preferred Stock.....................................36
                           2.       NTI Senior Subordinated Notes................................................36
                           3.       NTI Senior Redeemable Preferred Stock........................................37
                           4.       NTI Series B Warrants........................................................37

VIII.    FINANCING THE RESTRUCTURING.............................................................................37
                  A.       VENDOR FINANCING......................................................................37
                  B.       WORKING CAPITAL.......................................................................38

IX.      CERTAIN RISK FACTORS....................................................................................39
                  A.       BUSINESS RISKS........................................................................39
                           1.       Development Stage Company....................................................39
                           2.       Substantial Debt Obligations to the FCC; Implications of
                                    Accounting Treatment.........................................................39
                           3.       Need for Additional Financing Status
                                    as a Going Concern...........................................................40
                           4.       PCS System Implementation and Operational Risks..............................40
                           5.       Competition..................................................................41
                           6.       Government Regulation........................................................42
                           7.       Dependence on Key Management.................................................43
                  B.       RISKS OF NON-CONFIRMATION.............................................................43
                  C.       LITIGATION RISKS......................................................................44
                           1.       Appeal of Avoidance Judgment.................................................44
                           2.       Appeal of Confirmation Order.................................................44

X.       LIQUIDATION ANALYSIS....................................................................................45

XI.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.....................................................46
                  A.       TAX CONSEQUENCES TO THE DEBTORS.......................................................47


                                       ii

                           TABLE OF CONTENTS (cont'd)

                                                                                                               Page
                                                                                                               ----


                  B.       TAX CONSEQUENCES TO CREDITORS.........................................................47

XII.     OVERVIEW OF CHAPTER 11..................................................................................49
                  A.       GENERAL INFORMATION CONCERNING CHAPTER 11
                           PROCEEDINGS...........................................................................49
                  B.       GENERAL INFORMATION CONCERNING TREATMENT OF
                           CLAIMS AND INTERESTS..................................................................50
                  C.       CLASSES IMPAIRED UNDER A PLAN.........................................................51

XIII.    VOTING AND CONFIRMATION OF THE PLAN.....................................................................51
                  A.       VOTING PROCEDURES AND REQUIREMENTS....................................................52
                           1.       Persons Entitled to Vote on the Plan.........................................52
                           2.       Voting Instructions..........................................................53
                           3.       Confirmation Hearing.........................................................54
                  B.       CONFIRMATION..........................................................................55
                           1.       Confirmation Requirements....................................................55
                           2.       Acceptance of the Plan.......................................................55
                           3.       Confirmation Without Acceptance By All Impaired Classes......................56
                           4.       Best Interests Test..........................................................57
                           5.       Feasibility..................................................................58
                  C.       ALTERNATIVES TO THE PLAN AND BEST INTERESTS OF
                           CREDITORS.............................................................................58
                  D.       COMPLIANCE WITH APPLICABLE PROVISIONS OF THE
                           BANKRUPTCY CODE.......................................................................59

XIV.     ADDITIONAL PROVISIONS AND EFFECT OF THE PLAN............................................................59
                  A.       LEGAL EFFECT OF THE PLAN..............................................................59
                           1.       Injunction...................................................................59
                           2.       Limitation of Liability in Connection With the Plan,
                                    Disclosure Statement and Related Documents; Indemnity........................60
                           3.       Release of Liens.............................................................60
                  B.       RETENTION OF CAUSES OF ACTION.........................................................60
                           1.       Preference Claims............................................................60
                           2.       Potential Fraudulent Transfer Causes of Action...............................61
                  C.       RELEASES UNDER THE PLAN; RELATED INJUNCTION...........................................64
                           1.       Releases By Holders of Claims or Interests...................................64
                           2.       Injunction Related to Releases...............................................65
                  D.       CONDITIONS PRECEDENT TO CONFIRMATION AND
                           EFFECTIVE DATE........................................................................65
                           1.       Conditions to Confirmation...................................................65


                                       iii

                           TABLE OF CONTENTS (cont'd)

                                                                                                               Page
                                                                                                               ----


                           2.       Conditions to Effective Date.................................................65
                           3.       Waiver of Conditions to Confirmation
                                    and Effective Date...........................................................66
                           4.       Modification or Revocation of the Plan; Severability.........................66
                  E.       RETENTION OF BANKRUPTCY COURT JURISDICTION............................................66
                  F.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES..............................................68
                           1.       Rejection of Executory Contracts.............................................68
                           2.       Bar Date for Rejection Damages...............................................68
                  G.       DISTRIBUTIONS UNDER THE PLAN..........................................................69
                           1.       General:  Distributions for Claims and Interests Allowed as of
                                    the Effective Date...........................................................69
                           2.       Timing and Calculation of Amounts to be Distributed..........................69
                           3.       Prosecution of Objections to Claims..........................................69
                           4.       Disputed Claims; Reserve and Estimations.....................................69
                           5.       Setoffs......................................................................70
                           6.       Unclaimed Distributions......................................................71

XV.      SECURITIES LAW MATTERS..................................................................................71
                  A.       AVAILABILITY OF SECTION 1145 OF THE BANKRUPTCY
                           CODE..................................................................................71
                  B.       PARTIES WHO ARE UNDERWRITERS..........................................................72
                  C.       PRIVATE PLACEMENT.....................................................................73
                  D.       AVAILABILITY OF SEC RULE 144
                           FOR AFFILIATE RESALES.................................................................73

XVI.     CONCLUSION AND RECOMMENDATION...........................................................................74


LIST OF EXHIBITS

Exhibit A         -     First Amended Plan of Reorganization
Exhibit B         -     Liquidation Analysis
Exhibit C         -     Balance Sheets
Exhibit D         -     Monthly Operating Report for the Period June 1 through
                        June 30, 1999
Exhibit E         -     Form of Confidentiality Agreement

             FIRST AMENDED DISCLOSURE STATEMENT DATED JULY 27, 1999
             ------------------------------------------------------

             SOLICITATION OF VOTES WITH RESPECT TO THE FIRST AMENDED
                JOINT PLAN OF REORGANIZATION OF NEXTWAVE PERSONAL
               COMMUNICATIONS INC., NEXTWAVE POWER PARTNERS INC.,
                 NEXTWAVE PARTNERS INC., NEXTWAVE WIRELESS INC.
                            AND NEXTWAVE TELECOM INC.

          THIS PLAN IS PROPOSED BY THE DEBTORS WHO STRONGLY URGE YOU TO
              VOTE TO ACCEPT IT. THE PLAN ALSO HAS THE OVERWHELMING
                  SUPPORT OF THE CREDITORS' COMMITTEE, WHO ALSO
                   STRONGLY URGE YOU TO VOTE TO ACCEPT IT. THE
                     DIP LENDER, AND CERTAIN OF THE DEBTORS'
                       LARGEST SHAREHOLDERS AND CREDITORS
                         ARE ALSO SUPPORTERS OF THE PLAN
                                AND RECOMMEND ITS
                                   ACCEPTANCE.


         THIS FIRST AMENDED DISCLOSURE STATEMENT (THE "DISCLOSURE STATEMENT") SOLICITS ACCEPTANCES OF THE FIRST AMENDED JOINT PLAN OF REORGANIZATION (THE "PLAN" OR "JOINT PLAN") OF NEXTWAVE PERSONAL COMMUNICATIONS INC., NEXTWAVE POWER PARTNERS INC., NEXTWAVE PARTNERS INC., NEXTWAVE WIRELESS INC. AND NEXTWAVE TELECOM INC., AS DEBTORS AND DEBTORS-IN-POSSESSION (COLLECTIVELY, THE "DEBTORS") FROM HOLDERS OF CERTAIN CLAIMS AND EQUITY INTERESTS UNDER THE PLAN. THE PLAN IS BEING PROPOSED JOINTLY BY THE DEBTORS.

         THE PURPOSE OF THIS DISCLOSURE STATEMENT IS TO ENABLE YOU, IF YOU ARE A CREDITOR OR EQUITY SECURITY HOLDER WHOSE CLAIM OR INTEREST IS IMPAIRED AND WHO WILL RECEIVE A DISTRIBUTION UNDER THE PLAN, TO MAKE AN INFORMED DECISION IN EXERCISING YOUR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN.

         THE DEBTORS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF HOLDERS OF CLAIMS AND EQUITY INTERESTS. ACCORDINGLY, HOLDERS OF IMPAIRED CLAIMS AND EQUITY INTERESTS WHO ARE ENTITLED TO VOTE ARE URGED TO VOTE IN FAVOR OF THE PLAN. VOTING INSTRUCTIONS ARE SET FORTH AT PAGE 53 OF THIS DISCLOSURE STATEMENT. TO BE COUNTED, YOUR BALLOT MUST BE FULLY COMPLETED, EXECUTED AND ACTUALLY RECEIVED NO LATER THAN 5:00 P.M. (EASTERN TIME) ON AUGUST 27, 1999.

         THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO MATERIAL CONDITIONS PRECEDENT. SEE ARTICLE XIII AND SECTION XIV(D)

HEREOF. THERE CAN BE NO ASSURANCE THAT THOSE CONDITIONS WILL BE SATISFIED OR WAIVED.

         HOLDERS OF IMPAIRED CLAIMS OR EQUITY INTERESTS SHOULD READ CAREFULLY THE DISCLOSURE STATEMENT, INCLUDING THE MATTERS DESCRIBED HEREIN UNDER ARTICLE IX - "CERTAIN RISK FACTORS," AND THE PLAN IN THEIR ENTIRETY PRIOR TO VOTING ON THE PLAN.

         EACH HOLDER OF AN IMPAIRED CLAIM OR EQUITY INTEREST SHOULD CONSULT ITS INDIVIDUAL ATTORNEY, ACCOUNTANT AND/OR FINANCIAL ADVISOR AS TO THE EFFECT OF THE PLAN ON SUCH HOLDER.

         FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND EQUITY INTERESTS, THE DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN BUT THE PLAN ITSELF, INCLUDING ANY EXHIBITS THERETO AND THE PLAN DOCUMENTS, QUALIFIES ALL SUMMARIES. IF ANY INCONSISTENCIES EXIST BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING.

         THE DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE IN FAVOR OF OR AGAINST THE PLAN, AND NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE LEGAL EFFECT OF THE REORGANIZATION OF THE DEBTORS ON HOLDERS OF CLAIMS OR EQUITY INTERESTS. CERTAIN OF THE INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT IS, BY ITS NATURE, FORWARD LOOKING, CONTAINS ESTIMATES, FORECASTS AND ASSUMPTIONS WHICH MAY PROVE TO BE WRONG OR MAY BE MATERIALLY DIFFERENT FROM ACTUAL RESULTS.

         THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED, AND NEITHER DELIVERY OF THE DISCLOSURE STATEMENT NOR ANY EXCHANGE OF RIGHTS MADE IN CONNECTION WITH THE PLAN SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE THE DISCLOSURE STATEMENT AND THE MATERIALS RELIED UPON IN PREPARATION OF THE DISCLOSURE STATEMENT WERE COMPILED.

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN SUBJECT TO A CERTIFIED AUDIT OR INDEPENDENT VERIFICATION. THE INFORMATION CONTAINED HEREIN AND THE RECORDS KEPT BY THE DEBTORS ARE NOT WARRANTED OR REPRESENTED TO BE WITHOUT INACCURACY, ALTHOUGH GREAT EFFORT HAS BEEN MADE TO BE ACCURATE.

         NO REPRESENTATIONS OR ASSURANCES CONCERNING THE DEBTORS OR THEIR BUSINESSES OR THE PLAN ARE AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN. ANY REPRESENTATIONS OR INDUCEMENTS MADE BY ANY PERSON TO SECURE YOUR VOTE OTHER THAN THOSE HEREIN CONTAINED SHOULD NOT BE RELIED UPON IN ARRIVING AT ANY DECISION, AND SUCH ADDITIONAL REPRESENTATIONS OR INDUCEMENTS SHOULD BE REPORTED TO COUNSEL FOR THE DEBTORS.

         NEITHER THE SECURITIES OFFERED UNDER THE PLAN NOR THE PLAN ITSELF HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION APPROVED OR DISAPPROVED THIS DISCLOSURE STATEMENT OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.

         ATTACHED AS EXHIBIT "C" ARE CONSOLIDATED BALANCE SHEETS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998. ATTACHED AS EXHIBIT "D" IS THE DEBTORS' MONTHLY OPERATING REPORT FOR THE PERIOD JUNE 1 THROUGH JUNE 30, 1999. ANY HOLDER OF A CLAIM OR EQUITY INTEREST THAT WANTS TO REVIEW THE BUSINESS PLAN SOLELY FOR THE PURPOSE OF DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN MAY OBTAIN THE SAME BY EXECUTING THE FORM OF CONFIDENTIALITY AGREEMENT ATTACHED AS EXHIBIT "E" AND RETURNING THE SAME TO COUNSEL FOR THE DEBTORS. NEITHER THE PROJECTIONS NOR THE BUSINESS PLAN HAVE BEEN ATTACHED DUE TO THE SENSITIVE AND CONFIDENTIAL NATURE OF THE BUSINESS PLAN.

         THE DISCLOSURE STATEMENT AND THE PLAN ALSO DISCUSS CERTAIN PLAN DOCUMENTS INCLUDING, BUT NOT LIMITED TO: NTI SERIES A CONVERTIBLE PREFERRED STOCK; NTI SENIOR REDEEMABLE PREFERRED STOCK; NTI SENIOR SUBORDINATED NOTES AND THE INDENTURE RELATED THERETO; NTI SERIES B WARRANTS; FCC C BLOCK NOTES; FCC F BLOCK NOTES; VENDOR FINANCING DOCUMENTS; AND THE AMENDED AND RESTATED CERTIFICATES OF INCORPORATION AND BYLAWS FOR EACH OF THE REORGANIZED DEBTORS. THESE PLAN DOCUMENTS WILL BE FILED WITH THE BANKRUPTCY COURT FIFTEEN (15) DAYS BEFORE THE HEARING ON CONFIRMATION OF THE PLAN WHICH IS CURRENTLY SCHEDULED TO COMMENCE ON SEPTEMBER 8, 1999, AT 11:30 A.M. (EASTERN TIME). IF YOU WOULD LIKE A COPY OF THE PLAN DOCUMENTS WHEN THEY ARE FILED PLEASE CONTACT DEBTORS' COUNSEL, DEBORAH L. SCHRIER-RAPE, AT (214) 659-4520.

         ALL CAPITALIZED TERMS USED BUT NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN.

I.       INTRODUCTION

         After one year in bankruptcy and intensive litigation with the Federal Communications Commission (the "FCC"), NextWave Personal Communications Inc. ("NPCI"), NextWave Power Partners Inc. ("NPPI"), NextWave Partners Inc. ("NPI"), NextWave Wireless Inc. ("NWI") and NextWave Telecom Inc. ("NTI"), the debtors and debtors-in-possession in the above-captioned jointly administered Chapter 11 cases (collectively, the "Debtors", "NextWave", or the "Company") hereby present this first amended disclosure statement (the "Disclosure Statement") pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") with respect to the First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of NextWave Personal Communications Inc., NextWave Power Partners Inc., NextWave Partners Inc., NextWave Wireless Inc. and NextWave Telecom Inc. (the "Plan"). This Disclosure Statement provides relevant information about the Debtors, the Plan, the Debtors' business plan, and the means for its implementation and the Debtors' successful emergence from Chapter 11.

         The Plan, which is attached hereto as Exhibit "A", provides for a capital infusion of between a minimum of $225 million and $750 million into the Debtors. As of July 20, 1999, NTI had received commitments to purchase over $320,000,000 of NTI Series A Convertible Preferred Stock. The Plan also provides for the issuance of new debt and equity securities to holders of unsecured and certain secured claims in satisfaction of such claims. The FCC's claims against NPPI and NPCI will be governed by F block and C block installment plan notes and security agreements on terms generally consistent with the terms of the original notes issued to the FCC, subject to the fact that NPCI's C block notes shall be in the principal amount established by a judgment on a fraudulent conveyance claim by NPCI against the FCC. In addition, all unsecured creditors will be given the opportunity to "cash out" any and all claims asserted against the Debtors for a one-time cash payment of $20,000 in full satisfaction of such claims. For a fuller explanation of the various claims against and interests in the Debtors, as well as their classification and treatment under the Plan, see sections VII(A), of this Disclosure Statement and Articles III, IV and V of the Plan.

         This Disclosure Statement then discusses the Debtors' business plan and the ways in which it will be executed so as to achieve the NextWave vision of becoming the first wireless "carrier's carrier." In effect, the Debtors plan to use the latest wireless technology in conjunction with their carrier's carrier strategy to provide state-of-the-art high speed wireless Internet access and voice services to a broad range of customers. In this manner, the Debtors will not only achieve significant penetration into the competitive wireless market, but also provide an unrivaled opportunity for current retail wireless providers to offer traditional and cutting edge wireless services to customers under their own brand names. The different attributes of the Debtors' business plan and the means for its implementation, including the infusion of $225,000,000 to $750,000,000 in new capital into NextWave under the Plan, are discussed in Articles VII and VIII of this Disclosure Statement.

         The Disclosure Statement also discusses the Debtors' Chapter 11 cases, significant events that have occurred therein, and generally explains the workings and operations of Chapter 11 of the Bankruptcy Code.

         The Debtors believe that the Plan is in the best interests of their creditors, their estates and their equity security holders, and allows for significant recoveries by all constituencies, as they share in the Debtors' success and the enhanced value the business will generate. As a result, THE DEBTORS STRONGLY ENCOURAGE CREDITORS TO VOTE IN FAVOR OF THE PLAN. THE PLAN ALSO HAS THE FINANCIAL SUPPORT OF SIGNIFICANT INVESTORS, THE OVERWHELMING SUPPORT OF THE CREDITORS' COMMITTEE, AS WELL AS THE DIP LENDER AND CERTAIN LARGE CREDITORS AND SHAREHOLDERS.

II.      BACKGROUND AND EVENTS LEADING UP TO CHAPTER 11

         NTI is a start-up telecommunications company, formed in May 1995 to build and operate personal communications services ("PCS") systems in geographical areas referred to as Basic Trading Areas ("BTAs"), and to provide wireless Internet access and voice services to a broad range of distribution partners. NTI owns 100% of the stock of its direct subsidiaries, NPCI, NPI, NWI and TELE*Code Inc. ("TC"). NPPI is a wholly-owned subsidiary of NPI.

         NPCI participated in the auction conducted by the FCC for C block PCS licenses and was ultimately declared high bidder for C block PCS licenses covering 63 BTAs representing 110 million potential wireless customers ("POPs"), with an aggregate bid price of $4.74 billion. Pursuant to FCC rules and regulations in effect at the time, NPCI deposited a total of $474 million (10% of the purchase price) with the FCC to be applied to the purchase price of the licenses upon grant thereof and concurrently executed promissory notes in favor of the FCC for the remaining $4.26 billion. Shortly thereafter, NPPI participated in the FCC's auction of D, E and F block PCS licenses and was declared high bidder for D, E and F block licenses covering 32 BTAs representing
52.6 million POPs, with an aggregate bid price of approximately $129 million. NPPI deposited a total of $24.6 million which, when combined with promissory notes in favor of the FCC for $98.6 million, paid for the licenses upon grant thereof. Together, NPCI and NPPI hold licenses covering approximately 163 million POPs. NextWave's service area is national in scope and includes most of the top 30 metropolitan markets.

         Once the C block auction closed in May 1996, NextWave made every effort to raise financing and access the public high yield and equity capital markets. The financial markets, however, became hesitant to supply capital to C block licensees due to, among other things, the FCC's delay in granting C block licenses (for example, NPCI's licenses were not granted until February 1997, nine months after the close of the C block auction), and the fact that the DEF block auction unexpectedly provided the market with additional spectrum at dramatically lower prices than those bid for C block licenses. Thus, when the FCC indefinitely suspended C and F block installment payments on March 31, 1997 to consider restructuring alternatives, the concern of the financial markets regarding the viability of these new entrepreneurial carriers was further crystallized, virtually sealing the inaccessibility of C block start-up companies such as NextWave to the public and private capital markets. As a result, most of the high bidders for C block licenses were in serious financial peril. Two of the top bidders filed for bankruptcy - one in March 1997 and another in October 1997. Due to these fundamental problems in the C block and the resulting quagmire, NPCI, NPI, NPPI and NWI filed for Chapter 11 to restructure their various financial obligations on June 8, 1998. Although

NTI did not originally file for bankruptcy with NPCI, NPI, NPPI and NWI, NTI later filed for Chapter 11 on December 23, 1998, in order to participate in the overall corporate restructuring.

III.     THE BANKRUPTCY FILINGS

         The Chapter 11 cases of NPCI, NPPI, NPI and NWI were commenced with the filing of a voluntary Chapter 11 petition for each entity on June 8, 1998 (the "Subsidiary Petition Date"). On December 23, 1998 (the "NTI Petition Date", together with the Subsidiary Petition Date, the "Petition Dates"), NTI filed its voluntary Chapter 11 petition (NTI's Chapter 11 case, together with the Chapter 11 cases of NPCI, NPPI, NPI and NWI are hereafter referred to as the "Chapter 11 Cases"). The Chapter 11 Cases are pending before the Honorable Adlai S. Hardin, Jr., United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), under Jointly Administered Case No. 98 B 21529 (ASH).

         A.       POST-FILING ISSUES AND ACTIVITIES

                  1.       THE DEBTORS' EMPLOYMENT OF PROFESSIONALS

         The Debtors originally retained Weil, Gotshal & Manges LLP ("WGM") as bankruptcy counsel, by order dated June 8, 1998. The FCC objected to WGM's continued representation of NPCI in the Adversary Proceeding (defined below) due to a purported conflict of interest. The FCC then objected to WGM's representation of NPCI, NPPI, NPI and NWI in the Chapter 11 Cases. To avoid prolonged litigation with the FCC and a possible delay of the reorganization process, NPCI, NPPI, NPI and NWI decided to retain Andrews & Kurth L.L.P. ("A&K") as general bankruptcy and litigation counsel and keep WGM as special corporate and finance counsel. By order dated November 3, 1998 (the "First WGM Order"), WGM was approved as special corporate and finance counsel for NPCI, NPPI, NPI and NWI for the purpose of advising and assisting these debtors with respect to, inter alia, corporate governance and finance matters. On January 14, 1999, NTI sought to employ WGM as special corporate and finance counsel. By order dated February 11, 1999 (together with the First WGM Order, the "WGM Retention Orders"), NTI's retention of WGM was approved. By order dated March 17, 1999, the Bankruptcy Court further amended the WGM Retention Orders to permit WGM to engage in lobbying activities on behalf of the Debtors.

         NPCI, NPPI, NPI and NWI sought to employ A&K as general bankruptcy and litigation counsel by application dated October 16, 1998, nunc pro tunc to September 29, 1998. By order dated November 13, 1998, A&K's retention was approved. On December 23, 1998, NTI sought to employ A&K as general bankruptcy and litigation counsel, which application was approved, by order dated January 7, 1999.

         Since the commencement of the Chapter 11 Cases, the Bankruptcy Court has authorized the Debtors to employ the following professionals: Dewey Ballantine LLP as special legislative counsel to the Debtors; Lukas, Nace, Gutierrez & Sachs as special regulatory FCC counsel to the Debtors; Willkie Farr & Gallagher as special strategic FCC counsel to the Debtors; Knobbe, Martens, Olson & Bear, LLP as special patent and intellectual property counsel to the Debtors; and Arthur Andersen LLP, to perform tax and accounting services for the Debtors with respect to the filing of certain tax returns and completion of the statement audit. The Bankruptcy Court has also authorized Arthur Andersen to perform certain valuation services for the Debtors in connection with the Adversary Proceeding (defined below) and Plan confirmation.

         An Official Committee of Unsecured Creditors (the "Committee") was appointed by the United States Trustee for the Southern District of New York on June 25, 1998, for the NPCI, NPI, NPPI and NWI Chapter 11 cases. On February 26, 1999, the Committee membership was amended due to the commencement of NTI's Chapter 11 case. The members of the Committee as it is currently constituted are LG InfoComm, Inc.; Hughes Network Systems, Inc.; Resurgence Asset Management, LLC; Cerberus Partners, L.P.; Continental Casualty Company; CIBC WG Argosy Merchant Fund 2, L.L.C.; Network Building & Consulting, Inc.; Sony Electronics, Inc.; and Rhonda McKenzie on behalf of McKenzie Telecommunications GR.

         By order dated July 17, 1998, the Committee was authorized to employ Kasowitz, Benson, Torres & Friedman LLP as its general counsel, and by order dated October 21, 1998, the Committee was authorized to employ Skadden, Arps, Slate, Meagher & Flom LLP as special FCC regulatory counsel. By application dated July 14, 1999, the Committee sought to employ Lazard Freres & Co. L.L.C. to act as investment banker for the Committee in connection with evaluating the Plan and the Plan Securities to be issued thereunder.

                  2.       THE ADVERSARY PROCEEDING

         On June 8, 1998, NPCI initiated an adversary proceeding captioned NextWave Personal Communications Inc. v. Federal Communications Commission, Adversary No. 98-5178A (the "Adversary Proceeding") by the filing of its original complaint in the Bankruptcy Court. The complaint, as twice subsequently amended, asserted causes of action against the FCC pursuant to section 544 of the Bankruptcy Code to avoid NPCI's obligation to the FCC with respect to its C block licenses as a constructive fraudulent conveyance, on the grounds that the obligation NPCI incurred exceeded the value of the licenses when they were granted. In its original complaint, NPCI also sought equitable subordination of the FCC's claims under section 510 of the Bankruptcy Code. The FCC responded by filing a motion with the United States District Court for the Southern District of New York (the "District Court") to (i) withdraw the reference of the case from the Bankruptcy Court and (ii) dismiss the Adversary Proceeding. The District Court denied the FCC's request to withdraw the reference, leaving the Adversary Proceeding to be resolved by the Bankruptcy Court. The Bankruptcy Court then granted the FCC's motion to dismiss with respect to NPCI's claim for equitable subordination and denied the motion to dismiss with respect to NPCI's fraudulent transfer claim on December 4, 1998. Prior to trial, the FCC moved for partial summary judgment regarding the date on which NPCI's obligation to the FCC was incurred. On February 16, 1999, the Bankruptcy Court issued its Decision on Partial Summary Judgment Motion, finding, inter alia, that the obligation was incurred on January 3, 1997, at the earliest, the date the FCC announced the conditional grant of NPCI's licenses. An order denying the motion for partial summary judgment was entered on March 4, 1999. On March 24, 1999, the FCC then moved for judgment on the pleadings alleging, inter alia, that NPCI had failed to state a claim upon which relief could be granted. That motion was denied by the Bankruptcy Court by order dated April 15, 1999.

         A trial of the Adversary Proceeding took place from April 19 to April 27, 1999. On May 12, 1999, the Bankruptcy Court issued its Decision on Constructive Fraudulent Conveyance Claim (the "Adversary Ruling"), ruling that NPCI did not receive reasonably equivalent value for $3.72 billion of its $4.74 billion purchase price obligation. In the Adversary Ruling, the Bankruptcy Court reserved decision on the appropriate remedy for the fraudulent conveyance in order to conduct a further hearing. On May 26, 1999, the Bankruptcy Court held a hearing on remedy, at which time it found that the entirety of NPCI's $4.74 billion purchase price obligation to the FCC would be avoided, but that the FCC would be allowed to enforce the obligation up to the value of the consideration it had provided to NPCI - a total of $1.023 billion. On June 22, 1999, the Bankruptcy Court issued its written Decision on Remedy (the "Remedy Ruling", together with the Adversary Ruling, the "Avoidance Decision"), which encapsulated and set forth the Bankruptcy Court's reasoning for its ruling at the May 26, 1999 hearing. Accordingly, pursuant to the Avoidance Decision, after application of the $474 million previously tendered by NPCI, the remaining obligation to the FCC is approximately $549 million. A judgment in the Adversary Proceeding was entered on June 14, 1999.

                  3.       THE FCC'S MOTION TO LIFT STAY

         On May 28, 1999, following the Bankruptcy Court's Remedy Ruling, the FCC filed its Motion to Lift Automatic Stay (the "Stay Motion"), contending that sufficient "cause" existed under the relevant provisions of the Bankruptcy Code for the Bankruptcy Court to lift the automatic stay to allow the FCC to reclaim NPCI's C block licenses. The "cause" asserted by the FCC in the Stay Motion was that, due to the Avoidance Decision, NPCI would not be paying the full bid price for its C block licenses. The FCC argued that the FCC requires licensees to pay the full bid price for their licenses as a condition to retaining them, regardless of a court judgment to the contrary. Thus, the FCC requested relief from the automatic stay to cancel the licenses despite the Avoidance Decision.

         NPCI filed its response to the Stay Motion on June 9, 1999, contending that the FCC had not, in fact, shown any cause for the automatic stay to be lifted. Among other things, NPCI argued that the FCC was merely attempting to relitigate the Adversary Proceeding and that in the Chapter 11 Cases, it is the FCC's capacity as creditor not as a regulator that is at issue. By decision dated June 16, 1999, the Bankruptcy Court denied the Stay Motion finding that there was no "cause" to lift the automatic stay and that the FCC, as creditor, is subject to the provisions of the Bankruptcy Code, including, but not limited to, the Avoidance Decision. An order denying the Stay Motion was entered on July 20, 1999.

                  4.       THE FCC'S APPEAL OF THE AVOIDANCE DECISION

         On June 10, 1999, the FCC filed a Notice of Appeal, appealing the Bankruptcy Court's Avoidance Decision (the "Avoidance Appeal"). Therewith, the FCC filed an Order to Show Cause accompanied by a Motion to Expedite the Avoidance Appeal. After determining that an expeditious resolution of the Avoidance Appeal was in the best interests of NPCI, its estate and its creditors, NPCI consented to the FCC's request. As a result, the Avoidance Appeal has been fully submitted and oral argument took place before the District Court on July 15, 1999. A decision by the District

Court on the Avoidance Appeal affirming the Bankruptcy Court's Avoidance Decision and the decision denying the Stay Motion on all counts was issued on July 27, 1999.

                  5.       PLAN-RELATED MOTIONS

                           A.       EXCLUSIVITY

         On September 18, 1998, January 15, March 16 and May 14, 1999, the Debtors filed Motions Pursuant to section 1121(d) of the Bankruptcy Code for Orders Extending the Exclusive Periods During Which the Debtors May File and Solicit Acceptances for a Plan of Reorganization (the "Exclusivity Motions"). By orders dated October 1, 1998, February 16, April 2, and May 26, 1999, the Bankruptcy Court granted the relief requested in the Exclusivity Motions and eventually extended the Debtors' exclusivity period for the filing of a plan to July 15, 1999, and the exclusivity period for soliciting acceptances thereof to September 13, 1999.

         On June 25, 1999, the Debtors filed their Plan with the Bankruptcy
Court.

                           B.       BAR DATES

         On November 5, 1998, NPCI, NPI, NPPI and NWI filed a motion (the "Bar Date Motion") to set the last date (the "Bar Date") to file proofs of claim. On November 13, 1998, the Bankruptcy Court signed an order setting December 18, 1998 as the Bar Date for NPCI, NPI, NPPI and NWI. On January 15, 1999, NTI filed its own Bar Date Motion. On January 26, 1999, the Bankruptcy Court signed an order (i) setting March 15, 1999 as the Bar Date for general creditors of NTI and (ii) June 21, 1999, as the Bar Date for governmental units.

                  6.       DEBTOR-IN-POSSESSION FINANCING

         By order dated July 23, 1998, the Bankruptcy Court approved up to $25 million of financing ("DIP Financing") to be provided by Cellexis International, Inc. ("Cellexis"). The DIP Financing has priority over all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, subject and subordinate only to Permitted Liens and Permitted Expenses as defined in the DIP Financing documents. Such loans are secured pursuant to sections 364(c)(2) and 364(c)(3) of the Bankruptcy Code and to the extent permitted by applicable FCC rules and regulations, by (a) first priority security interests in the D and E block licenses held by NPPI and all proceeds from the sale or disposition of such licenses, (b) second priority security interests in the F block licenses held by NPPI and all proceeds from the sale or disposition of such licenses, and (c) junior security interests in all other property of the Debtors as defined in the DIP Financing documents under the terms set forth therein. At Cellexis' option, each $1.00 in Principal Amount of DIP Financing drawn down by the Debtors is convertible into $2.00 of stock or high yield debt issued by the Debtors under a confirmed plan of reorganization, which shall constitute a full repayment of all amounts so converted. Cellexis is exercising this option under the Plan. See section VII(A)(14) hereof. By order dated January 7, 1999, NTI was authorized to become a party to the DIP Financing.

         As of July 23, 1999, $21,923,000 had been drawn down from the DIP Financing, with $3,077,000 remaining to be drawn thereunder, and there was approximately $6.1 million in cash on hand. The Debtors anticipate that the amounts remaining under the DIP Financing will be sufficient to carry them through confirmation of the Plan.

                  7.       SEVERANCE AND HOLIDAY BONUS PROGRAM

         On November 23, 1998, the Debtors filed their Motion to Approve Severance Program and Holiday Incentive Payment (the "Program") with the intent of retaining key employees and maintaining employee morale, as the departure of any key employees during the pendency of the Chapter 11 Cases would be extremely detrimental to the reorganization effort. The Program provided for a holiday bonus to employees of up to $5,000, based upon an employee's position and performance. Additionally, the Program called for a severance payment to employees terminated without cause prior to April 30, 1999 or confirmation of the Plan, whichever was earlier. By order dated December 9, 1998, implementation of the Program was authorized by the Bankruptcy Court. By order dated April 26, 1999, the Program was extended until September 30, 1999. In the aggregate, severance payments may not exceed $1.2 million. To date, $122,120 has been paid as holiday bonuses and $16,153.84 has been paid as severance to terminated employees. Cellexis and the Committee did not oppose the implementation or extension of the Program.

IV.      GOALS AND ELEMENTS OF THE REORGANIZATION

         NextWave's ultimate goal is to become a nationwide provider of wireless telecommunications services, which vision was well on its way to being implemented when the deterioration of the value of C block licenses took place. Consequently, NextWave's future success is dependent upon securing the requisite resources to implement its business plan. The fundamental keys to NextWave's success are: (a) a corporate structure consistent with FCC regulations; (b) qualified and experienced management appropriately incentivized; (c) a sound business and operational plan; (d) vendor financing; and (e) working capital and the healthy balance sheet necessary to obtain and service the same.

         The remainder of this Disclosure Statement is devoted to describing the current status of each of these fundamental elements and how the Plan modifies, enhances and secures each of these elements to facilitate maximizing Reorganized NextWave's success, with the concurrent participation of all of NextWave's constituencies in the resulting value which will be created.

V.       CORPORATE STRUCTURE

         A.       ELIGIBILITY TO PARTICIPATE IN AUCTIONS AND HOLD LICENSES

         The FCC designated the C and F blocks for small start up companies and entrepreneurs and set certain financial requirements that had to be met before a company could qualify to participate in the C and F block auctions and/or hold C and F block licenses. The FCC required (and still requires) that all C and F block bidders fall within certain maximum revenue and asset size parameters, as measured by gross revenues and total assets. In order to acquire C or F block licenses, the applicant and persons or entities that hold interests in the applicant and their affiliates, had to have gross revenues of not more than $125 million in each of the preceding two (2) years and total assets of not more than $500 million at the time the applicant's Short-Form (FCC Form 175) was filed with the FCC prior to the applicable auctions. NextWave was formed under the "25 Percent Equity Exception" to this rule. This exception provides that the applicant is qualified so long as a "control group," whose members and affiliates together hold 25% of the applicant's equity on a fully-diluted basis, meet certain requirements (as described more fully in section V(B) below). Furthermore, under this exception, a non-qualifying investor could hold up to 25% of NextWave's equity on a fully-diluted basis.

         Under the FCC's rules, NextWave also qualified as a "Small Business." That is, an entity who, with all affiliates holding an interest in such entity and their affiliates, has average annual gross revenues of not more than $40 million for the three (3) calendar years prior to the date that the Short Form was filed. As a result of its classification as a Small Business for the C block auctions, NPCI was eligible for both a 25% bidding credit and for installment payments of interest only for the first six (6) years of the license, and payments of interest and principal amortized over the remaining four (4) years of the initial 10-year license term.

         For the F block auction, the FCC created a new category, "Very Small Business," defined as an applicant who, with all affiliates holding an interest in such entity and their affiliates, had average annual gross revenues of not more than $15 million for the three (3) calendar years prior to the date the Short Form was filed. NextWave met this requirement through the Control Group described in section V(B) below. As a result of its classification as a Very Small Business for the F block auction, NPPI was eligible for both a 25% bidding credit and interest-only payments for the first two (2) years of the license term and payments of interest and principal amortized over the remaining eight
(8) years of the initial 10-year license term.

         The FCC does not impose penalties on licensees for losing their Small Business or Very Small Business status through corporate growth. However, any attempt by NextWave to transfer control to an entity that would not otherwise have been entitled to as large a bidding credit would result in NextWave having to repay to the FCC the difference between (i) all savings it achieved by using the bidding credit and (ii) the savings the transferee entity would have qualified for under FCC rules and regulations. Furthermore, within five (5) years of a license grant, NextWave cannot transfer control to an entity that would not otherwise be eligible to hold C or F block licenses. NextWave can transfer the licenses to a non-designated entity after five (5) years, with FCC approval, but would, at that time, have to pay the FCC in full for the licenses. NextWave believes the Plan is consistent with maintaining its status as a Small Business and Very Small Business under the C and F block requirements, respectively.

         B.       CONTROL GROUP REQUIREMENTS

         FCC rules enable an entity to hold C or F block licenses, obtain bidding credits and qualify for installment financing by maintaining a "control group" organizational structure. Under the FCC's "25% Equity Structure," a control group must have the following characteristics during the first three (3) years after the license is granted: (a) one (1) or more "Qualifying Investors" must own at least 15% of the entity's total equity on a fully diluted basis and hold at least 50.1% of its voting stock; and (b) another 10% of the entity's total equity on a fully diluted basis must be held by "Additional Control Group Members." Such additional members must be either: (x) institutional investors;
(y) individuals who are part of the entity's management; or (z) Qualifying Investors. Commencing with the fourth year of the initial 10-year license term, the FCC's rules eliminate the requirement that Additional Control Group Members hold 10% of the licensee's equity. At that time, the rules also permit the amount of a licensee's total equity that must be held by Qualifying Investors to be reduced from 15% to 10%. Under this structure, a non-qualifying investor can hold up to 25% of NextWave's equity on a fully diluted basis.

         The following chart diagrams the Control Group Requirements and how they are currently satisfied by NextWave's capital structure:


                                CAPITAL STRUCTURE
                              NEXTWAVE TELECOM INC.

CONTROL GROUP OWNERSHIP

[GRAPHIC OMITTED]
   [PIE CHART]

The Control Group of NTI holds over 25% of the outstanding securities of NTI on a fully-diluted basis. Such securities consist of Series A Common Stock, Series B Common Stock, Warrants exercisable into Series B Common Stock and Options exercisable into Series B Common Stock.


QUALIFYING INVESTORS OWNERSHIP

[GRAPHIC OMITTED]
   [PIE CHART]

The Qualifying Investors of NextWave hold 22.5% of the outstanding securities of NextWave on a fully-diluted basis.



         The Control Group membership is a matter of public record. See FCC Form 600 Amendment filed by NPCI on December 16, 1996 (on file with the FCC). The record of the licensing proceeding demonstrates that NPCI's Control Group, on a fully diluted basis, holds in excess of 25% of the equity of NPCI and in excess of 50.1% of the voting stock of NPCI, and is fully in compliance with the FCC's C block licensing policies and rules. Nothing in the Plan takes NPCI out of compliance with such policies and rules. Set forth below is the identity of the Qualifying Investors:


Navation Inc.
Freedom Mobility Inc.
Good News Comm. Co. LLC

         A failure by NextWave to maintain the control group requirements would subject it to FCC penalties, including monetary fines and forfeitures, and the possible revocation of the licenses.

Moreover, until five (5) years after license grant, NextWave will continue to be subject to mandatory "unjust enrichment" penalties if the control group organizational structure is modified in ways that alter its status as a "Small Business" or "Very Small Business," since that status was the basis upon which NextWave was granted bidding credits in the FCC's C and F block auctions. As set forth above, unjust enrichment payments are also required whenever control over a C or F block license changes hands and the transferee entity does not qualify for as large a bidding credit as the transferor.

         NextWave believes the Plan is consistent with maintaining its status as a "Small Business" or "Very Small Business" and that the Plan will not result in a change of control requiring unjust enrichment payouts.

         C.       NEXTWAVE CORPORATE FAMILY

         NTI is a holding company with five wholly-owned subsidiaries, NPCI, NPI, NWI, NPPI and TC. NPCI was formed to acquire PCS licenses in the FCC's C block auctions. NPPI was formed to acquire PCS licenses in the FCC's D, E and F block auctions. NPI was formed to hold NTI's interest in NPPI. TC was formed to develop Code Division Multiple Access ("CDMA")-based products and provide engineering services to NextWave and others. NWI was formed to act as an operating company and to eventually form subsidiaries for each of NextWave's ultimate operating regions.

         The following chart details the NextWave corporate family as of June 1, 1999:

                                       ---------------------
                                       NextWave Telecom Inc.
                                       (debtor-reorganized
                                            under plan)
                                       ---------------------
                                                 |
                                                 |
 -----------------       ----------------------      ----------------------      --------------
 NextWave Personal       NextWave Partners Inc.      NextWave Wireless Inc.      TELE*Code Inc.
Communications Inc.              Inc.                       Inc.
(C block licenses         (debtor-reorganized         (debtor-reorganized
(debtor-reorganized           under plan)                 under plan)
    under plan)
 -----------------       ----------------------      ----------------------      --------------
                                   |
                                   |
                         ----------------------
                             NextWave Power
                             Partners Inc.
                          (DEF block licenses)
                          (debtor-reorganized
                              under plan)
                         ----------------------


         D.       CURRENT EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of NextWave, and their ages as of June 1, 1999, are as follows:

Name                         Age      Title
----                         ---      -----
Allen B. Salmasi             44       Chairman of the Board, Chief Executive Officer and President
Frank A. Cassou              42       Executive Vice President, Corporate Development and General
                                      Counsel; Secretary
Raymond P. Dolan             41       Chief Operating Officer
Kevin M. Finn                58       Senior Vice President, Special Projects, Director
Roy D. Berger                41       Senior Vice President and Chief Marketing Officer
James S. Madsen              39       Senior Vice President, Sales & Business Development
R. Andrew Salony             47       Senior Vice President, Strategic Relations and Chief Human
                                      Resources Officer
Michael Regan, Jr.           40       Senior Vice President, External Affairs
Edward M. Knapp              38       Senior Vice President, Chief Technical Officer
William H. Webster           75       Director
Allan E. Puckett             79       Director


         ALLEN B. SALMASI has been the Chairman of the Board, Chief Executive Officer and President of NextWave since its founding. Immediately prior to founding NTI in 1995, Mr. Salmasi served as a member of the Board of Directors, President of the Wireless Telecommunications Division and Chief Strategic Officer of QUALCOMM Incorporated. He joined QUALCOMM as a member of the Board of Directors and Vice President of Planning & Development in 1988, as a result of the merger of QUALCOMM and Omninet Corporation. Mr. Salmasi founded Omninet in 1984. At various times, through August 1988, he served as Chairman of the Board, President and Chief Executive Officer of Omninet. From 1979 to 1984, Mr. Salmasi held various technical and management positions at the National Aeronautics and Space Administration Jet Propulsion Laboratory. Navation Inc., a corporation owned and controlled by Mr. Salmasi and his wife, is a member of the Control Group and Mr. Salmasi holds his shares of NTI Series A and B Common Stock through Navation. Mr. Salmasi is also a QUALCOMM stockholder.

         FRANK A. CASSOU has been Executive Vice President, Corporate Development and General Counsel of NWI and the Secretary of NPCI, NPPI, NPI and NTI since February 1996. Prior to joining NextWave, Mr. Cassou was a partner at the law firm of Cooley Godward Castro Huddleson and Tatum, where he practiced corporate law representing telecommunications and technology companies. He was outside corporate counsel to QUALCOMM from June 1991 through February 1996.

         RAYMOND P. DOLAN has been Chief Operating Officer of NWI since May 1996. From July 1995 to May 1996, Mr. Dolan was Executive Vice President of Marketing of Bell Atlantic NYNEX Mobile Communications. From May 1988 to June 1995, Mr. Dolan served in numerous technical and marketing positions for NYNEX Mobile.

         KEVIN M. FINN has been Senior Vice President, Special Projects of NWI and a Director of NTI since their founding. From early 1992 until July 1995, Mr. Finn was President of Marin-Finn Industries, Inc. From August 1988 to early 1992, Mr. Finn was Vice President and General Manager of Densitron. From September 1986 to August 1988, Mr. Finn served as Executive Vice President of Omninet Corporation. From 1983 to 1987, Mr. Finn served as Vice President of the Sony Corporation of America and General Manager of its Component Products Division.

         ROY D. BERGER joined NWI as Senior Vice President and Chief Marketing Officer in June 1996. Prior to joining NextWave, Mr. Berger had held the position of Managing Director-Retail Strategy for the NYNEX Corporation since December 1995. During his ten (10) years at NYNEX, Mr. Berger served in a number of different roles in both the telecommunications and computer retailing/distribution sectors. His positions included Vice President-Channel Strategy for NYNEX's residential business, Vice President-Personal Communications Service, and Vice President Marketing for NYNEX Mobile Communications. Prior to joining NYNEX, Mr. Berger held senior positions with several leading companies in the personal computer retailing and distribution industry.

         JAMES S. MADSEN has been Senior Vice President, Sales and Business Development of NWI since its founding. From 1993 until 1995, Mr. Madsen was Director of PCS Marketing and Business Development in the Wireless Telecommunications Division of QUALCOMM. Mr. Madsen managed all PCS business development, marketing and sales planning for QUALCOMM. From 1992 until 1993, Mr. Madsen was Director of Marketing for the OmniTRACS business at QUALCOMM focusing on the cable TV market. After joining QUALCOMM in 1989, Mr. Madsen assumed responsibility for QUALCOMM's worldwide VLSI components business development and marketing.

         R. ANDREW SALONY has been Senior Vice President, Strategic Relations and Chief Human Resources Officer of NWI since May 1996. For three (3) years prior to joining NextWave he served the executive search firm of Warren Morris & Madison, Inc. as Managing Partner of its wireless telecommunications division. From May 1983 to September 1993, Mr. Salony was General Manager for US West's Cellular Telephone division in Southern California.

         R. MICHAEL REGAN, JR. joined NWI in July 1996 and is Senior Vice President, External Affairs. From 1991 until 1996, he served as Senior Telecommunications Counsel to the U.S. House Committee on Commerce, the Committee with primary legislative and oversight jurisdiction over telecommunications law and policy in the House of Representatives. He was senior staff for the Committee in negotiating the 1993 spectrum auction authorization law and the 1996 Telecommunications Act, the first major overhaul and rewrite of the Communications Act of 1934. From 1987 until 1991, he was in private practice at Verner, Liipfert, Bernhard, McPherson & Hand, specializing in telecommunications law.

         EDWARD M. KNAPP has been Senior Vice President and Chief Technical Officer of NWI since July 1995. From March 1994 to June 1995, Mr. Knapp was the Executive Director of Technical Services for NYNEX Mobile Communications. At NYNEX Mobile he was responsible for the planning, engineering, design, site development and operation of the New York cellular system. From October 1990 to August 1994, Mr. Knapp held various technical, engineering and operations positions at NYNEX Mobile. Prior to NYNEX Mobile, he held various positions with Siemens Transmissions Systems and Sperry Defense Products Group.

         WILLIAM H. WEBSTER has been a Director of NTI since 1996. Mr. Webster has been a partner with the law firm of Milbank, Tweed, Hadley & McCloy in its Washington, D.C. office since September 1991. From May 1987 to September 1991, Mr. Webster served as the Director of the Central Intelligence Agency. From February 1978 to May 1987, Mr. Webster served as Director of the Federal Bureau of Investigation. Mr. Webster is also an advisory member of the Board of Directors of Anheuser Busch Companies Inc.

         ALLAN E. PUCKETT has been director of NTI since March 1997. Prior to his retirement, Mr. Puckett was the Chairman and CEO of Hughes Aircraft Company. Mr. Puckett is also a member of the advisory boards of New Perspective Fund, Capital Group, and of Investment Company of America, Capital Group. Mr. Puckett is also a director of Lone Star Industries.

VI.      REORGANIZED NEXTWAVE BUSINESS

         As indicated previously, NextWave intends to be a leading provider of wireless Internet access and voice communication services, and plans to build and operate the first nationwide wireless packet-switched network specifically designed to offer a combination of untethered high speed wireless Internet access and voice-over-Internet Protocol ("IP") service. NextWave will be providing its wireless Internet access and voice services to a broad range of distribution partners, who are well-positioned to market NextWave's wireless Internet access and voice services. By purchasing wireless Internet access and voice services from NextWave, companies will be able to offer competitively priced wireless services under their own brand names without substantial capital investment.

         A.       MARKET OPPORTUNITY

         Demand for wireless telecommunications services has grown dramatically since the commercial introduction of U.S. cellular telephony in October 1983. This demand is largely attributable to the widespread availability and increasing affordability of mobile telephony, paging and other emerging wireless telecommunications services. Technological advances and a regulatory environment more favorable to competition have also served to stimulate market growth.

         While it is expected that the demand for voice-centric wireless telecommunications will continue to grow rapidly, NextWave believes that the greatest opportunity lies in providing data-centric wireless communications, specifically wireless Internet access services to both business and consumer market segments. NextWave believes that the same insatiable demand for Internet access that exists on wireline networks will soon trigger explosive growth of Internet-related traffic on wireless networks. By utilizing NextWave's wireless packet-switched network, users will be able to access the Internet, read/send e-mails, conduct e-commerce, download/upload computer files, and access corporate intranet applications without a fixed connection. According to the Strategis Group, an independent marketing research group, the number of wireless e-mail and wireless Internet users will grow from two (2) million in 1998 to almost 30 million by 2003, a 1500% increase in only five (5) years. By building a third generation ("3G") packet-switched network, NextWave will be in a unique position to capture a significant share of this emerging market.

         In addition to wireless Internet access, NextWave believes that wireless voice will remain an important element of its business and that the wireless voice market will continue to enjoy rapid growth. At the end of 1998, wireless voice subscriber penetration in the United States was estimated to be 25%, with annual revenues of $34 billion. NextWave's view is that current penetration rates will more than double and annual revenues will more than triple over the next nine (9) years. For example, according to Donaldson, Lufkin & Jenrette, industry penetration is expected to be approximately 70% by 2008.

                  1.       TELECOMMUNICATIONS BUNDLING

         Wireless services have become an important part of the bundled telecommunications services offered by numerous service providers. These bundles often include a wireline component such as long distance, a wireless component, and an Internet service component. While some national telecommunications players such as AT&T and Sprint have the capability of offering such bundles using their own networks and facilities, many other service providers will require access to a wireless network on a wholesale basis in order to effectively compete. Without such access these companies may be at a significant competitive disadvantage relative to AT&T and Sprint, and will be at risk of losing market share. For these players, the competitive solution will be the ability to purchase wireless service on a wholesale basis so that the purchased wireless service may be bundled with their own core product offerings. However, unlike wireline long distance, where multiple wholesale networks emerged to support a vibrant industry of long distance resellers, there are few nationwide wireless networks and all of them are and will remain dedicated to supporting the retail service strategies of the network operator. NextWave intends to fill the void in the wireless marketplace for wholesalers.

                  2.       WIRELESS INTERNET AND MOBILE COMMERCE

         Because of a unique convergence of factors, including the market's seemingly insatiable demand for Internet access, NextWave believes that the market for wireless Internet access services, while relatively small today, is on the verge of erupting, similar to the trend that has been seen on wireline networks. Internet usage in the United States exploded to 79.4 million users by the fourth quarter of 1998 according to Intelliquest and is estimated to jump to
132.3 million Internet users in the year 2000. Ovum, an international research and consulting firm, projects the number of wireless data subscribers in North America to grow to 72 million by 2007.

         NextWave believes that there are a number of factors that will lead to a rapid expansion of the wireless Internet access market:

                    A. DATA APPLICATIONS ARE MORE PREVALENT AND BETTER
                       UNDERSTOOD

         Web browsing and e-mail are now mainstream applications that are used across all business and consumer market segments. NextWave believes that these represent the "killer applications" of wireless Internet access and that the provision of access to these applications on an untethered basis is the next logical step in the natural evolution of the Internet. Other applications that are expected to generate substantial traffic on NextWave's wireless IP network include corporate intranet access, e-commerce, and customized access to news, stock, entertainment, and business information.

                    B. DEVELOPMENT OF NEW DEVICE-BASED SOFTWARE STANDARDS

         The unique input/output attributes of portable wireless devices has led to the development of new variants of Hypertext Markup Language ("HTML"), and micro-browser software protocols that convert Internet information into a format optimized for portable and handheld communication/computing devices. Wireless Application Protocol ("WAP") is an example of an emerging standard that enjoys broad support from the wireless vendor and service provider community and is designed to support the type of end-user applications that NextWave believes will drive mainstream acceptance of wireless Internet access.

                    C. RAPID EVOLUTION OF END-USER TECHNOLOGY

         The highly successful 3Com Palm device is testament to how an inexpensive but ergonomically sound hand-held computing device can find rapid market acceptance. The recent announcements by 3Com that it will embed digital wireless communication capabilities into next generation models demonstrates how wireless will soon become a key feature in the handheld computing sector. In addition, the major wireless phone manufacturers have all announced plans to offer PCS phones and/or end-user devices capable of supporting various levels of e-mail and web access applications.

                    D. WIRELESS ACCESS COSTS WILL CONTINUE TO DECLINE

         NextWave believes that 3G digital wireless networks, utilizing a packet-switched architecture, which provide higher bandwidth at far less cost than analog or existing second generation ("2G") digital networks, will bring the cost of wireless Internet access within the range required for mass market acceptance.

                    E. ACCESS SPEEDS HAVE DRAMATICALLY IMPROVED

         Wireless Internet access throughput speeds have increased by an order of magnitude. Unlike the slow throughput speeds supported by current nationwide wireless networks (e.g. Cellular Digital Pocket Data ("CDPD") - 14.4kbps), NextWave's next generation wireless packet-switched network is designed to initially provide peak throughput speeds of 144kbps or greater.

                    F. WIRELESS NETWORK SECURITY HAS VASTLY IMPROVED

         Spread spectrum digital wireless networks can now provide highly secure communications for wireless data applications such as corporate e-mail and intranet access, as well as the rapidly expanding suite of e-commerce applications.

         NextWave believes that by deploying the only nationwide 3G wireless network, designed specifically to support high speed wireless Internet access, it will be uniquely positioned to capture market share in the emerging wireless data market.

                  3.       ENHANCED WIRELESS INTERNET OPPORTUNITIES

         NextWave plans on exploring new wireless network technologies that could allow it to provide fixed and/or nomadic wireless Internet access and data networking services. These new packet-switched wireless data technologies such as QUALCOMM's High Data Rate ("HDR") service, are specifically designed to handle high levels of data traffic at very high speeds and, therefore, may offer a competitive alternative to fixed wireline Internet access service. NextWave believes that an attractive feature of offering fixed and nomadic, high speed Internet access is that the deployment of enabling network infrastructure is highly scalable in that only a small number of highly targeted cell sites equipped with the appropriate technology would need to be deployed initially in order to begin providing service.

         B.       NATIONAL FOOTPRINT AND SUMMARY OF NEXTWAVE'S MARKETS

         NextWave's 163 million POP CDEF-block footprint represents the third largest in the United States and the only national PCS footprint other than those of Sprint and AT&T. NPCI holds sixty-three (63) C block 30MHz PCS licenses clustered in eleven (11) geographic regions throughout the United States. NPPI holds thirty-two (32) D, E or F Block 10MHz licenses, providing coverage in most of the remaining large markets in the country as well as corridor and/or complementary coverage to the licenses held by NPCI. NextWave believes that its clustered markets will provide operational efficiencies, lower infrastructure costs, more efficient network build-out and, ultimately, lower wholesale prices for NextWave's wireless services.



                               [GRAPHIC OMITTED]

               [Graphic of map of United States, indicating areas
                       described in the above paragraph]

            BTA               1996 Population   PCS Block                       BTA             1996 Population   PCS Block
-------------------------------------------------------------- | -----------------------------------------------------------
                                                               |
New York                            18,400,203      C          |       El Paso                        754,934           C
Los Angeles                         15,679,293      C          |       Worcester                      722,407           C
Chicago                             8,467,720       F          |       Allentown                      715,191           C
San Francisco                       6,842,466       F          |       Harrisburg                    685,936            F
Philadelphia                        5,984,423       F          |       Scranton                       680,311           C
Dallas                              4,828,566       F          |       Roanoke                        644,394           C
Detroit                             4,785,173       D          |       Madison                       643,605            E
Houston                              4,598,155      C          |       Columbia                      618,397            F
Washington D.C.                      4,410,587      C          |       Springfield, MO                600,376           C
Boston                               4,177,962      C          |       Manchester                     564,985           C
Atlanta                             3,763,994       F          |       Sarasota                       563,016           C
Minneapolis                          3,063,561      C          |       Asheville                      549,969           C
Seattle                              3,055,225      C          |       McAllen                        543,624           C
Cleveland                            2,940,521      C          |       Corpus Christi                541,452            F
St. Louis                           2,807,363       F          |       Evansville                     515,387           C
San Diego                            2,679,864      C          |       Portland, ME                   489,045           C
Baltimore                            2,552,338      C          |       Daytona Beach                 456,938            F
Pittsburgh                           2,517,972      C          |       Lancaster                     454,432            F
Tampa                                2,394,524      C          |       Melbourne                      450,744           C
Denver                               2,386,290      C          |       York-Hanover                  448,997            F
Cincinnati                           2,091,774      C          |       Lakeland                       436,578           C
Portland, OR                         1,945,500      C          |       Poughkeepsie                   433,907           C
Kansas City                          1,930,633      C          |       New London                     355,074           C
Charlotte                            1,861,677      C          |       Reading                       352,204            F
Sacramento                          1,832,812       F          |       Hagerstown                     347,982           C
Milwaukee                           1,799,556       F          |       Temple                         343,016           C
Norfolk                              1,785,196      C          |       Atlantic City                 336,738            F
San Antonio                          1,728,049      C          |       Brownsville                    334,767           C
Columbus, OH                         1,574,030      C          |       Olympia                        322,527           C
Providence                           1,505,903      C          |       Provo                         316,483            F
Salt Lake City                      1,497,885       F          |       Hickory                        314,730           C
Orlando                              1,447,059      C          |       Tyler                         292,394            F
Louisville                           1,428,320      C          |       Dover                         282,991            F
Indianapolis                         1,420,258      C          |       Gainesville                    282,711           C
Oklahoma City                        1,368,004      C          |       Lafayette                      258,941           C
Greensboro                           1,330,742      C          |       Ocala                         234,556            F
Dayton                               1,218,672      C          |       Bloomington                    233,015           C
Jacksonville                         1,208,139      C          |       Janesville                    230,017            F
Richmond                             1,191,504      C          |       Las Cruces                     229,629           C
Las Vegas                           1,145,084       F          |       Joplin                         227,313           C
Austin                               1,074,621      C          |       Salisbury                     178,973            F
Albany                               1,057,180      C          |       Bryan                          171,794           C
New Haven                              976,729      C          |       Bellingham                     153,686           C
Tulsa                                  894,787      F          |       Columbus, IN                   149,130           C
Lexington                              876,111      C          |       El Centro                     145,033            D
Greenville                             845,335      F          |       Kankakee                      131,992            F
Pittsfield/Springfield                 803,009      E          |       Longview                        96,036           C
-------------------------------------------------------------- | -----------------------------------------------------------

         NextWave intends to expand the footprint of its wireless networks throughout the United States by a combination of potential affiliations, strategic alliances and acquisitions. To cover those areas not served by NextWave's markets, NextWave expects to enter into roaming agreements with other major PCS and cellular carriers.

         C.       OPERATIONAL PLAN

                  1.       PCS SYSTEM CONFIGURATION AND NETWORK BUILD-OUT

         NextWave is committed to ultimately deploying 3G wireless technology for the provision of IP-centric, integrated voice and data services. NextWave's network architecture will be based on products that provide at launch or can evolve post-launch toward next generation IP-based networks. The network will consist of a radio access network that supports integrated voice and data access at the base transceiver station ("BTS"). The BTS backhaul will be IP over any media to provide the most efficient transport toward the radio controller server for mobility management and flow control. The radio controller server will provide for integrated packet access to gateway network elements that support both data and voice services as well as interface to wireless signaling/switch networks.

         In a packet-switched network, information (voice and data) is transmitted in discrete units called "packets" rather than in a continuous stream as with a modem using a circuit-switched line. The packets travel along any number of alternative paths and are reassembled into the proper order when they arrive at their destination. Because a dedicated circuit is not established between the sender and the receiver, network capacity is used only when data packets are being transmitted. In a circuit-switched network, a dedicated connection must be established which can severely limit total network capacity. In addition, by building a packet-switched network, NextWave will avoid the high costs associated with the large switching facilities that are required in a circuit-switched network. For these reasons, the capital costs associated with the deployment of NextWave's 3G packet-switched network are expected to be significantly lower than that of the older wireless network infrastructure deployed by other wireless operators.

         NextWave's network and service offering to its Service Distribution Partners ("SDPs") is designed to permit full interconnection to its operating platforms for facilities based resellers upon launch. This is one of the key differentiating elements of the network and is a direct result of NextWave's focus on a carrier's carrier strategy. Nationally, the network will utilize multiple infrastructure vendors with requirements to provide a common set of standardized products/services subject to vendor specific timing and availability. The multi-vendor network design will utilize common platforms pursuant to NextWave technical specifications for CDMA or GSM technology.

                  2.       NETWORK EQUIPMENT PROCUREMENT

         On May 14, 1999 NextWave released a comprehensive Request for Proposal ("RFP") to twelve (12) major suppliers of wireless infrastructure equipment, as a manner by which to efficiently qualify the subset of vendors best able to meet NextWave's requirements for an IP-centric 3G national wireless network in the most cost effective manner. The proposal solicited information such as 3G infrastructure pricing, product specifications and availability for a turnkey implementation of NextWave's PCS markets.

         On June 14, 1999, at the close of the proposal period, NextWave received eight (8) proposals from seven (7) suppliers of wireless infrastructure indicating that the RFP was well received in the vendor community, as significant resource commitments by the vendors were required to prepare such high quality responses within the thirty (30) day accelerated response period. Proposals were received from Ericsson, LG InfoComm, Lucent Technologies, Nokia, Nortel Networks, Motorola, and Siemens. NextWave will be working diligently prior to the hearing on confirmation of the Plan not only to evaluate these proposals and to seek a complete understanding of the commitments set forth in the responses, but also to evaluate the responses in connection with the requirements of its business plan.

         By the end of July 1999, NextWave expects to have reduced the set of potential suppliers to a select few and complete detailed negotiations to conclude a procurement contract to supply equipment and services for its initial network deployment prior to Plan confirmation.

         On May 25, 1999, NextWave issued a second RFP to tower companies for site acquisition and construction services. In the past several years a number of tower companies have provided the wireless industry with cost effective cell-site leases on a national basis where real estate is owned and operated by the tower companies. On June 25, 1999, at the close of the proposal period, NextWave had received proposals from eight (8) tower companies, including AAT, American Tower, Crown Castle, McKenzie Telecom Group, Microcell, Pinnacle Towers, SBA and SpectraSite Communications. NextWave will be evaluating the tower company responses in connection with the requirements of network build-out plan and in conjunction with its infrastructure vendor RFPs. The infrastructure vendor or the tower company will act as the prime contractor responsible for RF design, site acquisition, zoning, permitting, construction and system testing of the network and its related systems according to NextWave's requirements.

VII.     THE PLAN

         The Plan provides the mechanism by which to simplify NextWave's existing capital structure so as to secure the new financing required to build-out its PCS network. With the above-mentioned business plan and goals in mind, the following sections speak to their implementation and execution.

         A. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

         A sound capital structure is critical to NextWave's future success. Accordingly, the Plan simplifies and streamlines NextWave's existing capital structure. The proposed Plan Securities, the terms of which are summarized below and described in detail in the certificates of designation of preferred stock and the forms of FCC F Block Notes, FCC C Block Notes, NTI Senior Subordinated Notes, and NTI Series B Warrants which will be submitted to the Bankruptcy Court for approval as Plan Documents, allow existing creditors to participate in the value which will be created by the operation of reorganized NextWave.

                  1.       SUMMARY OF CLASSIFICATION AND TREATMENT

         The principal creditors or creditor groups under NextWave's existing capital structure fall into four main categories: Senior Claimants, General Unsecured Claimants, Other Secured Claimants and the FCC. Senior Claimants include Hanareum Banking Corporation ("Hanareum"), the holders of NTI's Convertible Senior Subordinated Notes due 2002 (the "Bridge Noteholders"), LG InfoComm, Inc. ("LG InfoComm"), Hughes Network Systems, Inc. ("Hughes") and CDMA California Partners. As a group, the Senior Claimants have asserted claims in the principal amount of approximately $245,545,419 against the Debtors, not accounting for interest or duplicate claims. The claims of the Senior Claimants are allegedly secured by the stock of NTI's subsidiaries and other assets.

         The General Unsecured Claimants include Sony Corporation, LG TeleComm, LCC International, Carlson Technologies, and various other parties. As a group, the General Unsecured Claimants have asserted claims of approximately $80,000,000 against the Debtors, not including duplicate or patently incorrect claims. The FCC has asserted a secured claim of approximately $98,500,000 in principal amount against NPPI (the "FCC NPPI Claim"). Moreover, as a result of the Avoidance Decision, the principal amount of the FCC's secured claim against NPCI is $548,846,194 (the "FCC NPCI Claim"). In addition, a number of parties have asserted claims secured by equipment delivered to NWI (the "Other Secured Claimants"). The approximate amount of the currently asserted claims of the Other Secured Claimants is $25,000,000, not including duplicate or patently incorrect claims. The following chart summarizes these categories and the corresponding classes designated under the Plan:

                                 APPROXIMATE                                        CLASS UNDER
CATEGORY                         CLAIM AMOUNT          CLAIM AGAINST                 THE PLAN
--------                         ------------          -------------                 --------
Senior Claimants
  Hanareum                      $40,095,311.73     NTI, NPI, NPPI, NWI            1G, 3D, 4E, 5D
  Bridge Noteholders            174,327,294.98     NTI, NPI, NPPI, NWI            1H, 3E, 4F, 5E
  LG InfoComm                    42,763,924.55     NTI, NPCI                      1D, 2E
  CDMA California                10,694,444.44     NTI                            1F
  Hughes                         44,718,333.33     NTI, NPCI                      1E, 2F
                                 -------------

Total                          $312,599,309.03
                               (Allowed Amount
                                   under Plan)
General Unsecured
Claimants                          $80,000,000     NTI, NPCI, NPI, NPPI, NWI      1I, 2G, 3F, 4G, 5F

FCC                                $98,551,806     NPPI                           4D
                                  $548,846,194     NPCI                           2D

Other Secured Claimants            $25,000,000     NTI, NPCI, NPI, NPPI, NWI      1C, 2C, 3C, 4C, 5C


Other classes of claims under the Plan are as follows:

CLAIMANT                                          CLASS
--------                                          -----

Priority Non-Tax Claims                           1A, 2A, 3A, 4A, 5A
Administrative Convenience Claims                 1B, 2B, 3B, 4B, 5B
Intercompany Claims                               1J, 2H, 3G, 4H, 5G

The Plan designates the following classes for Equity Interests:

EQUITY INTEREST                                                                                CLASSES
---------------                                                                                -------
Existing NTI Series A Common Stock                                                         1K
Existing NTI Series B Common Stock                                                         1L
Existing Warrants and Options for NTI Series B Common Stock                                1M
Common Stock of NPCI, NPI, NPPI, NWI                                                       2I, 3H, 4I, 5H


         The following sections describe the various Claims against and Equity Interests in the Debtors in greater detail.

                  2.       SENIOR CLAIMANTS

         Except as set forth in this paragraph and in the Plan, Senior Claimants shall receive NTI Senior Subordinated Notes having a face amount equal to the amount of each such claimant's Allowed Claim. In addition, (i) the holders of the Bridge Noteholders Claims shall each receive their pro rata portion of NTI Series B Warrants to purchase up to 32,000,000 shares of NTI Series B Common Stock and (ii) the holders of the Hanareum Claims shall each receive their pro rata share of NTI Series B Warrants to purchase up to 3,500,000 shares of NTI Series B Common Stock. Hughes will receive a cash payment of 75% of its Allowed Claim on the Effective Date of the Plan in full satisfaction of such Claim. LG InfoComm will receive a cash payment of 77% of its Allowed Claim on the Effective Date of the Plan and 1,000,000 NTI Series B Warrants in full satisfaction of such Claim. Senior Claimants are impaired and entitled to vote to accept or reject the Plan.

                           A.       HANAREUM

         Hanareum has advised the Debtors that, by action of the government of South Korea, it has succeeded to the claims of Samyang Merchant Bank and Hangil Merchant Banking Corporation. These claims, which aggregate $34,916,666 in outstanding principal amount, arise from five (5) separate loan agreements with NTI. Hanareum's claims against NTI are allegedly secured by a pledge of all the capital stock of NPI, NWI and TC. NPI, NPPI, NWI and TC have guaranteed the payment of Hanareum's claims. In addition, Hanareum's guaranty claims against NPI are secured by a pledge of the capital stock of NPPI. The documents governing the claims of Hanareum are set forth in the Debtors' schedules and in the definition of "Hanareum Claim" in the Plan.

         The claims of Hanareum are designated as classes 1G, 3D, 4E and 5D under the Plan. The Debtors scheduled the claims of Hanareum as disputed. See section XIV(B)(2)(a) below. Hanareum filed secured claims in the amount of $34,916,666 against NPI (claim 84) and NTI (claim 330). In addition, Hanareum filed an unsecured claim for the same amount against NWI and NPPI (claim 87). For purposes of the Plan only, and without prejudice to any party's rights to contest the allowability, extent and validity of the Hanareum Claims if the Plan is not confirmed or does not become effective, the Hanareum Claims will be allowed in the aggregate amount of $40,095.311.73.

                           B.       BRIDGE NOTEHOLDERS

         The aggregate outstanding principal amount of NTI's Convertible Senior Subordinated Notes due 2002 (the "Bridge Notes") is $128,750,000. The proceeds from the issuance of the Bridge Notes were deposited with the FCC upon the announcement of the FCC's intent to conditionally grant NPCI the C block licenses for which it had been previously named high bidder. In addition, the Bridge Notes are convertible into Existing NTI Series B Common Stock. NTI's obligations under the Bridge Notes are allegedly secured by a pledge of the stock of NPI and NPPI. In addition, NTI's obligations have been guaranteed by NPI, NWI and TC. The claims and liens of the Bridge Noteholders are contractually subordinate to the claims of Hanareum and others. The documents governing these claims are set forth in the Debtors' schedules and in the definition of "Bridge Noteholders Claim" in the Plan. The following table lists the holders of the largest principal amount of Bridge Notes:


BRIDGE NOTEHOLDER                                         Principal Amount
-----------------                                         ----------------

M.D. Sass/Resurgence et al.                                 $30,000,000
Cerberus Partners                                            22,400,000
Continental Casualty                                         22,000,000
CIBC WG Argosy Merchant Fund                                 15,000,000
Bastion Capital                                              10,000,000
Triumph Capital                                               7,000,000


         The claims of the Bridge Noteholders are designated as classes 1H, 3E, 4F and 5E under the Plan. The Debtors scheduled these claims as contingent, unliquidated, and disputed. See section XIV(B)(2)(c) below. The Bridge Noteholders have filed total claims against NTI of $145,722,238; against NPCI of $16,115,986; against NPI of $136,792,427; against NPPI of $136,792,427; and
against NWI of $136,792,427, many of which claims also are actually asserted for significantly higher amounts when all alleged interest is included. For purposes of the Plan only, and without prejudice to any party's rights to contest the allowability, extent and validity of the Bridge Noteholders Claims if the Plan is not confirmed or does not become effective, the Plan provides for the Bridge Noteholders to participate in a consensual Allowed Claim of $174,327,294.98 (the "Allowed Bridge Noteholders' Claim") and to receive a full release of any potential challenges to the terms, amount or priority of the Allowed Bridge Noteholders' Claim.

                           C.       LG INFOCOMM

         The claims of LG InfoComm, which aggregate $36,795,419 in principal amount, arise from two (2) separate loan agreements with NTI. The claims against NTI are allegedly secured by a pledge of all the capital stock of NPCI and a grant by NPCI of a security interest in its C block licenses and the proceeds from the sale thereof, to the extent permitted by applicable FCC rules and regulations. The documents governing these claims are set forth in the Debtors' schedules and in the definition of "LG InfoComm Claim" in the Plan.

         The claims of LG InfoComm are designated as classes 1D and 2E under the Plan. The Debtors scheduled the claims of LG InfoComm as disputed. See section XIV(B)(2)(b) below. LG InfoComm filed a secured claim against NPCI, NPPI, NPI and NWI for $11,552,113.82 (claim 196) and a secured claim against NTI for $12,243,387.32 (claim 351). LG InfoComm has filed additional secured claims against NPCI, NPPI, NPI and NWI in the amount of $29,240,730.19 (claim 183) and against NTI in the amount of $31,071,164.77 (claim 350). Finally, LG InfoComm has filed an unsecured claim against NTI for $10,535,784 (claim 349). For purposes of the Plan only, and without prejudice to any party's rights to contest the allowability, extent and validity of the LG InfoComm Claims if the Plan is not confirmed or does not become effective, the LG InfoComm Claims will be allowed in the aggregate amount of $42,763,924.55.

                           D.       CDMA CALIFORNIA PARTNERS

         The claim of CDMA California Partners LLC, which aggregates $10,000,000 in principal amount, arises out of a prepetition settlement and debt restructuring agreement with NTI, in connection with which CDMA California Partners was granted a subordinated security interest in all issued and outstanding shares of stock of NPCI. CDMA California Partners' security interest is subordinate to the interests of LG InfoComm, Hughes and the other Senior Claimants. The documents governing the CDMA California Partners claim are set forth in the Debtors' schedules and in the definition of "CDMA California Partners Claim" in the Plan.

         The CDMA California Partners Claim is designated as class 1F under the Plan. The Debtors scheduled this claim disputed. CDMA California Partners has filed a secured claim against NPCI for $10,671,232.88 (claim 191) and a secured claim against NTI for $10,694,455 (claim 381). For purposes of the Plan only, and without prejudice to any party's rights to contest the allowability, extent and validity of the CDMA California Partners Claim if the Plan is not confirmed or does not become effective, the CDMA California Partners Claim will be allowed in the aggregate amount of $10,694,444.44.

                           E.       HUGHES

         Hughes' claim, which aggregates $35,000,000 in outstanding principal amount, arises from a subscription agreement and convertible promissory note with NTI. The Hughes claim against NTI is allegedly secured by essentially all of NTI's assets, a pledge of the stock of NPCI, and a grant by NPCI of a security interest in its C block licenses and the proceeds thereof, to the extent permitted by applicable FCC rules and regulations. The pledge of the stock and the security interest in the C block licenses and their proceeds are also subject to the liens of LG InfoComm. The documents governing the Hughes claim are set forth in the Debtors' schedules and in the definition of "Hughes Claim" in the Plan.

         The claim of Hughes is designated as classes 1E and 2F under the Plan. The Debtors scheduled this claim as disputed. Hughes has filed a secured claim against NPCI for $42,023,333 (claim 194) and a secured claim against NTI for the same amount (claim 384). For purposes of the Plan only, and without prejudice to any party's rights to contest the allowability, extent and validity of the Hughes Claim if the Plan is not confirmed or does not become effective, the Hughes Claim will be allowed in the aggregate amount of $44,718,333.33.

                  3.       GENERAL UNSECURED CLAIMANTS

         General Unsecured Claimants shall receive NTI Senior Redeemable Preferred Stock with a face amount equal to the amount of each such claimant's Allowed Claim and NTI Series B Warrants to purchase their pro rata portion of 3,500,000 shares of NTI Series B Common Stock. General Unsecured Claimants are impaired and entitled to vote to accept or reject the Plan.

         The General Unsecured Claimants consist of several hundred holders of general unsecured claims, principally against NTI, NPCI and NWI. These claims represent unsecured investments in NTI, claims based upon consulting or other services performed or goods delivered, and the unsecured portions of the claims of the Other Secured Claimants. The approximate total claims for the General Unsecured Claimants is $80,000,000. The following table lists the holders of some of the largest claims in this category:


                           Approximate
GENERAL UNSECURED           Principal                            Classes Under
CLAIMANT                 Amount of Claim        Claim Against      the Plan
Sony Electronics          $10,000,000             NTI                1I
LG TeleComm                10,000,000             NTI                1I
LCC International          11,049,049             NTI                1I
Lindemann PCS               5,000,000             NTI                1I
RELTEC                      5,000,000             NTI                1I
Yuyang Telecom              3,000,000             NTI                1I
Bay Harbour                 4,950,000             NTI                1I
Korea Inf. & Comm.          2,000,000             NTI                1I
--------------------------------------------------------------------------------
         The claims of the General Unsecured Claimants are designated as classes 1I, 2G, 3F, 4G and 5F under the Plan.

                  4.       FCC

         The secured claims of the FCC are designated as classes 2D and 4D under the Plan. The FCC's claims of $98,551,806 against NPPI and $548,846,194 against NPCI, respectively, shall be paid in full pursuant to the Amended and Restated Installment Payment Plan Notes (the "Notes") which will be executed by NPPI and NPCI in the aggregate principal amounts of $98,551,806 and $548,846,194, respectively, and the forms of which have been submitted to the FCC and will be submitted to the Bankruptcy Court for approval as Plan Documents. The FCC shall also receive postpetition interest on the FCC NPCI Claim at a rate of 6.5% and at a rate of 6.25% on the FCC NPPI Claim from June 8, 1998 through the Confirmation Date. The maturity date of the Notes shall remain the same as the Original Notes executed by NPPI and NPCI. Following the Effective Date of the Plan, the Notes provide that NPPI and NPCI shall continue to make payments to the FCC in accordance with the terms of the Notes and the Amended Amortization Schedules to be attached thereto. The FCC shall retain its liens on the C and F block licenses.

         Alternatively, at the FCC's election which may be made prior to the Voting Deadline, the FCC shall receive, in full and final satisfaction and settlement of all claims against NPCI and in exchange for a dismissal with prejudice of all pending litigation between NPCI and the FCC, whether on appeal or otherwise, a lump sum cash payment of $548,846,194 on or before September 30, 2000. The FCC is unimpaired, presumed to accept the Plan and will not be entitled to vote thereon.

                  5.       OTHER SECURED CLAIMANTS

         The Other Secured Claimants will receive, at the Debtors' option, their collateral, cash equal to the value of their collateral, or have their original claims reinstated. The Other Secured Claimants are unimpaired under the Plan, presumed to accept the Plan and are not entitled to vote thereon. The unsecured portions of the Other Secured Claimants' Allowed Claims will receive the same treatment as the Allowed Claims of the General Unsecured Claimants.

         Approximately $25,000,000 of claims against the Debtors have been asserted by entities who have supplied PCS equipment or office equipment or furniture. The holder of the largest claim in this category is Lucent Technologies for the sale of BTS and related PCS infrastructure equipment to NWI. The total amount of the claim asserted by Lucent is $10,735,217. Each of the claims by the Other Secured Claimants, to the extent allowed, is a secured claim to the extent of the value of the collateral securing such claim. At this time the value of the collateral securing these claims has not been determined. To the extent such claims are secured, they are designated as classes 1C, 2C, 3C, 4C and 5C under the Plan. To the extent such claims are unsecured, they will be treated in the same manner as the General Unsecured Claimants and are designated in the Plan accordingly.

                  6.       INTERCOMPANY CLAIMS

         All intercompany claims, classified as classes 1J, 2H, 3G, 4H and 5G, are extinguished under the Plan. The holders of such claims will neither retain nor receive any property under the Plan on account of such claims, are deemed to reject the Plan and are not entitled to vote thereon.

                  7.       PRIORITY NON-TAX CLAIMS

         All Priority Non-Tax Claims, classified as classes 1A, 2A, 3A, 4A and 5A, will be paid in full on the Distribution Date, unless the holders of such claims have agreed to a different treatment. The holders of Priority Non-Tax Claims are unimpaired, deemed to accept the Plan, and not entitled to vote thereon.

                  8.       ADMINISTRATIVE CONVENIENCE CLAIMS

         All unsecured creditors will have the option to reduce their claims to the Administrative Convenience Claim limit of $20,000 in order to receive a cash payment. However, as a condition to receiving such treatment, any creditor so electing must (i) reduce all claims against all of the Debtors to $20,000 in the aggregate (i.e., the creditor in question will receive a maximum distribution of $20,000 in exchange for all claims against all Debtors); (ii) make such an election on the Ballot provided for accepting or rejecting the Plan; and (iii) vote to accept the Plan. A failure to meet all three requirements will result in such an election being deemed invalid and such holder shall receive the treatment accorded General Unsecured Claimants under the Plan. The holders of Administrative Convenience Claims are impaired and entitled to vote on the Plan.

                  9.       EQUITY INTERESTS

         The Plan provides that holders of NTI Series A Common Stock and NTI Series B Common Stock will retain their shares, subject to the rights, privileges and preferences of the holders of Plan Securities. Holders of Existing NTI Series A and B Common Stock are impaired and entitled to vote to accept or reject the Plan. NTI will retain the common stock in its subsidiaries which it presently owns and such interests are unimpaired. NTI is not entitled to vote to accept or reject the Plan. Each holder of an Existing Option/Warrant shall be entitled to exercise such Existing Option/Warrant prior to the Effective Date in accordance with the procedures specified on the Ballot. From and after the Effective Date, all Existing Options/Warrants will be extinguished by the Plan. The holders of Existing Options/Warrants are impaired and entitled to vote to accept or reject the Plan.

         The following tables set forth, as of the NTI Petition Date, (i) the amount and percentage ownership of Existing NTI Series A Common Stock beneficially owned by parties owning more than 1,000,000 shares, (ii) the amount and percentage of ownership of Existing NTI Series B Common Stock beneficially owned by those holders of in excess of 2,000,000 shares and (iii) the amount and percentage of ownership of Existing NTI Warrants exercisable into Existing NTI Series B Common Stock beneficially owned by those holders of 1,000,000 or more warrants. Except as otherwise indicated and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the Existing NTI Series A Common Stock or Existing NTI Series B Common Stock shown as beneficially owned.

                           A.       EXISTING NTI SERIES A COMMON STOCK


                                                            PERCENTAGE OF
                               AMOUNT AND NATURE OF      OUTSTANDING SERIES A
NAME                           BENEFICIAL OWNERSHIP          COMMON STOCK
Navation Inc.                      19,091,435                      52.7%
Good News Communications           11,960,866                      33.0%
Freedom Mobility, Inc.              1,896,273                       5.2%
-------------------------------------------------------------------------------

                      B. EXISTING NTI SERIES B COMMON STOCK


                                                              PERCENTAGE OF
                                   AMOUNT AND NATURE OF    OUTSTANDING SERIES B
NAME                               BENEFICIAL OWNERSHIP        COMMON STOCK
Navation Inc.                         20,058,308                     12.88%
Good News Communications              12,879,868                      8.27%
Korea Electric Power Corporation       6,666,666                      4.28%
LG InfoComm, Inc.                      6,666,666                      4.28%
PECO Energy Company                    6,666,666                      4.28%
Pohang Steel America Corporation       6,666,666                      4.28%
QUALCOMM Incorporated                  6,666,666                      4.28%
Bay Harbour                            5,620,394                      3.61%
Triumph-California, L.P.               5,520,000                      3.54%
Triumph-Connecticut L.P.               5,520,000                      3.54%
Cerberus Partners L.P.                 5,240,667                      3.36%
Sony Electronics                       3,333,333                      2.14%
ILJIN Diamond Ltd.                     3,333,333                      2.14%
ILJIN Corp.                            3,333,333                      2.14%
Freedom Mobility, Inc.                 2,041,974                      1.31%
-------------------------------------------------------------------------------

         C.       WARRANTS EXERCISABLE INTO SHARES OF EXISTING NTI SERIES B
                  COMMON STOCK


                                                             PERCENTAGE OF
NAME                               NUMBER OF WARRANTS     OUTSTANDING WARRANTS
MCI Telecommunications Corp.        23,673,284                 44.72%
Samyang Merchant Bank (Hanareum)     5,983,333                 11.30%
Pohang Steel America Corporation     4,419,583                  8.35%
Sony Electronics Inc.                4,222,222                  7.98%
Lucent Technologies, Inc.            2,000,000                  3.78%
Comdisco, Inc.                       1,500,000                  2.83%
QUALCOMM Incorporated                1,111,111                  2.10%
Hangil Merchant Bank (Hanareum)      1,000,000                  1.89%
--------------------------------------------------------------------------------

         The holders of NTI Series A and B Common Stock and warrants exercisable into NTI Series B Common Stock are set forth on NTI's Statement of Equity Security Holders of NextWave Telecom Inc. filed with the Bankruptcy Court as part of NTI's Schedules and Statements. Equity Interests in the Debtors are designated as classes 1K, 1L, 1M, 2I, 3H, 4I and 5H under the Plan.

                  10.      CONFIRMATION BONUS POOL FOR CURRENT ACTIVE EMPLOYEES

         As set forth in section V(C) hereof, NextWave attracted a highly talented and experienced management group to lead its development. Despite the strains and perils faced by NextWave over the past three years, this management team has remained largely intact and, with a core group of employees, has led NextWave through its litigation with the FCC and the restructuring proceedings that have resulted in the attraction of new investments and the proposal of this Plan. In addition to persevering through the uncertainties of litigation and financial distress, NextWave employees have foregone other career opportunities and resolutely maintained their commitment to salvaging and resurrecting value for creditors and shareholders despite NextWave's financial inability to reward and incentivize such performance. In recognition of the value created for the estates by the NextWave team, the Plan provides for a pool of up to 6.9 million shares of NTI Series B Common Stock (the "Confirmation Bonus") to be granted to Current Active Employees or consultants. The allocation of the Confirmation Bonus will be determined prior to the Confirmation Hearing by the Board of Directors, in consultation with the Committee, Cellexis and the other major constituencies who have been deeply involved in the reorganization process.

                  11.      MANAGEMENT INCENTIVE OPTIONS

         In order to encourage management to continue on with NextWave following the reorganization and assist with implementing the business plan, as well as to attract qualified individuals to work for Reorganized NextWave going forward, up to eleven percent (11%) of the total shares of NTI Series B Common Stock outstanding on the Effective Date of the Plan on a fully diluted basis shall be reserved for management, consultants and/or employee incentive programs. Any and all such programs shall be implemented by the Board of Directors of Reorganized NTI, as it deems appropriate, pursuant to a stock option plan and/or stock option agreement ("Incentive Options"). Incentive Options shall be exercisable at $1.50 per share, or such other price as the Board of Directors of Reorganized NTI may establish, and vest on a pro rata basis during the 48 months following the Effective Date.

                  12.      EXERCISE OF CONVERSION RIGHTS

         The Plan provides that each holder of an Allowed Claim that has the contractual right to convert all or any portion of its claim into shares of Existing NTI Series B Common Stock may make such conversion at any time prior to the Voting Deadline, to be effective on the Effective Date, in accordance with the procedures specified on the Ballot; provided, however, that such conversion rights shall be limited, by the Debtors in their sole discretion, to the extent necessary to avoid any violation of FCC rules, regulations and requirements in effect at the time of such conversion. Confirmation of the Plan is considered a liquidity event under outstanding securities and instruments triggering, inter alia, conversion or vesting. Shares of NTI Series B Common Stock received on account of any such conversion shall be treated as an Equity Interest in Class 1L. Any portion of an Allowed Claim subject to conversion but not converted will continue to be an Allowed Claim in the appropriate class for the amount not converted, and will receive the treatment accorded to the other holders of Allowed Claims in such class.

                  13.      ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

         The Bankruptcy Code requires that all Administrative Claims against the Debtors' estates be paid in full in cash on the Effective Date of the Plan, unless the holders of such claims agree to a different treatment. Administrative Claims and Priority Tax Claims are not classified under the Plan. Except to the extent the holders of such claims have agreed to a different treatment (i) holders of Administrative Claims shall receive, on the Distribution Date, cash in full payment of such claims and (ii) holders of Priority Tax Claims shall receive, on account of such claims, deferred cash payments over a six (6) year period having a value, as of the Effective Date, equal to the amount of such claim. The Debtors anticipate a total of $2.21 million in Administrative Claims (including professional fees) and $130,670.49 in Priority Tax Claims as of the Confirmation Date. The Plan provides a detailed procedure for determining and resolving administrative expense claims.

                  14.      DIP FINANCING

         In NextWave's case, the claims of Cellexis under the DIP Financing constitute administrative expenses. As of July 23, 1999, approximately $22 million had been drawn down under the DIP Facility. In exchange for such claim, Cellexis shall receive shares of NTI Series A Convertible Preferred Stock having a stated value equal to two (2) times the aggregate principal amount outstanding under the DIP Financing documents, with any interest, fees and charges thereon to be paid in cash.

         B.       DESCRIPTION OF PLAN SECURITIES

         NTI's revised capital structure will consist of four types of new securities (collectively, the "Plan Securities") and the two existing series of common stock. NTI Series A Convertible Preferred Stock will be issued to new or existing investors in exchange for a minimum of $225,000,000 of working capital and to Cellexis in full satisfaction of all Administrative Claims under the DIP Financing, on the basis of two (2) shares of stock for every $100.00 drawn under the DIP Financing. NTI Senior Redeemable Preferred Stock will be issued to General Unsecured Claimants in full satisfaction of their claims against all of the Debtors. NTI Senior Subordinated Notes will be issued to Senior Claimants in full satisfaction of their claims against all of the Debtors. In addition, NTI Series B Warrants will be issued to (i) new investors who subscribe to purchase shares of NTI Series A Convertible Preferred Stock on or before the date that is ten (10) business days following the date the Disclosure Statement is approved and (ii) the Bridge Noteholders, Hanareum, LG InfoComm and General Unsecured Creditors. The following is only a brief summary of the principal terms of the NTI Series A Convertible Preferred Stock, the NTI Senior Redeemable Preferred Stock, the NTI Senior Subordinated Notes and the NTI Series B Warrants, and is qualified in its entirety by the forms of the certificates of designation of preferred stock, form of Senior Subordinated Notes, form of Indenture and form of NTI Series B Warrant Agreement submitted to the Bankruptcy Court for approval as Plan Documents.

                  1.       NTI SERIES A CONVERTIBLE PREFERRED STOCK

         The NTI Series A Convertible Preferred Stock will have a stated value of $100.00 per share, to be issued and outstanding as of the Effective Date, and shall be senior to all of the capital stock of NTI, other than the NTI Senior Redeemable Preferred Stock. Dividends will accumulate at the annual rate of 10%, payable quarterly in cash or in kind. NTI will have the obligation to redeem such shares on the tenth (10th) anniversary of the Effective Date of the Plan. NTI Series A Convertible Preferred Stock shall be convertible into NTI Series B Common Stock at a price of $3.00 per share for such common stock upon the occurrence of a qualifying initial public offering. Series A Convertible Preferred Stock shall contain restrictive covenants which, inter alia, limit a merger or acquisition unless certain target returns are achieved, and prevent amendments to NTI's by-laws in a manner that adversely affects the rights of the holders of such stock. Pursuant to and in accordance with the certificate of preferences and designations for NTI Series A Convertible Preferred Stock, which will be submitted to the Bankruptcy Court for approval as a Plan Document, the holders of NTI Series A Convertible Preferred Stock shall be entitled to vote with the holders of NTI Series B Common Stock on all matters that may properly come before the holders of Series B Common Stock, with each share of Series A Convertible Preferred Stock having such voting rights as it would have if such share had been converted to Series B Common Stock immediately prior thereto.

                  2.       NTI SENIOR SUBORDINATED NOTES

         The aggregate face amount of the NTI Senior Subordinated Notes shall be $225,000,000. The Senior Subordinated Notes shall have a maturity of ten (10) years from the Effective Date, bear interest at 12% per annum (payable semiannually in cash or additional NTI Senior Subordinated Notes) and contain the following features:

         o The Subordinated Notes will be secured by a lien on the stock of the License Subsidiaries (the "Collateral"), which lien will be subordinate as a silent second lien to any lien provided in connection with the Vendor Financing or any financing provided by vendors during the term of the Senior Subordinated Notes. There will be no right of acceleration or right to exercise remedies by the holders of Senior Subordinated Notes absent an acceleration and the exercise of remedies by the providers of vendor financing.

         o The Indenture for the Senior Subordinated Notes will expressly permit the sale, exchange, transfer, pledge or other disposition of the Collateral, the execution of joint venture agreements by the License Subsidiaries, the merger or other business combination of a License Subsidiary with another entity and other similar transactions (a "Permitted Transaction") without the consent of the holders of the Senior Subordinated Notes.

         o The net proceeds from a Permitted Transaction involving the Collateral (the "Proceeds") shall be used, at the option of the Company, either (i) to redeem the Senior Subordinated Notes, (ii) to invest in other assets so long as the Company provides the holders of the Senior Subordinated Notes with a replacement lien on such assets or other assets of reasonably equivalent value, or (iii) for working capital and general corporate purposes so long as the Company provides the holders of the Senior Subordinated Notes with a replacement lien on other assets of equivalent value.

         o The Senior Subordinated Notes will carry call protection, permitting redemption of the Notes at par during the first eighteen (18) months following the Effective Date and 102% of par during the following twelve (12) months. Thereafter, the call premium shall increase by 1% for each of the next three 12-month periods, up to a maximum of 105% of par, after which the call premium shall decline by 1% for each succeeding 12-month period through maturity.

                  3.       NTI SENIOR REDEEMABLE PREFERRED STOCK

         The NTI Senior Redeemable Preferred Stock shall be senior to all of the capital stock of NTI, and will have a stated value of $100.00 per share and an aggregate face amount equal to the total amount of Allowed General Unsecured Claims, to be issued and outstanding as of the Effective Date. Dividends will accumulate at the annual rate of 10%, payable quarterly in cash or in kind at the option of NTI. NTI may redeem the NTI Senior Redeemable Preferred Stock at any time. NTI shall have the obligation to redeem the Senior Redeemable Preferred Stock on the tenth (10th) anniversary of the Effective Date of the Plan. The holders of such Stock shall not have any right to require a redemption thereof prior to the tenth (10th) anniversary of the Effective Date of the Plan and such Senior Redeemable Preferred Stock will not be traded on any public exchange.

                  4.       NTI SERIES B WARRANTS

         NTI will issue warrants to purchase shares of NTI Series B Common Stock (the "NTI Series B Warrants"), which shall be exercisable at $3.00 per share and expire on the fifth (5th) anniversary of the Effective Date of the Plan.

VIII.    FINANCING THE RESTRUCTURING

         The success of the restructuring stems from NextWave's ability to finance the build-out of its business plan and meet the capital requirements of the Plan. The build-out will require significant amounts of vendor financing as well as new cash investments to provide working capital through the point at which NextWave becomes cash flow positive.

         A.       VENDOR FINANCING

         NextWave's business plan requires approximately $1.0 billion in capital expenditures through the initial phase of its network deployment, depending upon whether NextWave ultimately decides to use GSM or CDMA technology. As discussed in section VI(C)(2) above, NextWave has received RFPs from a number of significant vendors requesting provision of equipment and related services and expects to have arranged financing for the same prior to confirmation. The terms of the vendor financing will be filed with the Bankruptcy Court fifteen (15) days prior to the Confirmation Hearing for approval as a Plan Document. The vendor financing will be used to cover both the "soft costs" (site acquisition, spectrum clearing, construction and program management, etc.) as well as the "hard costs" (switch hardware, switch software, base stations, etc.) for the initial build-out of NextWave's network.

         B.       WORKING CAPITAL

         Initial working capital will be raised through the sale of NTI Series A Convertible Preferred Stock to new and/or existing investors. Prior to the filing of this Disclosure Statement, NTI received offers to purchase the NTI Series A Convertible Preferred Stock from numerous financial investors as well as from potential strategic partners. As of July 20, 1999, NTI had received commitments to purchase over $320,000,000 of NTI Series A Convertible Preferred Stock. These commitments include a $100,000,000 commitment from BFD Capital (an investment firm, affiliates of which are participants in the Debtors' existing DIP Financing), a $50,000,000 commitment from Bay Harbour Management LC, an investment fund that is also a Bridge Noteholder and a stockholder of NTI, a $50,000,000 commitment from Triumph Capital, an investment fund that is also a stockholder of NTI and a $50,000,000 commitment from affiliates of Allen B. Salmasi, Chairman of the Board, Chief Executive Officer and President (and a stockholder) of NTI. The Debtors have also received a $20,000,000 commitment from Canyon Partners and a $50,000,000 commitment from Joseph, Littlejohn & Levy, neither of which had any prepetition relationship with the Debtors. Each of the foregoing investors has executed a subscription agreement committing the investor to purchase shares of NTI Series A Convertible Preferred Stock in the amounts set forth above, subject to certain conditions which include the entry of an unstayed order confirming the Plan, (ii) the execution of mutually acceptable documentation, and (iii) the aggregate amount of proceeds from the sale of NTI Series A Convertible Preferred Stock totaling at least $225,000,000. The remaining conditions are standard, such as the completion of due diligence and the securing of necessary authorizations. NTI will accept additional commitments to purchase shares of NTI Series A Convertible Preferred Stock up to an aggregate amount of $750,000,000 (including the existing commitments of $320,000,000) prior to the Confirmation Hearing. However, only commitments received on or before the date that is ten (10) business days following the date the order approving the Disclosure Statement is entered will be entitled to receive NTI Series B Warrants in addition to NTI Series A Convertible Preferred Stock, as set forth in section 7.2 of the Plan. NTI may, in its sole discretion, increase the maximum amount of working capital commitments accepted, based upon, inter alia, market conditions and/or the need for working capital. The identity of and final documents from all of the purchasers of the NTI Series A Convertible Preferred Stock will be provided at the Confirmation Hearing.

         The working capital realized from the sale of NTI Series A Convertible Preferred Stock will be used by NextWave to fund its ongoing operations as well as the administrative and other "soft" costs associated with the build-out of its PCS network.

IX.      CERTAIN RISK FACTORS

         A.       BUSINESS RISKS

         The risk factors enumerated below assume the confirmation and consummation of the Plan and all transactions contemplated therein, and do not include matters that could prevent or delay confirmation.

                  1.       DEVELOPMENT STAGE COMPANY

         NextWave is at an early stage of development and, as of the date of this Disclosure Statement, has had little commercial PCS operations and, consequently, limited historical financial information. NextWave will incur significant expenses in advance of generating revenues and is expected to realize significant operating losses in its initial stages of operations. NextWave is subject to all risks typically associated with a start-up entity.

         NextWave believes that its future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside its control. These factors include the significant cost of building the PCS network, fluctuating market demand for NextWave's services, pricing strategies for competitive services, new offerings of competitive services, changes in the regulatory environment, the cost and availability of PCS infrastructure and subscriber equipment, and general economic conditions.

         2. SUBSTANTIAL DEBT OBLIGATIONS TO THE FCC; IMPLICATIONS OF ACCOUNTING TREATMENT

                           A.       C BLOCK

         In May and July 1996, NPCI was named the high bidder for 63 licenses in the C block auctions with net bids totaling $4.74 billion. In January 1997, the FCC issued a Public Notice of its intent to conditionally grant NPCI 63 C block licenses. NPCI deposited $474 million with the FCC to be applied toward the purchase of those licenses. As a result of the Avoidance Decision, the value of NPCI's debt obligation to the FCC has been restated to an amount reasonably equivalent to the value of NPCI's C block licenses at the time the obligation was incurred, less a credit for NPCI's previous deposits. The face amount of the FCC C Block Notes is $548,846,194, pursuant to the Avoidance Decision. As a result, NPCI will incur average annual interest charges of $35.5 million through year six of the 10-year term of the debt. Pursuant to the FCC C Block Notes, immediately following the Effective Date of the Plan, NPCI will be required to make payments of interest only for the first six (6) years of the initial term of the C block licenses and payments of interest and principal over the remaining four (4) years of the initial license term.

                           B.       F BLOCK

         In January 1997, NPPI was named high bidder for 32 licenses in the F block auction with net bids totaling $129 million and deposited $13.5 million for those licenses. In April 1997, NPPI was granted 25 of the 32 licenses and made an additional deposit with the FCC of $12.5 million in May 1997. In June 1997, NPPI was granted the remaining seven licenses and made another deposit of $4.4 million. The remaining balance of $98.6 million is financed with the FCC. The F block licenses are recorded on NPPI's consolidated financial statements at their estimated fair market value of $68.6 million. As a result, NPPI will incur average annual interest charges of $3 million during the remaining eight (8) years of the 10-year term of the debt related to this debt discount. Pursuant to the FCC F Block Notes, immediately following the Effective Date of the Plan, NPPI will be required to make payments of interest only for the first two (2) years of the initial term of the F block licenses and payments of interest and principal over the remaining eight (8) years of the initial license term.

         3.       NEED FOR ADDITIONAL FINANCING STATUS AS A GOING CONCERN

         NextWave estimates that it will require approximately $1.0 billion for capital expenditures during the initial phase of its network build-out and up to a total of $2.5 billion of capital expenditures through the full deployment of its network. Approximately $400 million will be required in working capital to finance the Company's operations into the first quarter of 2001. Sources of additional capital may include additional vendor financing and public or private debt and equity financings by NextWave or its subsidiaries. NextWave currently has limited sources of income. There can be no assurance that additional financing will be available. Failure to obtain such financing could result in the delay or abandonment of some or all of NextWave's development and expansion plans.

                  4.       PCS SYSTEM IMPLEMENTATION AND OPERATIONAL RISKS

         There can be no assurance that NextWave will be able to construct its PCS network and billing and provisioning systems in any particular market in accordance with its current construction plan and schedule. If NextWave is not able to implement its entire construction plan, it may not be able to provide services comparable to those provided by the cellular and other PCS operators in its markets, and, as a result, NextWave's growth may be limited. In addition, each of NextWave's C block licenses is subject to an FCC requirement that NextWave construct network facilities that offer coverage to at least one-third (1/3) of the population in each such market within five (5) years of the grant of the applicable license or a showing of "substantial service" in such market. Each of NextWave's D, E and F block licenses is subject to an FCC requirement that it construct network facilities that offer coverage to at least one-quarter (1/4) of the population in each such market within five (5) years of the grant of the applicable license or a showing "substantial service" in such market. Failure to comply with these requirements could result in the revocation or forfeiture of NextWave's licenses or the imposition of fines by the FCC. The construction of the PCS network is further subject to successful completion of the design of the network, site and facility acquisitions, the purchase and installation of the network's equipment, testing of the networks and satisfactory relocation or other accommodation of microwave users currently using the spectrum.

         The PCS industry is in its early stages and, as such, is experiencing very rapid technological change. To remain competitive, NextWave must gain access to new technologies in order to increase product performance and functionality and increase cost-effectiveness. A transition from 2G technology to 3G technology is now taking place. NextWave intends to use the most up-to-date, state-of-the-art technology available at the time of implementation of its full mobility PCS network. Current digital technologies being considered, CDMA and GSM currently operate on 2G platforms. 3G technology is likely to become a global standard that will offer superior capacity and operating characteristics. If 3G equipment is available with the time frame required by NextWave, the Company plans to utilize 3G equipment. If 3G equipment is not available at the time of network construction, NextWave will deploy an interim platform that supports highly targeted user segments.

                  5.       COMPETITION

         The Debtors and other PCS licensees will be competing with the more established cellular industry, as well as other wireless communications technologies, existing and future, with similar service offerings. Many of NextWave's PCS and cellular telephone competitors, including joint ventures involving the nation's largest local and long distance telephone carriers and cable television companies, have substantially greater access to capital than NextWave, substantially greater financial, technical, marketing, sales and distribution resources than those of NextWave, and significantly more experience than NextWave in providing wireless services. Several of NextWave's competitors are expected to market other services, such as cable television service, landline telephone service and Internet access with their wireless communications service offerings. In addition, several competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless communications networks that cover most of the United States.

         NextWave will compete directly with up to eight (8) other wireless providers in each of its markets. Providers holding the A block and B block PCS licenses auctioned by the FCC will have an advantage over the C block licensees because the A and B block licenses were granted on June 23, 1995, over twenty
(20) months prior to the grant of the C block licenses, giving these companies a significant head start in building out and operating their PCS networks. In addition, shortly after the grant of the majority of the C block licenses, on January 14, 1997, the FCC concluded the D, E and F block auction. The licenses in those auctions were for 10 MHz of spectrum. In addition, cellular operators are upgrading their networks to provide comparable digital services in competition with NextWave. Principal wireless providers in NextWave's PCS markets are AT&T Wireless Services, Inc., Sprint PCS, AirTouch Communications, Inc. and Bell Atlantic Mobile.

         The success of NextWave's PCS service business will depend upon its ability to compete, especially with respect to pricing, service, reliability and availability of features, such as data and voice transmission, call waiting, call forwarding and short messaging capability. In addition to PCS and cellular operators, NextWave may also face competition from other existing communications technologies, such as conventional mobile telephone services, SMR service, ESMR service, paging services (including two-way digital paging), and domestic and global mobile satellite service ("MSS"). As a result of advances in digital technology, some ESMR service providers, such as

Nextel, have deployed digital mobile networks that are competitive with those of analog cellular, digital cellular and PCS networks.

         In the future, cellular and PCS service will also compete more directly with traditional landline telephone service operators, energy utilities, local multi-point distribution service ("LMDS") providers, and cable and wireless cable operators seeking to offer communications services by leveraging their existing infrastructure. The FCC completed auctions for 30 MHz of spectrum in the 2.3 GHz band for Wireless Communications Service ("WCS") on April 25, 1997. The FCC has proposed that WCS providers be permitted to offer a broad range of fixed, mobile, radio location and satellite broadcast services, some of which could be in competition with NextWave's service offerings. NextWave may also face competition from new technologies.

                  6.       GOVERNMENT REGULATION

         The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by state regulatory agencies, the FCC, Congress and the courts. There can be no assurance that the FCC, Congress, the courts or state agencies having jurisdiction over NextWave's business will not adopt or change regulations or take other actions that would adversely affect NextWave's financial condition or results of operations. Many of the FCC's rules for its auctions and the PCS licenses acquired thereunder have not been tested by the courts and are subject to change by Congressional action. In addition, FCC PCS licenses are subject to renewal and revocation. NextWave's PCS licenses have 10-year renewable terms. Although FCC rules and regulations currently in effect provide a renewal preference for current licensees upon a showing of the provision of "substantial service" in the licensees' markets and compliance with FCC rules and regulations, there can be no assurance that NextWave's licenses will be renewed.

         During the application process, Antigone Communications Ltd. Partnership and PCS Devco, Inc. (together, "Antigone-Devco"), filed a joint petition with the Wireless Telecommunications Bureau (the "WTB") of the FCC seeking to deny NextWave's C block PCS license applications on the grounds that
(i) NextWave was not qualified to participate in the C block auction and (ii) NextWave's foreign ownership exceeded permissible limits. The WTB denied Antigone-Devco's petition by order released on February 14, 1997. In March 1997, Antigone-Devco filed an application with the FCC seeking a review of the WTB's denial of their petition. Pursuant to a settlement agreement between NextWave and Antigone-Devco (which has not yet been approved by the FCC) on June 1, 1999, Antigone-Devco sought leave of the FCC to dismiss the application for review with prejudice. This request has not yet been granted. Should the request for leave to dismiss be denied by the FCC and the WTB's determination eventually overruled, NextWave would be subject to penalties under FCC regulations, including the possible revocation of its licenses.

         Since the DEF block auction and the attendant C block financial crisis, the FCC has repeatedly requested that Congress enact legislation that would exempt FCC licenses from the jurisdiction of the bankruptcy courts. Although previous efforts to obtain such legislation have failed, the current version of the Senate Appropriations Bill includes a proposed amendment to the Communications Act that, inter alia, purports to arguably retroactively impact the Avoidance

Decision. In the past, senior member of both the U.S. House of Representatives and the Senate have publicly opposed similar legislation proposed by the FCC on substantive and procedural grounds. That opposition continues. If enacted, the proposed amendment, especially its retroactivity, will be subject to attack on numerous grounds, including constitutionality. Further, if enacted, such an amendment could result in, additional litigation with the FCC and there is no guarantee that if upheld, it would not impact NPCI's C block licenses.

                  7.       DEPENDENCE ON KEY MANAGEMENT

         NextWave's future success depends in substantial part upon its ability to attract and retain highly qualified technical managers and personnel and the continued service of its experienced senior management team. Since the conclusion of the C block auctions and the grant of its PCS licenses, and continuing throughout the Chapter 11 Cases, NextWave has maintained an experienced senior management team to make the most efficient use of its resources. Going forward, NextWave plans to expand the senior management team and other corporate staff significantly. In addition, NextWave expects to hire field personnel in its various markets, including operations management, field technicians, administrative staff, customer service representatives and sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that NextWave can attract and retain key technical, managerial or other employees in the future. Consequently, the loss of the services of one or more of the present members of the senior management team, or the failure to attract other highly qualified employees, could have a negative impact on NextWave.

         B.       RISKS OF NON-CONFIRMATION

         There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting creditor or equity interest holder of the Debtors might challenge the adequacy of the disclosure or balloting procedures and results as not being in compliance with the Bankruptcy Code and Bankruptcy Rules. Even if the Bankruptcy Court were to determine that the disclosure and balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any statutory conditions to confirmation had not been met.
Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that confirmation of the Plan is not likely to be followed by a liquidation or the need for further financial reorganization and that the value of distributions to non-accepting creditors and equity security holders will not be less than the value of distributions such creditors and equity security holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting creditors and equity interest holders will receive distributions at least as great as would be received following a liquidation pursuant to Chapter 7 of the Bankruptcy Code.

         The confirmation and consummation of the Plan are also subject to certain conditions. See section XIII (B) hereof.

         If the Plan, or a subsequent plan determined not to require re-solicitation of any classes of claims or interests by the Bankruptcy Court, were not to be confirmed, it is unclear what distribution holders of claims and interests ultimately would receive with respect to their claims and interests. If an alternative plan could not be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that holders of claims and interests would receive significantly less than they would have received pursuant to the Plan.

         C.       LITIGATION RISKS

                  1.       APPEAL OF AVOIDANCE JUDGMENT

         On June 14, 1999, the Bankruptcy Court entered the Avoidance Judgment. Pursuant to 28 U.S.C. ss. 158(a) and Rule 8002 of the Federal Rules of Bankruptcy Procedure, any party had ten days to file a notice of appeal of the Avoidance Judgment. The FCC has already filed a timely appeal with the District Court. Although the Debtors are confident that the Avoidance Judgment is correct and well-supported by the facts and the law (and as such should be upheld on appeal), there can be no assurance that the Avoidance Judgment will be upheld on appeal, or that the FCC will not appeal the Avoidance Judgment past the District Court or will not seek a stay of the Avoidance Judgment or any subsequent judgment affirming the Avoidance Judgment pending appeal. In order to be granted a stay, the FCC must satisfy four (4) criteria: (1) a likelihood that it will prevail on the merits of its appeal or a serious question going to the merits and a tipping of the equities in its favor; (2) that it will suffer irreparable harm if the stay is not granted; (3) that other parties would not suffer substantial harm if the stay is granted; and (4) that the public interest would not be harmed if the stay is granted. Although the Debtors believe that any request for a stay pending appeal of the Avoidance Judgment or a subsequent judgment affirming the Avoidance Judgment should be denied, there can be no assurances of the same.

         Further, as previously discussed, the Plan contemplates paying the FCC an amount that is less than NPCI's original high bid of $4.74 billion for its C block licenses, based upon the Avoidance Judgment. The FCC has advised NPCI that it vigorously opposes its proposed treatment under the Plan. As such, the FCC has indicated that it intends to pursue all of its legal rights and remedies, both contractual and statutory, to obtain a judicial determination that the FCC is entitled to either payment in full by NPCI of the $4.74 billion high bid price or a return of the licenses. In addition, should the ultimate outcome of any and all appeals require NPCI to return its C block licenses to the FCC, those licenses could not be utilized in any reorganization or liquidation of NPCI.

                  2.       APPEAL OF CONFIRMATION ORDER

         If an order confirming the Plan (the "Confirmation Order") is entered by the Bankruptcy Court, there can be no assurance that a creditor or other party in interest will not appeal such Confirmation Order or that any creditor or party in interest will not seek a stay of the Confirmation Order pending such an appeal. In order to be granted a stay, an appealing creditor must satisfy the four criteria described in section IX (C)(1) above. In order for the Plan to become effective, the request for a stay pending appeal must be denied.

X.       LIQUIDATION ANALYSIS

         The Debtors believe that a liquidation under Chapter 7 of the Bankruptcy Code will result in holders of Claims and Equity Interests receiving less than what they will receive under the Plan. This conclusion is based on an analysis of several factors discussed below and the fact that the only real assets of these estates are the C and F block PCS licenses that are encumbered by the FCC's liens, governed by comprehensive FCC regulations, including restrictions on any sale, and threatened by on-going litigation involving the same secured party/governmental regulator. The Debtors cannot with certainty evaluate what a Chapter 7 trustee may be able to recover and ultimately distribute to creditors in a Chapter 7 case. However, the Debtors believe that any Chapter 7 trustee will be faced with significant problems and obstacles associated with the liquidation of the estates' primary asset, the licenses. The Debtors believe a trustee would have significant difficulty finding a qualified buyer interested in the Debtors' licenses, with the ability to obtain necessary financing that satisfies FCC regulations and that could bid an amount in a range acceptable to the FCC.

         First, the Debtors anticipate that the FCC will continue to take the position taken in the Adversary Proceeding that the Debtors' licenses should be revoked unless the Debtors pay the "full bid price" for the licenses. Even if the trustee could sell the licenses in an amount in excess of the FCC's current secured lien, the FCC could continue to allege, via the appellate process, that the FCC would have to be paid full bid price before a distribution could be made to any other creditor. To prosecute the appeal of the FCC's claim would be time-consuming and costly for the trustee, and the holders of Claims and Equity Interests would not be paid until the FCC's appeal of the Avoidance Judgment is complete. It is doubtful that the trustee could find a purchaser for the licenses until after the conclusion of the Avoidance Appeal.

         Moreover, the Debtors believe a trustee would be restricted in any sale or assignment of the licenses to a third party. Any transfer of the licenses would be subject to FCC approval of the proposed transferee of the licenses. The Debtors believe that the FCC's "designated entity" rules would reduce the number of potential qualified buyers, and restrictions on re-sale of the licenses would also limit the number and amount of offers from those who choose to make them. Because the FCC must approve any license transfer, the trustee would have to obtain FCC approval for the price proposed to be accepted from any purchaser. However, even if an acceptable buyer was found, there can be no assurance that the FCC would approve the transfer of the licenses.

         In addition, if an acceptable price was obtained and a sale approved by the FCC, significant legal risks and delays would still face the buyer. For example, the Debtors believe it is uncertain whether the FCC has the authority to sell licenses outside of the auction process and any challenge to this authority would face its own time consuming court test, which could delay deployment of the licenses and diminish the value of the licenses purchased. In addition, any price agreed to by the trustee for the licenses could be challenged in legal proceedings by third parties. Resolution of such proceedings could take an undetermined amount of time and would have an uncertain outcome.

Given the legal and regulatory issues associated with a liquidation sale of the Debtors' licenses, the Debtors do not believe that a liquidation sale is a viable option or that it would result in amounts in excess of the FCC's $98 million claim as to the F block licenses and $549 million as to the C block licenses.

         Finally, a Chapter 7 trustee would likely not have sufficient resources with which to undertake the substantial efforts required to market the licenses and consummate a sale, or to pay the on-going debt service for the licenses. If these amounts were not paid, the licenses could be revoked. Challenging the FCC's revocation effort would require the trustee to expend tremendous resources.

         Even assuming the licenses could be sold by a trustee despite the obstacles outlined above, until they were sold for more than the FCC's lien amount of $98 million and $549 million, respectively, no other creditors would receive any distribution. When the additional costs and expenses of a trustee, counsel, and any experts or other professionals necessary to consummate the sale are included, the recovery to unsecured creditors is further reduced.

         Finally, in light of the recent C, D, E and F block reauction of licenses by the FCC concluded in April of 1999, it would appear that the supply of PCS licenses continues to outpace current demand and the market value for licenses remains depressed. This would seem to make it even more unlikely that a trustee could sell the PCS licenses for an amount in excess of the FCC's current liens and secured interest in the same.

         Based on the foregoing, the Debtors have concluded that a liquidation would result in a lesser distribution to creditors than the distributions called for under the Plan.

         A hypothetical liquidation analysis is attached as Exhibit "B".

XI.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The following discussion is a summary of certain federal income tax aspects of the Plan for general information purposes only. It should not be relied upon to determine the specific tax consequences of the Plan with respect to a particular holder of a Claim or Equity Interest. This discussion does not purport to be a complete analysis or listing of all potential tax factors.

         The following discussion is based upon existing provisions of the Internal Revenue Code ("IRC"), existing regulations thereunder, and current administrative rulings and court decisions. There can be no assurance that forthcoming legislative or administrative changes would not require significant modification of the statements expressed in this section of the Disclosure Statement. Moreover, the tax consequences to holders of Claims and Equity Interests may vary based upon the individual tax circumstances of each such holder. Nothing contained herein purports to describe any state, local, or foreign tax consequences.

         NO RULING HAS BEEN SOUGHT OR OBTAINED FROM THE IRS WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN AND NO OPINION OF COUNSEL HAS

BEEN OBTAINED BY THE DEBTORS WITH RESPECT THERETO. NO REPRESENTATIONS OR ASSURANCES ARE BEING MADE WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES AS DESCRIBED IN THIS DISCLOSURE STATEMENT. CERTAIN HOLDERS OF CLAIMS AND EQUITY INTERESTS MAY BE SUBJECT TO SPECIAL RULES NOT ADDRESSED IN THIS SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES. IN ADDITION, THERE MAY BE STATE, LOCAL, OR FOREIGN TAX CONSIDERATIONS APPLICABLE TO A HOLDER OF A CLAIM OR EQUITY INTEREST WHICH ARE NOT ADDRESSED HEREIN. EACH HOLDER OF A CLAIM OR EQUITY INTEREST AFFECTED BY THE PLAN MUST CONSULT, AND RELY UPON, HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PLAN WITH RESPECT TO THAT HOLDER'S CLAIM OR EQUITY INTEREST. THIS INFORMATION MAY NOT BE USED OR QUOTED IN WHOLE OR IN PART IN CONNECTION WITH THE OFFERING FOR SALE OF SECURITIES.

         A.       TAX CONSEQUENCES TO THE DEBTORS

         Under the IRC, a taxpayer generally must include in gross income the amount of any discharge of indebtedness as income realized during the taxable year. Section 108(a)(1)(A) of the IRC provides an exception to this general rule, however, in the case of a taxpayer that is under the jurisdiction of a bankruptcy court in a case brought under the Bankruptcy Code where the discharge of indebtedness is granted by the court or is pursuant to a plan approved by the court. The amount of discharged indebtedness that would otherwise be required to be included in income is applied to reduce certain tax attributes of the taxpayer. Such tax attributes may include net operating losses, capital losses and loss carryovers, certain tax credits and the tax basis of property. Section 108(e)(2) of the IRC provides that a taxpayer shall not realize income from the discharge of indebtedness to the extent that satisfaction of the liability would have given rise to a deduction. As a result of sections 108(a)(1)(A) and 108(e)(2) of the IRC, the Debtors do not anticipate that they will recognize any income from the discharge of indebtedness through the Chapter 11 Cases.

         Under section 1141 of the Bankruptcy Code, confirmation of the Plan will not, in and of itself, discharge the Debtors from any debts. Implementation of the Plan, including the possible liquidation and ultimate dissolution of the Debtors, may result in discharge of indebtedness to the Debtors as a matter of tax law to the extent of any unsatisfied portion of such Claims. Any such discharge of indebtedness should not be included in gross income of the Debtors, however, because of the exceptions to such inclusion discussed above.

         B.       TAX CONSEQUENCES TO CREDITORS

         The impact of recognizing income or loss, as well as the tax year for which such income or loss shall be recognized, will depend upon the individual circumstances of each holder of a Claim or Equity Interest, including the nature and manner of organization of such holder. Each holder of a Claim or Equity Interest is urged to consult with its tax advisor regarding the tax implications of any payments or distributions under the Plan.

         In general, the principal federal income tax consequences of the Plan to holders of Claims will be (a) recognition of loss or a bad debt deduction to the extent that the "amount realized" under the Plan with respect to the Claim is less than the adjusted basis of the holder in such Claim, or (b) recognition of taxable income by the holder of the Claim to the extent of the excess of the "amount realized" under the Plan with respect to the Claim over the holder's adjusted basis therein. A holder's "amount realized" in respect of its Claim will equal the fair market value of the consideration received (including cash, property and any securities issued).

         Common examples of holders of Claims who may recognize taxable income upon receipt of payments under the Plan include (a) former employees holding Claims for services rendered while serving as employees of the Debtors, (b) trade creditors whose Claims represent an item not previously reported in income (including Claims for lost income upon rejection of leases or other contracts with the Debtors), (c) holders of Claims who had previously claimed a bad debt deduction with respect to their Claims in excess of their ultimate economic loss, and (d) holders of Claims that include amounts of pre petition interest that had not previously been reported in income. Common examples of holders of Claims who may recognize a loss or deduction for tax purposes as a result of implementation of the Plan, provided that such holders are not paid in full, include holders of Claims that arose out of cash actually loaned or advanced to the Debtors, and holders of Claims consisting of items that were previously included in income of such holders on the accrual method of accounting, to the extent, in both cases, that the economic loss to such holders has not been allowed as a tax deduction in a prior year.

         The amount and character of any resulting income or loss recognized for federal income tax consequences to a holder of any Claim as a result of implementation of the Plan will, however, depend on many factors. The most significant of these factors include: (a) the nature and origin of the Claim;
(b) whether the holder is a corporation; (c) the extent to which the Plan provides for payment of the particular Claim; (d) the extent to which any payment made is allocable to pre-petition interest which is part of such Claim; and (e) the prior tax reporting positions taken by the holder with respect to the item that constitutes the Claim. As to the last factor, relevant tax reporting positions include whether the holder had to report, under its method of accounting, any portion of the Claim (including accrued and unpaid interest) as income prior to receipt and whether such holder previously claimed a bad debt or worthlessness deduction with respect to the Claim, which would affect the adjusted basis of the holder in the Claim.

         The general rules for deductibility of bad debts are set forth in IRC ss. 166. Those rules provide that where the creditor is a corporation or the debt is a business bad debt in the hands of the creditor, and the creditor demonstrates that the debt is collectible only in part, a deduction for partial worthlessness of the debt will be allowed to the extent that the debt is charged off in the accounting records of the creditor. For all other creditors, a bad debt deduction is allowed only in the year that the debt becomes wholly worthless. Business bad debts give rise to ordinary deductions, whereas non-business bad debts, if the creditor is not a corporation, will give rise to a short-term capital loss which can only offset capital gain income and a limited amount of ordinary income. A "non-business debt" is a debt other than
(i) a debt created or acquired in connection with the creditor's trade or business, or (ii) the loss from the worthlessness of which is incurred in the taxpayer's trade or business.

         The time as of which a debt becomes worthless (or partially worthless) and, therefore, the tax year in which a creditor may claim a bad debt deduction, is a question of fact. Pursuant to Treasury Regulations ("Regs.") ss. 1.166-2(c), as a general rule, bankruptcy is an indication of the worthlessness of at least part of an unsecured, non-priority debt. In bankruptcy cases, a debt may become worthless before settlement in some instances, and only when a settlement in bankruptcy has been reached in other instances. The mere fact that bankruptcy proceedings instituted by or against a debtor are terminated in a later year, thereby confirming the conclusion that the debt is worthless (or partially worthless), does not necessarily shift the deduction to such later year. Thus, even though the precise amount that holders of Claims will receive under the Plan may not be known until the final Distribution Date, the determination of the precise amount that will be paid under the Plan with respect to a Claim, or that no amount will be paid, does not necessarily establish that any resulting bad debt deduction is properly allowable in the tax year in which the final distribution is made to the Claim holder, rather than in an earlier year. Accordingly, to the extent that the holder of a Claim may claim a bad debt deduction which it has not previously claimed, it is possible that such holder will be required to amend its return for a prior year and claim the deduction in that year, rather than in the year in which the final distribution is made. Claim holders should consult with their individual tax advisors with respect to this issue.

         The extent to which gain or loss may be recognized by a holder of a Claim upon implementation of the Plan may be significantly affected by any bad debt deduction that may have been claimed by such holder in a prior year with respect to the debt on which the Claim is based. If the holder took a bad debt deduction in a prior year which is recovered in whole or part through a payment made to the holder pursuant to the Plan, the holder will generally be required to include in income the amount recovered in the year the holder receives the payment. An exception to this rule permits exclusion of a recovery of a prior bad debt deduction to the extent that the earlier bad debt deduction did not produce a tax benefit to the holder.

         THE FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING OR CONSULTATION WITH A TAX ADVISOR. THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. SUCH CONSEQUENCES MAY ALSO VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR EQUITY INTEREST. ACCORDINGLY, EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS STRONGLY URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PLAN.

XII.     OVERVIEW OF CHAPTER 11

         A.       GENERAL INFORMATION CONCERNING CHAPTER 11 PROCEEDINGS

         Chapter 11 is the principal reorganization chapter of the Bankruptcy Code, pursuant to which a debtor-in-possession attempts to reorganize its business for the benefit of itself, its creditors and other parties in interest.

         The commencement of a Chapter 11 case creates an estate, comprised of all the legal and equitable interests of the debtor in property as of the date the petition is filed, wherever located and by whomever held. Sections 1101, 1107, and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession" unless the bankruptcy court orders the appointment of a trustee.

         The filing of a Chapter 11 petition also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, inter alia, for an automatic stay of all attempts to collect pre-petition claims from the debtor or to otherwise interfere with its property or business. Except as otherwise ordered by the bankruptcy court, the automatic stay remains in full force and effect until the effective date of a confirmed plan of reorganization.

         The formulation of a plan of reorganization is the principal purpose of a Chapter 11 case. A plan sets forth the means for satisfying the claims against and interests in the debtor. Generally, unless a trustee is appointed, only the debtor may file a plan during the first 120 days of a Chapter 11 case (the "Exclusive Period"). A debtor is generally then given 60 additional days (the "Solicitation Period") during which it may solicit acceptance of its plan. The Exclusive Period and the Solicitation Period may also be extended or reduced by the court upon a showing of "cause."

         B.       GENERAL INFORMATION CONCERNING TREATMENT OF CLAIMS
                  AND INTERESTS

         A Chapter 11 plan may provide for anything from a complex restructuring of a debtor's business and its related obligations to a simple liquidation of the debtor's assets. After a Chapter 11 plan has been filed, certain holders of claims against or interests in a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, the debtor is required, pursuant to section 1125 of the Bankruptcy Code, to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. This Disclosure Statement is presented to holders of impaired Claims against, and Equity Interests in, the Debtors that will receive distributions under the Plan to satisfy the requirements of section 1125 of the Bankruptcy Code.

         Chapter 11 does not require that each holder of a claim against, or interest in, a debtor vote in favor of a Chapter 11 plan in order for the bankruptcy court to confirm the plan. At a minimum, however, the plan must be accepted by majority in number and two-thirds in amount of those claims actually voting in at least one class of impaired claims under the plan. Only the holders of claims and interests who actually vote will be counted as either accepting or rejecting the plan.

         Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify the claims of a debtor's creditors and equity security holders. In compliance therewith, the Plan divides claims and interests into classes and sets forth the treatment for each class. In accordance with section 1123(a), Administrative Claims have not been classified. A debtor is also required, under section 1122 of the Bankruptcy Code, to classify claims against and interests in a debtor into classes that contain claims and interests that are substantially similar to the other claims and interests in such class. The Debtors believe that the Plan has classified all claims and interests in compliance with the provisions of section 1122, but it is possible that a holder of a Claim or Equity Interest may challenge the classification of claims and interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, the Debtors intend, to the extent permitted by the Bankruptcy Code, to make such reasonable modifications to the classifications under the Plan to permit confirmation and to use the Plan acceptances received in this solicitation for the purpose of obtaining the approval of the reconstituted class or classes of which the accepting holder is ultimately deemed to be a member. Any such reclassification could adversely affect the class in which such holder initially was a member, or any other class under the Plan, by changing the composition of such class and the vote required of that class for approval of the Plan. Furthermore, a reclassification of a Claim or Equity Interest after approval of the Plan could necessitate a re-solicitation of acceptances of the Plan.

         The classification of claims and interests and the nature of distributions to holders of impaired Claims or impaired Equity Interests are summarized below, which should be read in conjunction with the information set forth in section VII(A) - "Classification and Treatment of Claims and Equity Interests Under the Plan", as well as the other information set forth in this Disclosure Statement.

         C.       CLASSES IMPAIRED UNDER A PLAN

         Classes of claims or equity interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan and thus are not entitled to vote. Similarly, classes of claims or equity interests that are not entitled to receive or retain any property under the plan are conclusively presumed not to have accepted the plan and thus are not entitled to vote. Accordingly, acceptances of a plan will generally be solicited only from those persons who hold claims or equity interests in an impaired class that will receive distributions under the plan. A class is "impaired" if the legal, equitable, or contractual rights relating to the claims or equity interests of that class are modified in any way under the plan. Modification for purposes of determining impairment, however, does not include curing defaults or reinstating maturity. Classes 1B, 1D, 1E, 1F, 1G, 1H, 1I, 1J, 1K, 1L, 1M, 2B, 2E, 2F, 2G,
2H, 3B, 3D, 3E, 3F, 3G, 4B, 4E, 4F, 4G, 4H, 5B, 5D, 5E, 5F and 5G are impaired.
All other classes of Claims or Equity Interests either (i) are unimpaired under the Plan, and thus deemed to accept the Plan or (ii) will not receive any distribution under the Plan, and thus deemed to reject the Plan, and are not entitled to vote with respect to the acceptance or rejection of the Plan.

XIII.    VOTING AND CONFIRMATION OF THE PLAN

         The Bankruptcy Code requires that, to confirm the Plan, the Bankruptcy Court must make a series of findings concerning the Plan and the Debtors, including that (a) the Plan has classified claims and interests in a permissible manner, (b) the Plan complies with applicable provisions of the Bankruptcy Code,
(c) the Debtors have complied with applicable provisions of the Bankruptcy Code,
(d) the Debtors have proposed the Plan in good faith and not by any means forbidden by law and (e) the disclosure required to be made by section 1125 of the Bankruptcy Code has, in fact, been made. The Debtors believe that all of these conditions shall have been met by the date scheduled for the

Bankruptcy Court to consider confirmation of the Plan (the "Confirmation Hearing"), set forth below, and shall seek rulings of the Bankruptcy Court to such effect at the Confirmation Hearing.

         The Bankruptcy Code also requires that the Plan be accepted by the requisite number of votes (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code), that the Plan be feasible (that is, that there be a reasonable prospect that the Debtors shall be able to perform their obligations under the Plan and that they shall be able to operate their businesses without the need for further financial reorganization), and that the Plan be in the "best interests" of all holders of Claims or Equity Interests in an impaired class (that is, that holders of Claims and Equity Interests shall receive at least as much pursuant to the Plan as they would receive or retain in a Chapter 7 liquidation). To confirm the Plan, the Bankruptcy Court must find that all of these conditions are met. Thus, even if the holders of Claims and Equity Interests accept the Plan by the requisite number of votes, the Bankruptcy Court must make independent findings concerning the Plan's feasibility and whether it is in the best interests of holders of Claims and Equity Interests before it may confirm the Plan. The voting requirements and statutory conditions to confirmation are discussed below.

         A.       VOTING PROCEDURES AND REQUIREMENTS

                  1.       PERSONS ENTITLED TO VOTE ON THE PLAN

         A holder of a Claim against or Equity Interest in the Debtors whose Claim or Equity Interest is impaired under the Plan is entitled to vote to accept or reject the Plan if either (i) its Claim has been scheduled by the Debtors and such Claim is not scheduled as disputed, contingent, or unliquidated or (ii) it has filed a proof of claim on or before the applicable Bar Date set by the Bankruptcy Court for such filings or any extension of such dates approved by the Bankruptcy Court.
ANY CLAIM AS TO WHICH AN OBJECTION HAS BEEN FILED IS NOT ENTITLED TO VOTE UNLESS THE BANKRUPTCY COURT, UPON APPLICATION OF THE HOLDER TO WHOSE CLAIM OBJECTION HAS BEEN MADE, TEMPORARILY ALLOWS SUCH CLAIM IN AN AMOUNT THAT IT DEEMS PROPER FOR THE PURPOSE OF ACCEPTING OR
REJECTING THE PLAN. A ballot may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such ballot was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

         The allowance of any Claim for the purpose of voting on the Plan shall not constitute an allowance of the Claim for purposes of receiving any distribution pursuant to the Plan. Similarly, any references in the Plan or Disclosure Statement to any Claims shall not constitute an admission of the existence, nature, extent or enforceability thereof.

         All proofs of claim by creditors of NPCI, NPI, NPPI and NWI, including governmental units, must have been filed with the Clerk of the Bankruptcy Court by 4:00 p.m., Eastern Time, on December 18, 1998. All proofs of claim by creditors of NTI, other than governmental units, must have been filed with the Clerk of the Bankruptcy Court by 4:00 p.m., Eastern Time, on March 15, 1999. Proofs of claim by governmental units must have been filed by 4:00 p.m., Eastern Time, on June 21, 1999. IF A CLAIMANT HAS ALREADY FILED A PROOF OF CLAIM WITH THE

BANKRUPTCY COURT OR IS NOT LISTED IN THE DEBTORS' SCHEDULES AS CONTINGENT, UNLIQUIDATED, OR DISPUTED, A PROOF OF CLAIM NEED NOT BE OR HAVE BEEN FILED. The schedules for all of the Debtors are on file with the Bankruptcy Court and are available for inspection on the Bankruptcy Court website at www.nysb.uscourts.gov.

         As set forth in section 1124 of the Bankruptcy Code, a class of claims or interests is "impaired" under a plan of reorganization unless, with respect to each claim of such class, the plan:

                  a) leaves unaltered the legal, equitable, and contractual rights of the holder of such claim or interest; or

                  b) notwithstanding any contractual provision or applicable law that entitles the holder of a claim or interest to demand or receive accelerated payment of such claim after the occurrence of a default:

                           (1) cures any such default that occurred before or after the commencement of the case under the Bankruptcy Code, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code;

                           (2) reinstates the maturity of such claim or interest as it existed before such default;

                           (3) compensates the holder of such claim for any damages incurred as a result of any reasonable reliance on such contractual provision or such applicable law; and

                           (4)      does not otherwise alter the legal,
                                    equitable or contractual rights to which such claim or interest entitles the holder of such claim or interest.

         Holders of Claims and Equity Interests in Classes 1B, 1D, 1E, 1F, 1G, 1H, 1I, 1K, 1L, 1M, 2B, 2E, 2F, 2G, 3B, 3D, 3E, 3F, 4B, 4E, 4F, 4G, 5B, 5D, 5E
and 5F are impaired and entitled to vote on the Plan.

                  2.       VOTING INSTRUCTIONS

         After carefully reviewing this Disclosure Statement, including the attached exhibits, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed ballot and returning the same to the address set forth on the ballot in the enclosed, postage prepaid, return envelope so that it shall be received by counsel for the Debtors no later than 5:00 p.m., Eastern Time, on August 27, 1999.

         TO BE SURE YOUR BALLOT IS COUNTED, YOUR BALLOT MUST BE RECEIVED NO LATER THAN 5:00 P.M., EASTERN TIME ON AUGUST 27, 1999. Please review your ballot for detailed voting instructions and the name, address, and phone number of the person you may contact if you have questions regarding the voting procedures.

         Holders of General Unsecured Claims who elect to reduce their Claims to the Administrative Convenience Class limit of $20,000 will be notified by September 3, 1999 at 5:00 p.m. if any such election is defective.

         If you do not vote to accept the Plan or if you are the holder of an unimpaired Claim or Equity Interest, you may be bound by the Plan if it is accepted by the requisite number/percentage of holders of Claims and/or Equity Interests.

                  3.       CONFIRMATION HEARING

         Pursuant to section 1128(a) of the Bankruptcy Code, the Bankruptcy Court has scheduled the Confirmation Hearing to commence on September 8, 1999 at 11:30 a.m., Eastern Time, in the United States Bankruptcy Court for the Southern District of New York (White Plains), Room 520, United States Courthouse, 300 Quarropas Street, White Plains, New York 10601.

         Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a Chapter 11 plan. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed with the Bankruptcy Court on or before 5:00 p.m., Eastern Time, on August 25, 1999, and simultaneously served on the following parties:


Debtors:                                          Counsel for the Debtors:

Frank A. Cassou, Esq.                             Deborah L. Schrier-Rape, Esq.
NextWave Telecom Inc.                             Andrews & Kurth L.L.P.
3 Skyline Drive                                   1717 Main Street, Suite 3700
Hawthorne, New York  10532                        Dallas, Texas  75201

Special Corporate and Finance Counsel for the     Internal Revenue Service:
Debtors:
                                                  Sid Brown
Michael F. Walsh, Esq.                            IRS - Special Procedures
Weil, Gotshal & Manges LLP                        P.O. Box 2899
767 Fifth Avenue                                  Church Street Station
New York, New York 10153                          New York, New York  10008

Counsel for Official Committee of Unsecured  U.S. Trustee:
Creditors:

David M. Friedman, Esq.                      Patricia Schrage, Esq.
Kasowitz, Benson, Torres & Friedman, L.L.P.  Office of the United States Trustee
1301 Avenue of the Americas                  33 Whitehall Street, 21st Floor
New York, New York  10019                    New York, New York 10004

Securities and Exchange Commission:

Securities and Exchange Commission
NE Regional Office - Bankruptcy Unit
7 World Trade Center, Suite 1300
New York, New York  10048

         Objections to confirmation of the Plan are governed by Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, THE BANKRUPTCY COURT MAY NOT CONSIDER IT.

         B.       CONFIRMATION

                  1.       CONFIRMATION REQUIREMENTS

         At the Confirmation Hearing, the Bankruptcy Court shall confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of the Plan are that the Plan (i) is accepted by the requisite number and amount of holders of impaired classes of claims and interests, or if not so accepted, is "fair and equitable" and "does not discriminate unfairly" as to the non-accepting class or classes; (ii) is in the "best interests" of each holder of a Claim or Equity Interest in each impaired class under the Plan; (iii) is feasible, and (iv) complies with the applicable provisions of the Bankruptcy Code.

         In the event that one or more classes of impaired Claims or Equity Interests reject the Plan, the Bankruptcy Court shall determine at the Confirmation Hearing whether the Plan is "fair and equitable" with respect to, and does not "discriminate unfairly" against, any rejecting impaired class of Claims or Equity Interests. These standards are described in sub-section 3 of this section. For the reasons set forth herein, the Debtors believe the Plan does not discriminate unfairly against, and is fair and equitable with respect to, each impaired class of Claims or Equity Interests.

                  2.       ACCEPTANCE OF THE PLAN

         As a condition to confirmation, the Bankruptcy Code requires that each class of impaired claims or interests vote to accept the plan, except under certain circumstances. A plan is accepted by an impaired class of claims if holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of allowed claims of that class vote to accept the plan. A plan is accepted by an impaired class of interests if holders of at least two-thirds (2/3) in amount of allowed interests vote to accept the plan. Only those holders of claims or interests who actually vote count in these tabulations. Holders of claims who fail to vote are not counted as either accepting or rejecting a plan or for purposes of determining the number of votes or amount of claims and interests required to accept a plan.

         In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that the plan otherwise be found by the bankruptcy court to be in the best interests of each holder of a claim or interest in such class. Also, each impaired class must accept the plan for the plan to be confirmed without application of the "fair and equitable" and "unfair discrimination" tests in section 1129(b) of the Bankruptcy Code discussed below.

                  3.       CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED
                           CLASSES

         The Bankruptcy Code contains provisions for confirmation of a plan even if a plan is not accepted by all impaired classes, as long as at least one impaired class of claims, not counting "insiders" of the debtor, has accepted it. These so-called "cramdown" provisions are set forth in section 1129 of the Bankruptcy Code.

         A plan may be confirmed under the cramdown provisions if, in addition to satisfying all other requirements of section 1129(a) of the Bankruptcy Code, it (1) does not "discriminate unfairly" and (2) is "fair and equitable," with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. As used by the Bankruptcy Code, the phrases "discriminate unfairly" and "fair and equitable" have specific meanings unique to bankruptcy law.

         In general, the cramdown standard requires that a dissenting class receive full compensation for its allowed claims or interests before any junior class receives any distribution. More specifically, section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed if: (1) with respect to a class of unsecured claims, either (a) each holder of an impaired unsecured claim in such class shall receive property of a value equal to the amount of its allowed claim, or (b) the holders of claims and interests that are junior to the claims of the dissenting class shall not receive any property under the plan; or, (2) with respect to a class of interests, either (a) each holder of an interest of such class shall receive or retain on account of such interest property of a value equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest, or (b) the holder of any interest that is junior to the interest of such class shall not receive or retain any property on account of such junior interest. With respect to a dissenting class of secured claims, the "fair and equitable" standard requires, among other things, that holders of such secured claims either (1) retain their liens and receive deferred cash payments with a value as of the plan's effective date equal to the value of their interest in property of the estate or (2) otherwise receive the indubitable equivalent of these secured claims.

         The requirement that a plan not "discriminate unfairly" means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank. The "fair and equitable" standard, also known as the "absolute priority rule," requires, among other things, that unless a dissenting unsecured class of claims or interests receives full compensation for its allowed claims or allowed interests, no holder of claims or interests in any junior class may receive or retain any property on account of such claims or interests. The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100% of its allowed claims.

         In the event that any impaired class is determined to have rejected the Plan in accordance with section 1126 of the Bankruptcy Code, the Debtors may seek to confirm the Plan as to any such class under the cramdown provisions of section 1129 of the Bankruptcy Code. Alternatively, the Debtors may modify or revoke the Plan in accordance with the Plan.

                  4.       BEST INTERESTS TEST

         Notwithstanding acceptance of the Plan by each impaired class, for the Plan to be confirmed, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Equity Interest who is in an impaired class and has not voted to accept the Plan. Accordingly, if an impaired class does not unanimously accept the Plan, the best interests test requires the Bankruptcy Court to find that the Plan provides to each member of such impaired class a recovery on account of the class member's Claim or Equity Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such member would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date.

         To estimate what members of each impaired class of unsecured Claims and Equity Interests would receive if the Debtors were liquidated, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the Debtors' assets if the Chapter 11 Cases were converted to Chapter 7 cases under the Bankruptcy Code and the assets were liquidated by a trustee in bankruptcy (the "Liquidation Value"). The Liquidation Value would consist of the net proceeds from the disposition of the assets of the Debtors and would be augmented by any cash held by the Debtors.

         The Liquidation Value of the Debtors' assets available to general unsecured creditors would be reduced by the costs and expenses of the liquidation, as well as other administrative expenses of the estate. The costs of liquidation under Chapter 7 would include the compensation of a trustee or trustees, as well as counsel and other professionals retained by the trustee, disposition expenses, all unpaid expenses incurred by the Debtors during the Chapter 11 Cases (such as compensation for attorneys and accountants) that are allowed in the Chapter 7 proceeding, litigation costs and claims against the Debtors arising from their business operations during the pendency of the Chapter 11 Cases and Chapter 7 liquidation proceeding. These costs, expenses and claims would be paid in full out of the liquidation proceeds before the balance would be made available to pay creditors.

         Once the percentage recoveries in liquidation of priority claimants, secured creditors, general unsecured creditors and equity interest holders are ascertained, the value of the distribution available out of the Liquidation Value is compared with the value of the property offered to each of the classes of claims and interests under the Plan to determine if the Plan is in the best interests of each class of Claims and Equity Interest holders. A comparative analysis of the Plan versus liquidation will be provided at the Confirmation Hearing and the Debtors believe it will show significantly less recovery than the Plan to holders of Claims and Equity Interests.

                  5.       FEASIBILITY

         Section 1129(a)(11) of the Bankruptcy Code requires that the Debtors be able to perform their respective obligations under the Plan and that confirmation is not likely to be followed by liquidation, or the need for further financial reorganization of the Debtors (except as provided in the Plan). For purposes of determining whether the Plan meets this requirement, the Debtors analyzed their future prospects and their ability to meet their obligations under the Plan. The Debtors believe that they will be able to meet their obligations under the Plan and that confirmation is not likely to be followed by liquidation or further financial reorganization.

         C.       ALTERNATIVES TO THE PLAN AND BEST INTERESTS OF CREDITORS

         A likely alternative to the Plan would be the conversion of the Chapter 11 Cases to liquidation proceedings under Chapter 7 of the Bankruptcy Code. Under Chapter 7, a trustee would be appointed to administer the estates, to resolve pending controversies including Disputed Claims, and to make distributions to creditors.

         If the Chapter 11 Cases were converted to cases under Chapter 7, there would be additional administrative expenses, any distributions to holders of Claims would be substantially delayed and, in all likelihood, reduced as compared to the anticipated results of confirmation of the Plan. A Chapter 7 trustee would be entitled to compensation in accordance with the scale set forth in section 326 of the Bankruptcy Code. A Chapter 7 trustee might also seek to retain new professionals, including attorneys and accountants, in order to resolve any Disputed Claims and possibly to pursue claims of the jointly administered estates against other parties. The trustee and any such new professionals retained by the trustee would need to spend time familiarizing themselves with the Chapter 11 Cases, which could result in duplication of effort, increased expense and delay in payment to creditors. Under the Federal Rules of Bankruptcy Procedure, a new bar date for the filing of proofs of claim would have to be set, and additional Claims against the estates that might now be time-barred (because they were not filed before the applicable bar dates in the Chapter 11 Cases) could be asserted.

         Any Chapter 7 trustee would have great difficulty in preserving the value of the Debtors' PCS licenses. A trustee would not have the required expertise to maintain and preserve and ultimately utilize the licenses. Moreover, the trustee would not have the ability to promptly raise the necessary funds from private and public markets to complete the build-out of the required network to utilize the licenses. The trustee would also most likely lose the support of the Debtors' current investors. As a result, the trustee's only option would be an immediate sale or return of the licenses to the FCC, which would, in all likelihood, result in no recovery for the estates or creditors.

         Due to the numerous uncertainties and time delays associated with liquidation under Chapter 7 of the Bankruptcy Code, it is not possible to predict with certainty the outcome of any Chapter 7 liquidation of the Debtors or the timing of any distribution to creditors. However, the Debtors have concluded that a complete liquidation under Chapter 7 of the Bankruptcy Code would result in a lesser distribution to holders of Claims and Equity Interests than that provided for in the Plan.

         D.       COMPLIANCE WITH APPLICABLE PROVISIONS OF THE
                  BANKRUPTCY CODE

         Section 1129(a)(1) of the Bankruptcy Code requires that the Plan comply with the applicable provisions of the Bankruptcy Code. During the course of negotiations among the Debtors, their respective creditors and their representatives, various legal issues, including Claims classification and treatment, were raised. The Debtors have considered each of these issues in the development and formulation of the Plan and believe that the Plan complies with all applicable provisions of the Bankruptcy Code.

XIV.     ADDITIONAL PROVISIONS AND EFFECT OF THE PLAN

         A.       LEGAL EFFECT OF THE PLAN

                  1.       INJUNCTION

         Except as provided in the Plan or the order confirming the Plan (the "Confirmation Order"), as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability, Equity Interest or other right of an equity security holder are permanently enjoined from taking any of the following actions on account of any such Claims, debts, liabilities, Equity Interests or rights: (a) commencing or continuing, in any manner or in any place, any action or other proceeding against the Debtors or their property;
(b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtors or their property; and (d) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan.

         As of the Effective Date, all entities that have held, currently hold or may hold a Claim, counterclaim, demand, debt, right, cause of action or liability that is released pursuant to Article XIII of the Plan are permanently enjoined from taking any of the following actions on account of such released Claims, counterclaims, demands, debts, rights, causes of action or liabilities:
(a) commencing or continuing in any manner any action or other proceeding against the Debtors or their property; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtors or their property; and (d) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

         By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Allowed Interest receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in
Article XIII of the Plan.

                  2. LIMITATION OF LIABILITY IN CONNECTION WITH THE PLAN, DISCLOSURE STATEMENT AND RELATED DOCUMENTS; INDEMNITY

         To the fullest extent permissible under applicable law, the Debtors and their officers, directors, members, attorneys, agents and representatives will neither have nor incur any liability to any entity, including, specifically any holder of a Claim or Equity Interest, for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with the Plan, the Disclosure Statement or the Confirmation Order, including the solicitation of acceptances of the Plan.

                  3.       RELEASE OF LIENS

         Except as otherwise specifically provided in the Plan, on the Effective Date, all mortgages, deeds of trust, liens or other security interests in, to or against the property of the estate shall be released, and all right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests shall revert to the Reorganized Debtors.

         B.       RETENTION OF CAUSES OF ACTION

         The Plan provides that the Debtors shall have the exclusive right to prosecute all causes of action following confirmation, including avoidance actions. The Debtors have neither prepared a detailed analysis of the viability of specific causes of action, nor made any determination as to whether pursuing the same would be in the best interests of the estate. The two primary causes of action available to a debtor are discussed below.

                  1.       PREFERENCE CLAIMS

         Section 547 of the Bankruptcy Code enables a debtor in possession to avoid transfers to a creditor based upon an antecedent debt within ninety (90) days of the petition date which enabled the creditor to receive more than it would under a liquidation. Where the creditor is an insider, section 547 enables a debtor in possession to avoid transfers made within one (1) year of the petition date. Creditors have defenses to the avoidance of such preferential transfers based upon, among other things, the transfer's occurrence as part of the debtor's ordinary course of business or that subsequent to the transfer the creditor provided the debtor with new value.

                           A.       VOLUNTARY PAYMENTS TO CREDITORS

         The Debtors and their professionals are analyzing payments by the Debtors to creditors within ninety (90) days before the commencement of the Chapter 11 Cases to determine which such payments may be avoidable as preferential transfers under section 547 of the Bankruptcy Code. The total disbursements made to nonaffiliated third parties was approximately $1,403,601.11 for NWI, $195,544.21 for NTI, and $64,125.00 for NPCI. NTI's
payments were actually made by NWI for the sole benefit of NTI. Thus far, the analysis has focused on payments to creditors in excess of $10,000, which represents disbursements of over $950,000 for NWI, over $130,000 for NTI, and over $60,000 for NPCI. At this time, no determination has been made as to what defenses may exist which could potentially prevent the recovery of these amounts.

         Additionally, the Debtors and their professionals are analyzing payments by the Debtors to insiders within one (1) year before the commencement of the Chapter 11 Cases to determine which such payments, if any, may be avoidable as preferential transfers under section 547 of the Bankruptcy Code. The total disbursements made to insiders was approximately $826,382.86 for NWI. At this time, no determination has been made as to what defenses may exist which could potentially prevent the recovery of these amounts.

                           B.       INVOLUNTARY PAYMENTS TO CREDITORS

         The Debtors and their professionals have identified involuntary payments made to creditors within ninety (90) days before the commencement of the Chapter 11 Cases which the Debtors believe may be avoidable as preferential transfers under section 547 of the Bankruptcy Code. For example, on October 30, 1998, Carlson Technologies seized $12,433.31 from NTI's accounts pursuant to a writ of execution after obtaining a judgment against NTI for NTI's failure to remain current on its payment obligations pursuant to an agreed settlement. A levy on a bank account to satisfy a judgment may constitute an avoidable preference. See Deel Rent-A-Car, Inc. v. Levine, 721 F.2d 750, 753 n.11 (11th Cir. 1983); In re Cosmopolitan Aviation Corp., 34 B.R. 592, 594 (Bankr. E.D.N.Y.
1983). The Debtors are evaluating whether to pursue a preference action against Carlson Technologies to recover these disbursements.

                  2.       POTENTIAL FRAUDULENT TRANSFER CAUSES OF ACTION

         In order to successfully prosecute a fraudulent transfer cause of action, the Debtors would have to establish (i) that the Debtor(s) did not receive reasonably equivalent value in exchange for the transfers made to the third party and (ii) that the Debtor(s) was (were) rendered insolvent or left with unreasonably small capital as a result of the transaction. The Debtors and their professionals are analyzing the facts and circumstances surrounding various agreements between the Debtors and third parties and whether there are any potential causes of action arising therefrom.


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
                           A.       AGREEMENTS WITH SAMYANG MERCHANT BANK
                                    ("SAMYANG")

         NTI, NPI and their various subsidiaries entered into numerous agreements with Samyang between February 6, 1997 and June 18, 1997. As part of NTI's fund raising efforts, NTI and Samyang entered into loan agreements on February 6, 1997, March 21, 1997, April 4, 1997 and May 8, 1997 (collectively the "Original Loans") in the aggregate principal amount of $23,916,666. Each loan had a term of five (5) years and bore interest at a rate of 9% per annum. As additional consideration for the Original Loans, Samyang received warrants which collectively allowed Samyang to purchase 4,783,333 shares of NTI Series B Common Stock with an exercise price of $5.00 per share. On June 18, 1997, NTI and Samyang executed a loan agreement for the principal amount of $11,000,000 (the "Final Loan" and together with the Original Loans, the "Loans") under substantially similar terms as the Original Loans. As a part of the Final Loan, however, NTI executed a senior pledge agreement, subordinated pledge agreement and second subordinated pledge agreement which granted a security interest in, among other things, all outstanding stock in NTI's subsidiaries. NPI likewise executed a pledge agreement, subordinated pledge agreement and second subordinated pledge agreement which granted a security interest in, among other things, all outstanding stock in NPI's subsidiaries. Additionally, NWI, NPI, NPPI and TC each executed guarantees covering all of the Loans.

         The Debtors are analyzing whether NPI, NWI, NPPI and TC (collectively the "Subsidiaries") received reasonably equivalent value for the transfers of security interests and guarantees executed in favor of Samyang, and accordingly, whether such transfers and obligations may be avoidable under the Bankruptcy Code. In order to establish that the Subsidiaries did not receive value for the transfers and/or obligations they incurred, the Debtors would have to show that the economic benefit to the Subsidiaries was disproportionately small when compared to the size of the security that the Subsidiaries gave and the obligations they incurred. See Rubin v. Manufacturers Hanover Trust Co., 661 F.2d 979, 993 (2d Cir. 1981). The Debtors are analyzing whether the Subsidiaries' guarantee of approximately $24,000,000 of Original Loans in return for which they may or may not have received an indirect economic benefit from the Final Loan constitutes receipt of reasonably equivalent value.

         The argument frequently raised by defendants in an action to set aside a subsidiary's guarantee of a parent's debt is that even though the subsidiary did not receive any direct consideration in exchange for the transfer/obligation, the subsidiary did receive some indirect or benefit by virtue of the transfer to the affiliated entity. Courts have upheld guarantees from fraudulent transfer attack on this basis. See In re Augie/Restivo Baking Co., 87 B.R. 242 (Bankr. E.D.N.Y. 1988). There can be no assurance that the Debtors will determine that it is advantageous or appropriate to pursue any potential cause of action or that such would be successful in setting aside the guarantees or security interests. Further, the Debtors anticipate Samyang would vigorously contest any such cause of action.

         The claim under the Samyang Agreements is now held by Hanareum, as discussed in section VII(A)(2)(a) hereof.


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
                           B. AGREEMENTS WITH LG INFOCOMM, INC. AND LG INFORMATION & COMMUNICATIONS LTD. ("LG INFOCOMM")

         On February 23, 1996 NTI and LG InfoComm entered into a convertible loan agreement whereby LG InfoComm agreed to loan NTI $10,000,000 within forty-five (45) days of the completion of the C block auction. On June 3, 1996, LG InfoComm and NTI consummated the transaction and NTI executed a convertible promissory note in favor of LG InfoComm with a maturity date of June 3, 1997 (the "Convertible Note"). On January 6, 1997 NTI entered into a $25,000,000 loan agreement (the "Secured Loan") with a maturity date of the earlier of (i) 30 days after NTI received the proceeds of an initial public offering or (ii) six months from the date the funds were drawn down. As collateral for the Secured Loan, NTI pledged all issued and outstanding shares of NPCI stock and executed a stock pledge agreement. After NTI encountered short-term cash flow problems, NTI and LG InfoComm agreed to amend the Convertible Note and Secured Loan, which they did on June 3, 1997. LG InfoComm agreed to extend the maturity dates of the Convertible Note and Secured Loan to August 29, 1997 in return for which, among other things, NPCI agreed to grant a security interest in all of its C block PCS licenses.

         The Debtors are analyzing the transactions to determine whether NPCI received reasonably equivalent value for the transfer of a security interest in favor of LG InfoComm, and if such transfer is avoidable under the Bankruptcy Code. For the reasons set forth above with respect to Samyang, there can be no assurance that the Debtors will determine that it is advantageous or appropriate to pursue any potential cause of action or that such would be successful. Further, the Debtors anticipate LG InfoComm would vigorously contest any such cause of action.

                           C.       AGREEMENTS WITH THE BRIDGE NOTEHOLDERS

         On April 9, 1996 NTI executed a Securities Purchase Agreement which provided for the sale of convertible bridge notes and, among other things, required NTI to cause all of its existing and future subsidiaries to execute a subsidiary guaranty. TC, NWI and NPI subsequently executed guarantees. On June 18, 1997 NTI and NPI executed a stock pledge and subordination agreement in favor of the Bridge Noteholders whereby NTI assigned and granted a continuing security interest in all of the issued and outstanding shares of capital stock of NPI, and NPI assigned and granted a continuing security interest in all of the issued and outstanding shares of capital stock of NPPI. NTI additionally executed an Allonge which required NTI to pay interest retroactive to the issuance date at a rate 10% higher than that required under the terms of the original convertible bridge notes if NTI did not successfully complete its initial public offering by June 30, 1998, which NTI failed to do.

         The guarantees executed by TC, NWI and NPI, as well as the security interests granted by NTI and NPI and the Allonge executed by NTI, may constitute avoidable transfers and obligations under sections 544(b) and 548 of the Bankruptcy Code.

         There also could be legal and interpretive issues with respect to the actual amounts owed to the Bridge Noteholders. Contentions regarding the amount of the Bridge Noteholders' Claim have ranged from $143,000,000 to over $190,000,000, an amount the Debtors would strongly contest.

Under the Plan, the Bridge Noteholders will participate in a consensual resolution of any such issues through the Allowed Bridge Noteholders' Claim ($174,227,294.98).

         In exchange for the treatment set forth in the Plan and described in section VIII(A)(2) hereof, the Debtors have agreed to release LG InfoComm, Hanareum and the Bridge Noteholders of and from any and all causes of action described in this section XIV(B). If the Plan is not confirmed or does not become effective, such release will not take effect and the Debtors will retain all the causes of action described above. The Debtors have determined that no other possible fraudulent transfer causes of action exist except with respect to LG InfoComm, Hanareum and the Bridge Noteholders.

         C.       RELEASES UNDER THE PLAN; RELATED INJUNCTION

                  1.       RELEASES BY HOLDERS OF CLAIMS OR INTERESTS

                           A.       HOLDERS OF CLAIMS

         As of the Effective Date, to the fullest extent permitted by applicable law, in consideration for the obligations of the Debtors under the Plan and the contracts, instruments, releases and other agreements or documents to be delivered in connection with the Plan, each holder of a Claim that is impaired under the Plan will be deemed to forever release, waive and discharge all Claims, counterclaims, demands, debts, rights, causes of action and liabilities (other than the right to enforce the Debtors' obligations under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder or right of setoff or recoupment, if any), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission or other occurrence taking place on or prior to the Effective Date against the Debtors and their respective officers, directors, agents, advisors, attorneys, employees and professionals, acting in such capacity, for any act, event or omission arising out of, in connection with or relating to the Chapter 11 Cases, the confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed thereunder, except for willful misconduct or gross negligence.

                           B.       HOLDERS OF EQUITY INTERESTS

         As of the Effective Date, to the fullest extent permissible under applicable law, in consideration for the obligations of the Debtors under the Plan, the contracts, instruments, releases or other agreements or documents to be delivered in connection with the Plan, each entity that has held, holds or may hold an Equity Interest in the Debtors will be deemed to forever release, waive and discharge all Claims, counterclaims, demands, debts, rights, causes of action and liabilities (other than the right to enforce the Debtors' obligations under the Plan and the contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission or other occurrence taking place on or prior to the Effective Date against the Debtors and their respective officers, directors agents, advisors, attorneys, employees and professionals, acting in such


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
capacity, for any act, event or omission arising out of, in connection with or relating to the Chapter 11 Cases, the confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed hereunder, except for willful misconduct or gross negligence.

                  2.       INJUNCTION RELATED TO RELEASES

         As further provided in Article XIII of the Plan, the Confirmation Order will enjoin the prosecution, whether directly, derivatively or otherwise, of any Claim, counterclaim, demand, debt, right, cause of action, liability or interest released, discharged or terminated pursuant to the Plan.

         D.       CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVE
                  DATE

                  1.       CONDITIONS TO CONFIRMATION

         The conditions precedent to Confirmation will be:

                           A. the entry of the Confirmation Order, in form and substance acceptable to the Debtors;
                           B. receipt by the Debtors of commitments in the minimum amount of $225,000,000 for the purchase of NTI Series A Convertible Preferred Stock; and
                           C.       Bankruptcy Court approval of the Plan
                                    Documents.

                  2.       CONDITIONS TO EFFECTIVE DATE

         The Effective Date is defined as the first Business Day, on or after the Confirmation Date, on which (i) no stay of the Confirmation Order is in effect and (ii) all conditions to the Effective Date of the Plan have been satisfied or waived (if available), as described therein. There can be no assurance that the conditions to the Effective Date will be satisfied or, if permitted, waived. The Effective Date will not occur and the Plan will not be consummated unless and until each of the following conditions has been satisfied or, if permitted, duly waived:

                           A. the Bankruptcy Court shall have entered a Confirmation Order, the effect of which shall not have been stayed;
                           B. the Debtors shall have received a minimum of $225,000,000 for the purchase of shares of NTI Series A Convertible Preferred Stock; and
                           C. all Plan Documents have been executed and delivered by the parties thereto and any conditions to the effectiveness of the Plan Documents have been satisfied or waived, as provided therein.

                  3.       WAIVER OF CONDITIONS TO CONFIRMATION AND EFFECTIVE
                           DATE

         Each of the conditions to confirmation and the Effective Date may be waived by the Debtors with the consent of the Committee, which consent shall not be unreasonably withheld, in whole or in part, without notice, by an order of the Bankruptcy Court or any further action other than proceeding to confirmation and consummation of the Plan. The failure to satisfy or waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights and each such right will be deemed an ongoing right that may be asserted at any time.

                  4.       MODIFICATION OR REVOCATION OF THE PLAN; SEVERABILITY

         Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code and any applicable notice requirements, the Debtors have reserved the right to alter, amend or modify the Plan before its Substantial Consummation. The Debtors have also reserved the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if confirmation does not occur, then the Plan shall be null and void in all respects, and nothing contained in the Plan will: (1) constitute a waiver or release of any Claims or rights against, or any Equity Interests in, the Debtors, or (2) prejudice in any manner the rights of the Debtors.

         If, prior to confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, has the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

         E.       RETENTION OF BANKRUPTCY COURT JURISDICTION

         Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date to the fullest extent permitted by applicable law, including, without limitation, jurisdiction to:

                  1. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to reinstate a Claim pursuant to the Plan;


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
                  2. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

                  3. Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which the Debtors are a party or with respect to which the Debtors may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

                  4. Ensure that distributions to holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;

                  5. Decide or resolve any motions, adversary proceedings, contested or litigated, and grant or deny any applications involving the Debtors that may be pending any other matters and grant or deny any application involving the Debtors that may be pending on the Effective Date;

                  6. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

                  7. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity's rights arising under or obligations incurred in connection with the Plan or the Confirmation Order;

                  8. Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

                  9. Issue injunctions, enter and implement other orders and take such other actions as may be necessary or appropriate to restrain interference by any entity with the consummation, implementation or enforcement of the Plan or the Confirmation Order;

                  10. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

                  11. Determine any other matters that may arise in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan; and

                  12.      Enter an order concluding the Chapter 11 Cases.

         F.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  1.       REJECTION OF EXECUTORY CONTRACTS

         Except as otherwise provided in the Plan, including Article X of the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, on the Effective Dates, pursuant to section 365 of the Bankruptcy Code, the Debtors will reject each executory contract and unexpired lease entered into by the Debtors prior to the Petition Dates that (i) has not previously been assumed, assumed and assigned, or rejected pursuant to section 365 of the Bankruptcy Code; (ii) is not subject to a pending motion to assume and assign, or reject; or (iii) is not listed on the notice to be provided by the Debtors to parties in interest as being assumed, shall be deemed rejected on the Confirmation Date. The Confirmation Order will constitute an order of the Bankruptcy Court approving the rejections described in Article X of the Plan, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

                  2.       BAR DATE FOR REJECTION DAMAGES

         If the rejection of an executory contract or unexpired lease pursuant to Article X of the Plan gives rise to a Claim by the other party or parties to such contract or lease, such Claim will be forever barred and will not be enforceable against the Debtors or their successors or their properties unless
(a) a stipulation of amount and nature of claim has been entered into with respect to the rejection of such executory contract or unexpired lease or (b) a proof of Claim is filed and served on the Debtors within 30 days after the Effective Date or such earlier date as established by the Bankruptcy Court.

         G.       DISTRIBUTIONS UNDER THE PLAN

                  1. GENERAL: DISTRIBUTIONS FOR CLAIMS AND INTERESTS ALLOWED AS OF THE EFFECTIVE DATE

         Distributions to be made on account of Claims or Interests that are Allowed as of the Effective Date shall be made on the Effective Date. Distributions shall be deemed made on the Effective Date if made on the Effective Date, or as promptly thereafter as practicable, or such later date when the applicable conditions of Article X (regarding cure payments for executory contracts and unexpired leases being assumed) of the Plan are satisfied. Distributions on account of Claims or Interests that are Allowed after the Effective Date shall be made pursuant to Article IX of the Plan.

                  2.       TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED

         On the Effective Date or on such later date as is prescribed by Article VIII of the Plan, to the extent that the Plan provides for distributions on account of Allowed Claims or Allowed Interests, the applicable holder of an Allowed Claim or Allowed Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests in the applicable class.

                  3.       PROSECUTION OF OBJECTIONS TO CLAIMS

         After the Effective Date, the Debtors shall retain the exclusive right to file, settle, compromise, withdraw or litigate to judgment objections to claims and interests.

                  4.       DISPUTED CLAIMS; RESERVE AND ESTIMATIONS

                           A.       OBJECTION DEADLINE

         Under the Plan, the Debtors may object to: (a) Administrative Claims within thirty (30) days after a request for payment of each Claim has been filed; and (b) all other Claims within one hundred eighty (180) days after the Effective Date by filing an objection with the Bankruptcy Court and serving a copy upon the holder of the Claim to which an objection is made, in which event the Claim will be treated as a Disputed Claim under the Plan. The Bankruptcy Court shall adjudicate all such objections. The Debtors may litigate to judgment, settle, or withdraw objections to Disputed Claims.

                           B.       NO DISTRIBUTIONS PENDING ALLOWANCE

         No payments or distributions will be made with respect to the disputed portion of a Disputed Claim unless and until all objections to such Disputed Claim or portion thereof have been determined by a Final Order or judgment of the Bankruptcy Court, or such Disputed Claim has otherwise become an Allowed Claim. Any payments or distributions that would have been made on account of a prepetition Claim had it been Allowed will be withheld (the "Withheld Distribution Amount") by the Debtors pending a determination with respect to allowability.

                           C.       DISTRIBUTION AFTER ALLOWANCE OR DISALLOWANCE

         If and when a Disputed Claim is resolved by allowing the Claim in whole or in part, the Debtors, will make distributions to the holder of the Allowed Claim in accordance with the provisions of the Plan. In the event that any property withheld or the proceeds thereof, remains after all objections to Disputed Claims of a particular class have been resolved, any remainder of the Withheld Distribution Amount attributable to the Disallowed Claims of such class will be distributed pursuant to the provisions of the Plan among the holders of Allowed Claims in the class to which the holders of the Disallowed Claims belonged.

                           D.       ESTIMATION

         Prior to the Effective Date, the Debtors, after notice and a hearing, may request the Bankruptcy Court to estimate, for purposes of determining the Withheld Distribution Amount applicable to Disputed Claims, the maximum amount of Allowed Claims and of Disputed Claims. Any such estimation will not determine the merits of the Claims alleged by the holders of Disputed Claims, but will merely set a ceiling on the Claims that could become Allowed Claims for purposes of computing distributions to other creditors on the Distribution Date.

                           E.       CLAIMS FILED AFTER THE BAR DATE

         Unless otherwise provided in a Final Order of the Bankruptcy Court, any Claim on account of which a proof of Claim is filed after the Bar Date shall be deemed disallowed. The holder of a Claim that is disallowed pursuant to Article IX of the Plan shall not receive any distribution on account of such Claim.

                           F.       SOLE REMEDY

         The procedures under the Plan for resolving Disputed Claims constitute the sole and exclusive remedy of holders of Disputed Claims. The Confirmation Order will permanently enjoin the holders of Disputed Claims in the manner described herein and in the Plan.

                  5.       SETOFFS

         Except with respect to Claims released pursuant to the Plan or any contract, instrument, release or other agreement or document created in connection with the Plan, the Debtors may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claims, rights and causes of action that the Debtors may possess against such holder or the right to setoff with respect thereto.

                  6.       UNCLAIMED DISTRIBUTIONS

         Unless a holder of an Allowed Claim provides the Debtors and the Bankruptcy Court with written notice of a change of address, distributions under the Plan will be mailed to such holder at the address specified in the proof of Claim filed with the Bankruptcy Court by such holder or, if no proof of Claim has been filed, at the address for such holder shown on the Schedules filed by the Debtors with the Court. Any distribution that the United States Postal Service returns as undeliverable will be treated as unclaimed property. Similarly, distributions that would have been made to a claimant if it had a proper address shall be deemed unclaimed property. In this regard, unless and until the claimant provides the Debtors and the Bankruptcy Court with written notice of a proper address, no distributions shall be made to any holder of an Allowed Claim whose copy of the notice of the time fixed for filing objections to and the hearing on the confirmation of the Plan (or whose copy of the notice of the hearing on the Disclosure Statement for the Plan), provided by the Debtors, is returned by the United States Postal Services as undeliverable. Finally, each holder of an Allowed Claim who receives a distribution under the Plan must cash the check within six (6) months of the mailing of the distribution. Six (6) months after the mailing of the distribution, the Debtors will stop payment on any check remaining unpaid and not returned to the Debtors, and the funds represented by a check that has not been cashed within this six-month period will become unclaimed property.

XV.      SECURITIES LAW MATTERS

         The offer and issuance of the Plan Securities pursuant to the Plan are exempt from the registration requirements of the United States Securities Act of 1933, as amended (the "Securities Act"), and relevant provisions of applicable state securities or "blue sky" laws by virtue of either section 1145 of the Bankruptcy Code or an exemption from offers and sales of securities not involving a public offering. THE DEBTORS AND THEIR COUNSEL MAKE NO REPRESENTATION AS TO THE APPLICABILITY OF SUCH EXEMPTIONS.

         A.       AVAILABILITY OF SECTION 1145 OF THE BANKRUPTCY CODE

         Section 1145(a)(1) of the Bankruptcy Code provides an exemption from the registration requirements of section 5 of the Securities Act and state and local securities laws in connection with the offer or sale under a plan of reorganization of a security of the debtor, of an affiliate participating in a joint plan with the debtor or of a successor to the debtor under the plan. Generally, the exemption is not available for offers or sales that are not made in exchange for a claim against, an interest in, or a claim for an administrative expense in the case concerning the debtor or the applicable affiliate. In addition, section 1145(a)(2) of the Bankruptcy Code provides an exemption in connection with the offer of a security through any warrant or other similar right that was sold in the manner specified under section 1145(a)(1) or the sale of a security upon exercise of such a warrant or similar right. Other than with respect to ordinary trading transactions of an entity that is not an issuer (within the meaning of such terms as they are used in section 1145(b)(1) of the Bankruptcy Code), the exemptions provided by sections 1145(a)(1) and (2) are not available as to any sale of a security to any entity that is deemed to be an "underwriter" (as that term is defined in section 1145(b)(1) of the Bankruptcy Code).

         B.       PARTIES WHO ARE UNDERWRITERS

         Section 1145(b) of the Bankruptcy Code defines a person or entity that may be an "underwriter," and thus restricted in the resale of securities received, as any person or entity that (i) purchases a Claim, including an Administrative Claim, with a view towards distribution of any security received or to be received under a plan of reorganization in exchange for such a Claim, Interest, or Administrative Claim; (ii) offers to sell securities offered or sold under a plan of reorganization for the holders of such securities; (iii) offers to buy securities offered for sale under a plan of reorganization from the holders of such securities, if such offer to buy is with a view towards distribution of such securities under an agreement made either in connection with such plan, with the consummation of such plan, or with the offer or sale of securities under such plan; or (iv) is an "issuer" of the securities offered or sold under a plan of reorganization as that term is defined in section 2(11) of the Securities Act, with respect to such securities. Under section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by an issuer, or any person under direct or indirect control with an issuer.

         In order to ensure that the distribution of the Plan Securities to holders of Allowed Claims in exchange for such Allowed Claims is exempt under section 1145(a), any entity that the Debtors reasonably determine may be deemed to be an "underwriter" pursuant to section 1145(b)(1) of the Bankruptcy Code (other than solely by virtue of clause (iv) of section 1145(b)(1) of the Bankruptcy Code as the result of being a person controlling or controlled by the issuer of the Plan Securities (a "Non-underwriter Affiliate")) will be required to covenant and agree with the Reorganized Debtors, prior to the issuance of any Plan Securities to any such party, that, if such party is an entity of the type described in section 1145(b)(1) of the Bankruptcy Code, it will engage only in "ordinary trading transactions" within the meaning of section 1145(b)(1) of the Bankruptcy Code with respect to any Plan Securities that such party receives pursuant to the Plan.

         Any such party that refuses or otherwise fails to provide the Reorganized Debtors with the requested agreements will receive Plan Securities containing a legend to the effect that such Plan Securities may not be sold unless and until (i) such securities are registered under the Securities Act and any applicable state law or (ii) an opinion of counsel satisfactory to the Reorganized Debtors is obtained to the effect that such registration is not required.

         Any party that the Reorganized Debtors determine is an "affiliate" of the issuer of the Plan Securities prior to the Distribution Date (i.e., directly or indirectly controlling or controlled by the issuer of the Plan Securities) will receive Plan Securities containing a legend to the effect that such Plan Securities may not be sold unless and until (i) such securities are registered under the Securities Act and any applicable state law or (ii) an opinion of counsel satisfactory to the Reorganized Debtors is obtained to the effect that such registration is not required.

         Any NTI Series B Warrants bearing either such legend will also bear a legend restricting the exercise thereof to the original holder thereof unless
(i) such exercise is registered under the Securities Act and any applicable state law or (ii) an opinion of counsel satisfactory to the Reorganized Debtors is obtained to the effect that such registration is not required.

         Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permits the resale of securities received by statutory underwriters pursuant to a Chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be underwriters, as defined in section 1145 of the Bankruptcy Code, are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

         C.       PRIVATE PLACEMENT

         To the extent that the exemption from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code is unavailable to the Debtors, this Disclosure Statement constitutes an offer of the Plan Securities to qualified institutional investors, accredited investors, or directors or officers of the Debtors, in reliance upon an exemption from registration for an offer and sale of securities which does not involve a public offering. In that event, each entity that elects to participate in the purchase of the Plan Securities will be required to make certain acknowledgments, representations, warranties and agreements regarding the status of such investor. Entities who do not qualify as a qualified institutional investors or accredited investors and are also not a director or officer of the Debtors will not be entitled to participate in the purchase of Plan Securities.

         The issuance of Plan Securities to persons other than holders of Allowed Claims, in exchange for such Allowed Claims, will be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and applicable state securities laws. The NTI Series A Convertible Preferred Stock and NTI Series B Warrants issued to persons other than such holders of Allowed Claims, in reliance on Section 4(2) of the Securities Act, will be subject to such transfer restrictions and bear such legends as are customary for privately placed securities.

         D.       AVAILABILITY OF SEC RULE 144 FOR AFFILIATE RESALES

         It is an integral part of the Plan that the issuance of the Plan Securities pursuant to the Plan to holders of the Allowed Claims in exchange for such Allowed Claims is exempt from registration under the Securities Act pursuant to section 1145(a) of the Bankruptcy Code. As mentioned above, however, section 1145(a) of the Bankruptcy Code does not apply to subsequent sales of Plan Securities by persons who are "underwriters," as that term is defined in section 1145(b)(1). Section 1145(b)(1) provides that, for purposes of section 2(11) of the Securities Act, the term "underwriter" means, in addition to those persons who perform traditional underwriting activities, any person directly controlling or controlled by the issuer of the securities, or any person under direct or indirect common control with such issuer. By defining the term "underwriter" to include affiliates of the issuer, subsequent sales by such affiliates of securities issued under a plan of reorganization are subject to the registration requirements of the Securities Act, unless another exemption from registration is available to the affiliate who desires to effect such sale.

         In evaluating whether a person directly or indirectly controls, is controlled by, or is under common control with an issuer of securities, an analysis must be made of the facts and circumstances regarding the relationship between such person and the issuer. A detailed discussion of all the criteria applicable to such an analysis, and of the application of such analysis to all the persons who will receive securities under the Plan is beyond the scope of this Disclosure Statement. Interested persons are referred to their own professional advisors for further information regarding such person's possible status as an affiliate of any issuer of Plan Securities and of the consequences of such status.

         The SEC has promulgated Rule 144, among other reasons, to permit resales by affiliates, including Non-underwriter Affiliates under certain specified conditions while, by complying with such conditions, avoiding being deemed statutory underwriters. Among the conditions to use of Rule 144 by Non-underwriter Affiliates is the requirement that certain current information regarding the issue be publicly available. The Company may choose not to make such information publicly available.

XVI.     CONCLUSION AND RECOMMENDATION

         For all of the reasons set forth in this Disclosure Statement, the Debtors believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Claims and Equity Interests to vote to ACCEPT the Plan, and to duly complete and return their ballots such that they shall be ACTUALLY RECEIVED on or before 5:00 p.m. Eastern Time on August 27, 1999.

Dated:   New York, New York
         July 27, 1999

NEXTWAVE WIRELESS INC.                       NEXTWAVE POWER PARTNERS INC.


-------------------------------              -----------------------------------
Frank A. Cassou                              Frank A. Cassou
Executive Vice President                     Secretary



NEXTWAVE PERSONAL
COMMUNICATIONS INC.                          NEXTWAVE TELECOM INC.


-------------------------------              -----------------------------------
Frank A. Cassou                              Frank A. Cassou
Secretary                                    Secretary



NEXTWAVE PARTNERS INC.


-------------------------------
Frank A. Cassou
Secretary

COUNSEL FOR THE DEBTORS                      SPECIAL CORPORATE AND
                                             FINANCE COUNSEL FOR THE DEBTORS


-------------------------------              -----------------------------------
Deborah L. Schrier-Rape                      Michael F. Walsh (MW 8000)
Texas State Bar No. 00785635                 WEIL, GOTSHAL & MANGES L.L.P.
ANDREWS & KURTH L.L.P.                       767 Fifth  Avenue
1717 Main Street, Suite 3700                 New York, New York  10153
Dallas, Texas 75201                          Telephone:  (212) 310-8000
Telephone:  (214) 659-4400                   Facsimile:  (212) 310-8007
Facsimile:  (214) 659-4401

Deborah L. Schrier-Rape                       Michael F. Walsh (MW 8000)
Texas State Bar No. 00785635                  WEIL, GOTSHAL & MANGES LLP
Jason S. Brookner (JB 6166)                   767 Fifth Avenue
ANDREWS & KURTH L.L.P.                        New York, New York  10153
1717 Main Street                              Telephone:        (212) 310-8000
Suite 3700                                    Facsimile:        (212) 310-8007
Dallas, Texas 75201
Telephone:        (214) 659-4400              SPECIAL CORPORATE AND FINANCE
Facsimile:        (214) 659-4401              COUNSEL FOR THE DEBTORS

COUNSEL FOR THE DEBTORS

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - -X
In re:                                          Chapter 11
                                           :
NEXTWAVE PERSONAL COMMUNICATIONS INC.,          Case No. 98 B 21529 (ASH)
NEXTWAVE POWER PARTNERS INC.,              :    Case No. 98 B 21530 (ASH)
NEXTWAVE PARTNERS INC.,                         Case No. 98 B 21531 (ASH)
NEXTWAVE WIRELESS INC., and                :    Case No. 98 B 21532 (ASH)
NEXTWAVE TELECOM INC.,                          Case No. 98 B 23303 (ASH)
                                           :
                              Debtors.          Jointly Administered Under
                                           :    Case No. 98 B 21529 (ASH)

- - - - - - - - - - - - - - - - - - - - - -X

         FIRST AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF
             THE BANKRUPTCY CODE OF NEXTWAVE PERSONAL COMMUNICATIONS
              INC., NEXTWAVE POWER PARTNERS INC., NEXTWAVE PARTNERS
             INC., NEXTWAVE WIRELESS INC. AND NEXTWAVE TELECOM INC.
             ------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
ARTICLE I

         DEFINITIONS..............................................................................................1
             1.1     Administrative Claim.........................................................................1
             1.2     Administrative Convenience Claim.............................................................1
             1.3     Adversary Proceeding.........................................................................1
             1.4     Allowed......................................................................................1
             1.5     Allowed Bridge Noteholders Claim.............................................................2
             1.6     Avoidance Decision...........................................................................2
             1.7     Avoidance Judgment...........................................................................2
             1.8     Ballot.......................................................................................2
             1.9     Bankruptcy Code..............................................................................2
             1.10    Bankruptcy Court.............................................................................2
             1.11    Bankruptcy Rules.............................................................................2
             1.12    Bridge Notes.................................................................................2
             1.13    Bridge Noteholders...........................................................................2
             1.14    Bridge Noteholder Claim......................................................................3
             1.15    Business Day.................................................................................3
             1.16    Cash.........................................................................................3
             1.17    CDMA California Partners Claim...............................................................3
             1.18    Cellexis.....................................................................................3
             1.19    Chapter 11 Cases.............................................................................3
             1.20    Claim........................................................................................3
             1.21    Committee....................................................................................3
             1.22    Confirmation Date............................................................................3
             1.23    Confirmation Hearing.........................................................................4
             1.24    Confirmation Order...........................................................................4
             1.25    Contract Notice..............................................................................4
             1.26    Current Active Employees.....................................................................4
             1.27    Debtors......................................................................................4
             1.29    DIP Loan Agreement...........................................................................4
             1.30    DIP Loan Claims..............................................................................4
             1.31    Disbursing Agent.............................................................................4
             1.32    Disclosure Statement.........................................................................4
             1.33    Disputed Claim...............................................................................4
             1.34    Distribution Date............................................................................5
             1.35    Effective Date...............................................................................5
             1.36    Equity Interest..............................................................................5
             1.37    Existing Options/Warrants....................................................................5
             1.38    Existing NTI Series A Common Stock...........................................................5
             1.39    Existing NTI Series B Common Stock...........................................................5


                                       A-i

                           TABLE OF CONTENTS (cont'd)
                                                                                                                Page
                                                                                                                ----

             1.40    FCC..........................................................................................5
             1.41    FCC Claims...................................................................................5
             1.42    FCC C Block Notes............................................................................5
             1.43    FCC F Block Notes............................................................................5
             1.44    FCC NPCI Claim...............................................................................5
             1.45    FCC NPPI Claim...............................................................................6
             1.46    Fee Application..............................................................................6
             1.47    Fee Claim....................................................................................6
             1.48    General Unsecured Claim......................................................................6
             1.49    Hanareum Claims..............................................................................6
             1.50    Hughes.......................................................................................6
             1.51    Hughes Claims................................................................................7
             1.52    Incentive Option Shares......................................................................7
             1.53    Indenture....................................................................................7
             1.54    Intercompany Claim...........................................................................7
             1.55    Intercreditor Agreement......................................................................7
             1.56    LG InfoComm..................................................................................7
             1.57    LG InfoComm Claims...........................................................................7
             1.58    License Subsidiaries.........................................................................8
             1.59    NPCI.........................................................................................8
             1.60    NPI .........................................................................................8
             1.61    NPPI ........................................................................................8
             1.62    NTI .........................................................................................8
             1.63    NTI Senior Redeemable Preferred Stock........................................................8
             1.64    NTI Senior Subordinated Notes................................................................8
             1.65    NTI Series A Convertible Stock...............................................................8
             1.66    NTI Series B Warrants........................................................................8
             1.67    NWI..........................................................................................9
             1.68    Objection Deadline...........................................................................9
             1.69    Other Secured Claim..........................................................................9
             1.70    Participant..................................................................................9
             1.71    PCS Licenses.................................................................................9
             1.72    Person.......................................................................................9
             1.73    Petition Date................................................................................9
             1.74    Plan.........................................................................................9
             1.75    Plan Documents...............................................................................9
             1.76    Plan Securities.............................................................................10
             1.77    Prime Rate..................................................................................10
             1.78    Priority Non-Tax Claim......................................................................10
             1.79    Priority Tax Claim..........................................................................10
             1.80    Professional Person.........................................................................10


                                      A-ii

                           TABLE OF CONTENTS (cont'd)
                                                                                                                Page
                                                                                                                ----

             1.81    Reorganized Debtors.........................................................................10
             1.82    Samyang.....................................................................................10
             1.83    Schedules...................................................................................10
             1.84    Secured Claims..............................................................................10
             1.85    Senior Claims...............................................................................10
             1.86    Statements of Financial Affairs.............................................................10
             1.87    Substantial Consummation....................................................................11
             1.90    Vendor Financing............................................................................11
             1.91    Vendor Financing Documents..................................................................11
             1.92    Voting Deadline.............................................................................11
             1.93    Withheld Distribution Amount................................................................11

ARTICLE II

         INTERPRETATION AND CONSTRUCTION.........................................................................11
             2.1     Interpretation..............................................................................11
             2.2     Construction and Application of Bankruptcy Code Definitions.................................11
             2.3     Other Terms.................................................................................12
             2.4     Plan Documents..............................................................................12

ARTICLE III

         CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS...........................................................12
             3.1     NTI Classes.................................................................................12
             3.2     NPCI Classes................................................................................13
             3.3     NPI Classes.................................................................................13
             3.4     NPPI Classes................................................................................14
             3.5     NWI Classes.................................................................................14
             3.6     Administrative Claims and Priority Tax Claims...............................................14

ARTICLE IV

         TREATMENT OF CLAIMS AND EQUITY INTERESTS................................................................14
             4.1     Classes 1A, 2A, 3A, 4A and 5A - Priority Non-Tax Claims.....................................14
             4.2     Classes 1B, 2B, 3B, 4B, and 5B - Administrative
                     Convenience Claims..........................................................................14
             4.3     Classes 1C, 2C, 3C, 4C and 5C - Other Secured Claims........................................15
             4.4     Class 2D - FCC NPCI Claim...................................................................15
             4.5     Class 4D - FCC NPPI Claim...................................................................15
             4.6     Classes 1G, 3D, 4E and 5D - Hanareum Claims.................................................15
             4.7     Classes 1D and 2E - LG InfoComm Claims......................................................15


                                      A-iii

                           TABLE OF CONTENTS (cont'd)
                                                                                                                Page
                                                                                                                ----

             4.8     Class 1F - CDMA California Partners Claim...................................................15
             4.9     Class 1E - Hughes Claims....................................................................16
             4.10    Classes 1H, 3E, 4F, and 5E - Bridge Noteholders Claims......................................16
             4.11    Classes 1I, 2G, 3F, 4G and 5F - General Unsecured Claims....................................16
             4.12    Classes 1J, 2H, 3G, 4H and 5G - Intercompany Claims.........................................16
             4.13    Classes 2I, 3H, 4I and 5H - Equity Interests in NPCI, NPPI, NPI and
                     NWI.........................................................................................16
             4.14    Class 1K - Existing NTI Series A Common Stock...............................................16
             4.15    Class 1L - Existing NTI Series B Common Stock...............................................16
             4.16    Class 1M - Existing Options/Warrants........................................................16
             4.17    Conversion Rights...........................................................................16

ARTICLE V

         TREATMENT OF UNCLASSIFIED CLAIMS........................................................................17
             5.1     Administrative Claims.......................................................................17
                           5.1.1  Time for Filing................................................................17
                           5.1.2  Allowance......................................................................17
                           5.1.3  Payment........................................................................17
                           5.1.4  DIP Loan Claims................................................................17
             5.2     Priority Tax Claims.........................................................................18
             5.3     Confirmation Bonus Pool.....................................................................18

ARTICLE VI

         ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY
         ONE OR MORE CLASSES OF CLAIMS OR EQUITY INTERESTS.......................................................18
             6.1     Classes Entitled to Vote....................................................................18
             6.2     Class Acceptance Requirement................................................................18
             6.3     Confirmation Requirements...................................................................18
             6.4     Cramdown....................................................................................18

ARTICLE VII

         FUNDING OF THE PLAN AND MEANS FOR IMPLEMENTATION........................................................19
             7.1     Vendor Financing............................................................................19
             7.2     Working Capital - Issuance of NTI Series A Convertible Preferred
                     Stock.......................................................................................19
             7.3     Boards of Directors.........................................................................19
             7.4     Other Officers..............................................................................19
             7.5     Certificates of Incorporation and Bylaws....................................................19


                                      A-iv

                           TABLE OF CONTENTS (cont'd)
                                                                                                                Page
                                                                                                                ----

             7.6     Stock Option Plan...........................................................................20

ARTICLE VIII

         DISTRIBUTION............................................................................................20
             8.1     Date of Distributions.......................................................................20
             8.2     Disbursing Agent............................................................................20
             8.3     Rights and Powers of Disbursing Agent.......................................................20
             8.4     De Minimis Distributions....................................................................21
             8.5     Fractional Shares...........................................................................21
             8.6     DIP Loan Participants.  ....................................................................21
             8.7     Means of Payment............................................................................21
             8.8     Delivery of Distributions...................................................................21
             8.9     Time Bar to Payments........................................................................21
             8.10    Surrender of Instruments....................................................................21

ARTICLE IX

         PROCEDURES FOR RESOLVING AND TREATING DISPUTED CLAIMS...................................................22
             9.1     Objection Deadline..........................................................................22
             9.2     Prosecution of Objections...................................................................22
             9.3     No Distributions Pending Allowance..........................................................22
             9.4     Late Filed Claims...........................................................................22
             9.5     Distributions Relating to Disputed Claims...................................................22

ARTICLE X

         EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................................................23
             10.1    Rejection of Executory Contracts............................................................23
             10.2    Cure of Defaults............................................................................23
             10.3    Rejection Claims............................................................................23

ARTICLE XI

         CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS..................................................23
             11.1    Conditions to Confirmation..................................................................23
             11.2    Conditions to Effective Date................................................................23
             11.3    Waiver of Conditions........................................................................24



                                       A-v

                           TABLE OF CONTENTS (cont'd)
                                                                                                                Page
                                                                                                                ----

ARTICLE XII

         RETENTION OF JURISDICTION...............................................................................24
             12.1    Jurisdiction of the Bankruptcy Court........................................................24
             12.2    Failure of Bankruptcy Court to Exercise Jurisdiction........................................25

ARTICLE XIII

         EFFECTS OF CONFIRMATION; PROPERTY AND DISCHARGE.........................................................25
             13.1    Discharge of Claims and Termination of Certain Equity Interests.............................25
             13.2    Discharge of Debtors........................................................................26
             13.3    Exculpations................................................................................26
             13.4    Injunction Against Interference With Plan...................................................26
             13.5    Vesting of Assets...........................................................................26

ARTICLE XIV

         SETTLEMENT AND COMPROMISE OF CERTAIN CLAIMS.............................................................27
             14.1    Amount of Allowed Claims....................................................................27

ARTICLE XV

         MISCELLANEOUS PROVISIONS................................................................................27
             15.1    Dissolution of Committee....................................................................27
             15.2    Retention of Claims and Causes of Action....................................................27
             15.3    Payment of Statutory Fees...................................................................27
             15.4    Recognition of Guaranty Rights..............................................................27
             15.5    Recognition of Subordination Rights.........................................................28
             15.6    Setoff Rights...............................................................................28
             15.7    Substantial Consummation....................................................................28
             15.8    Revocation..................................................................................28
             15.9    Amendments..................................................................................28
             15.10   Binding Effect..............................................................................29
             15.11   Compliance with Regulations.................................................................29
             15.12   No Attorneys' Fees..........................................................................29
             15.13   Time........................................................................................29
             15.14   Notices.....................................................................................29
             15.15   Severability................................................................................30
             15.17   Governing Law...............................................................................31

         NextWave Personal Communications Inc., NextWave Power Partners Inc., NextWave Partners Inc., NextWave Wireless Inc., and NextWave Telecom Inc., as debtors and debtors-in-possession in the above-captioned jointly administered Chapter 11 cases, hereby propose the following First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code pursuant to 11 U.S.C. ss. 1121(a). All creditors and equity security holders are encouraged to consult the accompanying Disclosure Statement as approved by the Bankruptcy Court before voting to accept or reject this Plan.


         NO SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED THEREWITH AND APPROVED BY THE BANKRUPTCY COURT HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THIS PLAN.


                                    ARTICLE I

                                   DEFINITIONS

         For the purposes of this Plan, the following terms shall have the respective meanings set forth below:

         1.1 Administrative Claim means any Claim entitled to priority under sections 503(b), 507(a)(1), 365(d)(3) or 365(d)(10) of the Bankruptcy Code, including, without limitation (i) any actual and necessary costs and expenses of preserving the Debtors' estates; (ii) any Fee Claims; (iii) any fees or charges assessed against the Debtors' estates under 28 U.S.C. ss. 1930; (iv) all costs and expenses, including any recording fees, transfer taxes and the like, arising out of or related to the transfer of the Debtors' assets pursuant to this Plan; and (v) other Claims as ordered by the Bankruptcy Court.

         1.2 Administrative Convenience Claim means any General Unsecured Claim of $20,000 or less, and any General Unsecured Claim in excess of $20,000 that, by written election of the holder of such Claim made on the Ballot, is reduced to $20,000.

         1.3 Adversary Proceeding means Adversary Proceeding No. 98-5178, captioned NextWave Personal Communications Inc. v. Federal Communications Commission, which was commenced on June 8, 1998 by filing an original complaint with the Bankruptcy Court, as such complaint was twice amended.

         1.4 Allowed, when used with respect to any Claim, except an Administrative Claim or the Bridge Noteholders Claims, the Hughes Claims, the Hanareum Claims, the LG Claims and the CDMA California Partners Claim, means (i) such Claim to the extent it is not a Disputed Claim; (ii) such Claim to the extent it may be allowed pursuant to final order of the Bankruptcy Court; or
(iii)
a Disputed Claim, proof of which was timely filed with the Bankruptcy Court, and
(A) as to which no objection was filed by the Objection Deadline, unless such Claim is to be determined in a forum other than the Bankruptcy Court, in which case such Claim shall not become allowed until determined by final order of such other forum and allowed by final order of the Bankruptcy Court; or (B) as to which an objection was filed by the Objection Deadline, to the extent allowed by a final order of the Bankruptcy Court. "Allowed," when used with respect to any Equity Interest, means an Equity Interest, proof of which was timely and properly filed or, if no such proof of Equity Interest was filed, an Equity Interest that has been or is hereafter listed by the Debtors on their Schedules as liquidated in amount and not disputed or contingent, and, in either case, as to which no objection to the allowance thereof has been interposed on or before the applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Court, or the Plan, or as to which any objection has been determined by a final order to the extent such objection is determined in favor of the respective holder.

         1.5 Allowed Bridge Noteholders Claims means $174,327,294.98, in the aggregate, for all Bridge Noteholders Claims.

         1.6 Avoidance Decision means, collectively, the Bankruptcy Court's (i) May 12, 1999 Decision on Constructive Fraudulent Conveyance Claim and (ii) June 22, 1999 Decision on Remedy in the Adversary Proceeding.

         1.7 Avoidance Judgment means the Bankruptcy Court's Final Judgment on Avoidance Claim in the Adversary Proceeding dated June 11, 1999, pursuant to which the Bankruptcy Court avoided NPCI's obligations to the FCC in respect of its 63 C Block PCS licenses and determined that the FCC was entitled to enforce such obligation in the principal amount of $548,846,194.

         1.8 Ballot means the ballot upon which holders of Claims and Equity Interests in classes entitled to vote on the Plan vote to accept or reject the Plan.

         1.9 Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. ss. 101 et seq., as in effect on the Petition Date, together with all amendments, modifications and replacements of the foregoing as the same may exist on any relevant date to the extent applicable to the Chapter 11 Cases.

         1.10 Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York.

         1.11 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as prescribed by the United States Supreme Court pursuant to 28 U.S.C. ss. 2075.

         1.12 Bridge Notes means the Convertible Senior Subordinated Notes due 2002 issued by NTI.

         1.13     Bridge Noteholders means the holders of Bridge Notes.

         1.14 Bridge Noteholder Claim means the Claim of a Bridge Noteholder against NTI, NPPI, NPI and NWI arising under, in connection with or relating to the following: Convertible Senior Subordinated Notes due 2002; Securities Purchase Agreement dated as of April 9, 1996, among NTI and the signatories thereto; Subsidiary Guarantees dated April 9, 1996 among TC and the Bridge Noteholders, June 6, 1996 among NWI and the Bridge Noteholders, and August 1, 1996 among NPI and the Bridge Noteholders; Stock Pledge and Subordination Agreement dated June 18, 1997 among NTI, NPI and the Bridge Noteholders; and any and all modifications or amendments or documents related thereto in effect on the Petition Date. The Bridge Noteholder Claims, for the purposes of this Plan only, and without prejudice to any party's rights to contest the amount, allowability or validity of such claims if this Plan is not confirmed or does not become effective, are allowed in the aggregate amount of $174,327,294.98.

         1.15 Business Day means any day other than a Saturday, Sunday or "legal holiday" as defined in Bankruptcy Rule 9006(a).

         1.16 Cash means U.S. Dollars, check drawn on a domestic bank or wire transfer from a domestic bank.

         1.17 CDMA California Partners Claim means the Claim of CDMA California Partners, LLC, against NTI arising under, in connection with or relating to the following: Settlement and Debt Restructuring Agreement by and between NTI and CDMA California Partners dated April 24, 1998; Warrant to Purchase Shares of Series B Common Stock of NTI issued April 17, 1998; Stock Pledge and Subordination Agreement dated April 24, 1998; and any and all modifications or amendments or documents related thereto in effect on the Petition Date. The CDMA California Partners Claim, for the purposes of this Plan only, and without prejudice to any party's rights to contest the amount, allowability or validity of such Claim if this Plan is not confirmed or does not become effective, is allowed in the aggregate amount of $10,694,444.44.

         1.18     Cellexis means Cellexis International, Inc.

         1.19 Chapter 11 Cases means the above-captioned, jointly administered Chapter 11 bankruptcy cases of the Debtors.

         1.20 Claim means a claim against a Debtor within the meaning of section 101(5) of the Bankruptcy Code.

         1.21 Committee means the current Official Committee of Unsecured Creditors in the Chapter 11 Cases appointed pursuant to section 1102 of the Bankruptcy Code on July 27, 1998 in the Chapter 11 cases of NPCI, NPPI, NPI and NWI, and as amended on February 26, 1999 due to the commencement of NTI's Chapter 11 case.

         1.22 Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket maintained by the clerk's office.

         1.23 Confirmation Hearing means the hearing at which the Bankruptcy Court considers confirmation of the Plan pursuant to sections 1128 and 1129 of the Bankruptcy Code.

         1.24 Confirmation Order means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

         1.25 Contract Notice means the notice to parties in interest listing the executory contracts and unexpired leases the Debtors intend to assume under this Plan which will be filed with the Bankruptcy Court fifteen (15) days prior to the Confirmation Hearing and served upon affected Persons.

         1.26 Current Active Employees means all employees of the Debtors on the Confirmation Date, except for NTI's current Chief Executive Officer and President and those employees on leave of absence.

         1.27 Debtors means NPCI, NPPI, NPI, NWI and NTI, collectively, as debtors and debtors-in-possession.

         1.28 Deferred Interest means all interest accrued on (i) the FCC C Block Notes and (ii) the FCC F Block Notes, each from April 1, 1998 through the Petition Date.

         1.29 DIP Loan Agreement means that certain Post-Petition Loan and Security Agreement, dated as of June 16, 1998, by and among Cellexis and NPCI, NPPI, NPI, NWI and NTI, as the same may have been amended from time to time.

         1.30 DIP Loan Claims mean the Administrative Claims of Cellexis and any Participant arising under the DIP Loan Agreement, consisting of the aggregate amount of outstanding and unpaid principal and interest, and any other amounts payable under the DIP Loan Agreement.

         1.31 Disbursing Agent means any entity in its capacity as a disbursing agent under section 8.2 of this Plan. The Reorganized Debtors may, in their sole discretion, act as Disbursing Agent hereunder.

         1.32 Disclosure Statement means the disclosure statement of even date herewith relating to the Plan and any amendments thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017.

         1.33 Disputed Claim means (i) every Claim that is scheduled by the Debtors as disputed, contingent or unliquidated; or (ii) every Claim or part thereof, proof of which has been filed with the Bankruptcy Court and to which an objection to the allowance thereof, in whole or in part, has been interposed on or prior to the Objection Deadline or such other time as may be directed by the Bankruptcy Court and which objection has not been withdrawn, settled or determined by a final order of the Bankruptcy Court.

         1.34 Distribution Date means the later of (i) the Effective Date or within 10 days thereafter; (ii) the date by which an Allowed Claim is to be paid hereunder if other than the Effective Date; or (iii) within twenty (20) days after the date on which a Disputed Claim becomes an Allowed Claim.

         1.35 Effective Date means the first Business Day on or after the Confirmation Date on which (i) no stay of the Confirmation Order is in effect; and (ii) all the conditions to the effectiveness of the Plan have been satisfied or waived as provided in Article XI hereof.

         1.36 Equity Interest means any "equity security" of the Debtors, as that term is defined in section 101(16) of the Bankruptcy Code.

         1.37 Existing Options/Warrants means all options, warrants or rights, contractual or otherwise, to acquire an Equity Interest in NTI, including all incentive stock options, non-qualified stock options, and stock appreciation rights granted under any NTI sponsored stock option plans.

         1.38 Existing NTI Series A Common Stock means all the shares of Series A Common Stock par value $0.0001 of NTI, issued and outstanding on December 23, 1998.

         1.39 Existing NTI Series B Common Stock means (i) all the shares of Series B Common Stock par value $0.0001 of NTI, issued and outstanding on December 23, 1998; (ii) any shares of Series B Common Stock par value $0.0001 of NTI to issued in accordance with the proper exercise of any conversion rights or Existing Options/Warrants prior to the Voting Deadline; and (iii) any shares of Series B Common Stock subject to issuance on or after the Effective Date pursuant to the terms of the Plan.

         1.40 FCC means the Federal Communications Commission, an agency of the United States government.

         1.41 FCC Claims means, collectively, the FCC NPCI Claim and the FCC NPPI Claim.

         1.42 FCC C Block Notes means the Amended and Restated Installment Payment Plan Notes to be executed by NPCI in favor of the FCC in respect of NPCI's 63 C Block PCS licenses, with an aggregate face amount of $548,846,194, the form of which will be submitted to the Bankruptcy Court for approval as a Plan Document.

         1.43 FCC F Block Notes means the Amended and Restated Installment Payment Plan Notes to be executed by NPPI in favor of the FCC in respect of NPPI's 32 F Block PCS licenses, with an aggregate face amount of $98,551,806, the form of which will be submitted to the Bankruptcy Court for approval as a Plan Document.

         1.44 FCC NPCI Claim means the Claim of the FCC against NPCI in the aggregate principal amount of $548,846,194, as determined by the Avoidance Decision and the Avoidance

Judgment, and as evidenced by the FCC C Block Notes, plus (i) interest thereon at 6.5% per annum from the Petition Date to the Confirmation Date and (ii) Suspension Interest and Deferred Interest.

         1.45 FCC NPPI Claim means the Claim of the FCC against NPPI in the aggregate principal amount of $98,551,806, as evidenced by the FCC F Block Notes, plus (i) interest thereon at 6.25% per annum from the Petition Date to the Confirmation Date and (ii) Suspension Interest and Deferred Interest.

         1.46 Fee Application means an application of a Professional Person under sections 330, 331 or 503 of the Bankruptcy Code for allowance of a Fee Claim.

         1.47 Fee Claim means any Claim by a Professional Person under sections 330, 331 or 503 of the Bankruptcy Code for allowance of compensation and/or reimbursement of expenses in the Chapter 11 Cases.

         1.48 General Unsecured Claim means any Claim against the Debtors that is not an Administrative Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an Administrative Convenience Claim, a Secured Claim, an Intercompany Claim, or one of the FCC Claims.

         1.49 Hanareum Claims means the Claims of Hanareum Banking Corporation against NTI, NPPI, NPI and NWI arising under, in connection with or relating to the following: Registration Rights Agreement by and between NTI and Samyang dated April 4, 1997; Loan Agreement by and between NTI and Samyang dated April 4, 1997; Loan Agreement by and between NTI and Samyang dated June 18, 1997; Warrants to purchase shares of NTI Series B Common Stock issued February 6, 1997, March 21, 1997, April 4, 1997, May 8, 1997 and June 18, 1997; Promissory
Note dated March 21, 1997 in the original principal amount of $3,000,000; Senior Pledge Agreement by and between NTI and Samyang dated June 18, 1997; Promissory Note dated April 4, 1997 in the original principal amount of $6,000,000; Promissory Note dated May 8, 1997 in the original principal amount of $13,600,000; Loan Agreement between NTI and Samyang dated March 21, 1997; Promissory Note dated February 6, 1997 in the original principal amount of $1,000,000; Subordinated Pledge Agreement by and between NTI and Samyang dated June 18, 1997; Loan Agreement by and between NTI and Samyang dated February 6, 1997; Second Subordinated Pledge Agreement by and between NTI and Samyang dated June 18, 1997; Subsidiary Guarantee by and between NTI and Samyang dated June 18, 1997; Loan Agreement by and between NTI and Samyang dated May 8, 1997; Promissory Note dated June 18, 1997 in the original principal amount of $11,000,000; Subordinated Pledge Agreement by and between NPI and Samyang dated June 18,1997; Second Subordinated Pledge Agreement by and between NPI and Samyang dated June 18, 1997; Subsidiary Guarantee by and among Samyang, NWI, NPI, NPPI and TC dated June 18, 1997; and any and all modifications or amendments or documents related thereto in effect on the Petition Date. The Hanareum Claims are allowed, for the purposes of this Plan only, and without prejudice to any party's rights to contest the amount, allowability or validity of such Claims if this Plan is not confirmed or does not become effective, in the aggregate amount of $40,095,311.73.

         1.50     Hughes means Hughes Network Systems, Inc.

         1.51 Hughes Claims means the Claims of Hughes against NTI and NPCI arising under, in connection with or relating to the following: Registration Rights Agreement by and between NTI and Hughes dated October 29, 1996; Letter Agreement by and between NTI and Hughes dated January 8, 1997; Security Agreement by and between NTI and Hughes dated January 8, 1997; Letter Agreement by and between NTI and Hughes dated March 28, 1997; Letter Agreement by and between NPCI and Hughes dated March 28, 1997; Letter Agreement by and between NTI and Hughes dated June 18, 1997; Convertible Secured Promissory Note dated October 30, 1996 in the original principal amount of $35 million; Convertible Promissory Note Subscription Agreement dated October 29, 1996; and all modifications or amendments or documents related thereto in effect on the Petition Date. The Hughes Claims are allowed, for the purposes of this Plan only, and without prejudice to any party's rights to contest the amount, allowability or validity of such Claims if this Plan is not confirmed or does not become effective, in the aggregate amount of $44,718,333.33.

         1.52 Incentive Option Shares means options to purchase up to 11% of the total number of shares of NTI Series B Common Stock on a fully diluted basis as of the Effective Date.

         1.53 Indenture means the indenture governing the NTI Senior Subordinated Notes, dated as of the Effective Date, the form of which will be submitted to the Bankruptcy Court for approval as a Plan Document.

         1.54 Intercompany Claim means any Claim by (i) any of the Debtors against another Debtor, or (ii) a direct or indirect subsidiary of NTI against any Debtor on account of any intercompany notes, claims or accounts arising prior to the Petition Date.

         1.55 Intercreditor Agreement means an agreement among the holders of Senior Claims, other than Hughes and LG InfoComm, with respect to the liquidation and payment priority of the Hanareum Claims, the CDMA California Partners Claim and the Bridge Noteholders Claims, the form of which will be submitted to the Bankruptcy Court for approval as a Plan Document, and shall be binding upon the signatories thereto and their respective successors and assigns. The Intercreditor Agreement may be either a separate agreement or embodied in the terms of the Indenture.

         1.56 LG InfoComm means, collectively, LG InfoComm, Inc. and LG Information & Communications Ltd.

         1.57 LG InfoComm Claims means the Claims of LG InfoComm against NTI and NPCI, arising under, in connection with or relating to the following: Loan Agreement by and between NTI and LG InfoComm dated February 23, 1996; Loan Agreement by and between NTI and LG InfoComm dated January 6, 1997; Stock Pledge Agreement by and between NTI and LG InfoComm dated January 6, 1997; Stock Pledge Agreement by and between NTI and LG InfoComm dated June 3, 1997; Amendment No. 2 to Loan Agreement by and between NTI and LG InfoComm dated June 3, 1997; and all modifications or amendments or documents related thereto in effect on the Petition Date. The LG InfoComm Claims are allowed, for the purposes of this Plan only, and without prejudice to any party's rights to contest the amount, allowability or validity of such Claims if this Plan is not confirmed or does not become effective, in the aggregate amount of $42,763,924.55.

         1.58 License Subsidiaries means the direct or indirect subsidiaries of NTI now existing or hereafter formed holding PCS Licenses.

         1.59     NPCI means NextWave Personal Communications Inc.

         1.60     NPI means NextWave Partners Inc.

         1.61     NPPI means NextWave Power Partners Inc.

         1.62     NTI means NextWave Telecom Inc.

         1.63 NTI Senior Redeemable Preferred Stock means the Redeemable Preferred Stock of NTI, senior to all other equity securities of NTI, having a stated value of $100.00 per share, and an aggregate stated value equal to the total amount of Allowed General Unsecured Claims, to be issued and outstanding as of the Effective Date and having the rights, privileges and preferences set forth in the certificate of designation of preferred stock, the form of which will be submitted to the Bankruptcy Court for approval as a Plan Document.

         1.64 NTI Senior Subordinated Notes means the 12% Senior Subordinated Notes due 2009 of NTI, having a maximum aggregate principal amount of $225,000,000 to be issued and outstanding on the Effective Date, the form of which will be submitted to the Bankruptcy Court for approval as a Plan Document. Such Senior Subordinated Notes shall be secured by a lien on the outstanding stock of the License Subsidiaries and any proceeds thereof, which lien shall be subordinate as a silent second lien to any and all liens provided in connection with Vendor Financing or any subsequent vendor financing, and shall carry the terms and conditions set forth in the Indenture and the form of NTI Senior Subordinated Note which will be submitted to the Bankruptcy Court for approval as Plan Documents. The holders of NTI Senior Subordinated Notes shall have no right of acceleration or to exercise remedies absent acceleration and the exercise of remedies by the providers of the Vendor Financing or any vendors providing financing to the Reorganized Debtors throughout the term of the NTI Senior Subordinated Notes.

         1.65 NTI Series A Convertible Stock means the Series A Convertible Preferred Stock of NTI, with a stated value of $100.00 per share, to be issued and outstanding as of the Effective Date and having the rights, privileges and preferences set forth in the certificate of designation of preferred stock, the form of which will be submitted to the Bankruptcy Court for approval as a Plan Document.

         1.66 NTI Series B Warrants means the warrants to be issued under the Plan to purchase shares of NTI Series B Common Stock with an exercise price of $3.00 per share and an expiration date of the fifth anniversary of the Effective Date. Each NTI Series B Warrant shall be exercisable into one share of NTI Series B Common Stock. The form of warrant agreement will be submitted to the Bankruptcy Court for approval as a Plan Document.

         1.67     NWI means NextWave Wireless Inc.

         1.68 Objection Deadline means the date by which objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of Claims, which date shall be (i) for Administrative Claims, the date that is thirty (30) days after a request for payment of such Claim has been filed and served in accordance with section 5.1.1 of the Plan; and (ii) for all other Claims, the date that is 180 days after the Effective Date.

         1.69 Other Secured Claim means any Secured Claim that is not a Senior Claim.

         1.70 Participant means any holder of a participation interest under the DIP Loan Agreement.

         1.71 PCS Licenses means, collectively, the C, D, E and F Block PCS licenses held by the Debtors as of the date hereof.

         1.72 Person means any individual, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity.

         1.73 Petition Date means June 8, 1998, with respect to NPCI, NPPI, NPI and NWI, and December 23, 1998, with respect to NTI.

         1.74 Plan means this joint Chapter 11 plan of reorganization (including all documents and supplements related hereto) either in its present form or as it may hereafter be altered, amended or modified from time to time.

         1.75 Plan Documents means all the documents that aid in effectuating the Plan, substantially in the forms filed with the Bankruptcy Court fifteen
(15) days prior to the Confirmation Hearing, as the same may be amended or modified, including, but not limited to (i) the FCC C Block Notes; (ii) the FCC F Block Notes; (iii) the Vendor Financing Documents; (iv) the executed commitment letters or subscription agreements to purchase shares of NTI Series A Convertible Preferred Stock; (v) the NTI Senior Subordinated Notes; (vi) the certificates of designation for the NTI Senior Redeemable Preferred Stock and the NTI Series A Convertible Preferred Stock; (vii) the NTI Series B Warrants;
(viii) the Indenture; (ix) the Intercreditor Agreement; (x) the amended and restated certificates of incorporation and bylaws for each of the Reorganized Debtors; and (xi) all related documents in connection with each of the foregoing.

         1.76 Plan Securities means, collectively, the NTI Senior Subordinated Notes, the NTI Senior Redeemable Preferred Stock, the NTI Series A Convertible Preferred Stock, and the NTI Series B Warrants.

         1.77 Prime Rate means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City.

         1.78 Priority Non-Tax Claim means any Claim that is entitled to priority in payment pursuant to sections 507(a) (3), (4), (5), (6), (7) or (9) of the Bankruptcy Code and that is not an Administrative Claim or a Priority Tax Claim.

         1.79 Priority Tax Claim means any Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

         1.80 Professional Person means any Person retained or to be compensated by the Debtors pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code.

         1.81 Reorganized Debtors means the Debtors, as reorganized under and pursuant to this Plan, from and after the Effective Date; or, if the term Reorganized is used with respect to an individual Debtor, such individual Debtor, as reorganized under and pursuant to this Plan, from and after the Effective Date.

         1.82     Samyang means Samyang Merchant Bank.

         1.83 Schedules means the schedules of assets and liabilities filed by the Debtors with the Bankruptcy Court pursuant to section 521(1) of the Bankruptcy Code as they may have been or may hereafter be amended or supplemented in accordance with Bankruptcy Rule 1009 or any order of the Bankruptcy Court.

         1.84 Secured Claims means (i) the Senior Claims, and (ii) any other Claim secured by a lien on collateral to the extent of the value of such collateral (a) as set forth in this Plan, (b) as agreed to by the holder of such Claim and the Debtors or (c) as determined by a final order in accordance with section 506(a) of the Bankruptcy Code, or in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

         1.85 Senior Claims means, collectively, the Hanareum Claim, the Bridge Noteholder Claims, the LG InfoComm Claim, the Hughes Claim and the CDMA California Partners Claim.

         1.86 Statements of Financial Affairs means the statements of financial affairs accompanying the Schedules filed by the Debtors with the Bankruptcy Court pursuant to section 521(1) of the Bankruptcy Code as they may have been or may hereafter be amended or supplemented in accordance with Bankruptcy Rule 1009 or any order of the Bankruptcy Court.

         1.87 Substantial Consummation means (i) the transfer of all or substantially all of the property proposed by the Plan to be transferred; (ii) assumption by the Debtors or their successors under the Plan of the business or management of all or substantially all of the property dealt with by the Plan; and (iii) commencement of distribution under the Plan, all of which shall be deemed to have occurred on the Effective Date and include, but not be limited to, issuance of the Plan Securities, execution of the Plan Documents and any funding thereunder, and the commencement of payment of Allowed Claims.

         1.88 Suspension Interest means the entire amount of unpaid interest that accrued during the period (i) beginning with the grant date of NPCI's C Block PCS licenses through and including March 31, 1998 and (ii) beginning with the grant date of NPPI's F Block PCS licenses through and including March 31, 1998.

         1.89     TC means TELE*Code Inc.

         1.90 Vendor Financing means the financing to be provided to the Debtors by equipment vendors in connection with the build out of the Debtors' PCS network and related expenditures, pursuant to the terms and conditions of the Vendor Financing Documents.

         1.91 Vendor Financing Documents means the documents governing the financing to be provided to the Reorganized Debtors in connection with the build out of their PCS network and related expenditures, the form of which will be submitted to the Bankruptcy Court for approval as a Plan Document.

         1.92 Voting Deadline means the date set by the Bankruptcy Court by which Ballots for accepting or rejecting the Plan must be received by the Debtors for tabulating such Ballots.

         1.93 Withheld Distribution Amount means such amounts of property as the Reorganized Debtors shall withhold from distribution to holders of Claims or Equity Interests on account of Disputed Claims, in an amount sufficient to distribute to the holder of each such Claim or Equity Interest its entitlement to the Cash or Plan Securities to be distributed hereunder, pending the allowance or disallowance of such Claim or Equity Interest, in whole or in part.

                                   ARTICLE II

                         INTERPRETATION AND CONSTRUCTION

         2.1 Interpretation. Unless otherwise specified herein, all section, article and exhibit references in this Plan are to the respective section in, article of, and exhibit to, this Plan, as the same may be amended, waived or modified from time to time. All headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

         2.2 Construction and Application of Bankruptcy Code Definitions. Unless otherwise defined herein, words and terms defined in section 101 of the Bankruptcy Code shall have the same meanings when used in this Plan. Words or terms used but not defined herein shall have the meaning ascribed to that term or word, if any, in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.

         2.3 Other Terms. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan as a whole and not to any particular article, section, subsection or clause contained in the Plan.

         2.4 Plan Documents. The Plan Documents are incorporated into and made a part of this Plan as if set forth in full herein.

                                   ARTICLE III

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         The following tables designate the classes of Claims against and Equity Interests in each of the Debtors and specify which of those classes are (i) impaired or unimpaired by the Plan in accordance with section 1124 of the Bankruptcy Code, (ii) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to reject the Plan.

         3.1      NTI Classes

--------------- ------------------------------------------------------------ ---------------- ------------------
                                                                                                 Entitled to
     Class      Designation                                                  Impairment              Vote
     -----      -----------                                                  ----------              ----
   Class 1A     Priority Non-Tax Claims                                      unimpaired               No
   Class 1B     Administrative Convenience Claims                            impaired                Yes
   Class 1C     Other Secured Claims                                         unimpaired               No
   Class 1D     LG InfoComm Claim                                            impaired                Yes
   Class 1E     Hughes Claim                                                 impaired                Yes
   Class 1F     CDMA California Partners Claim                               impaired                Yes
   Class 1G     Hanareum Claim                                               impaired                Yes
   Class 1H     Bridge Noteholder Claims                                     impaired                Yes
   Class 1I     General Unsecured Claims                                     impaired                Yes
   Class 1J     Intercompany Claims                                          impaired           No (deemed to
                                                                                                   reject)
   Class 1K     Existing NTI Series A Common Stock                           impaired                Yes
   Class 1L     Existing NTI Series B Common Stock                           impaired                Yes
   Class 1M     Existing Options/Warrants                                    impaired                Yes


--------------- ------------------------------------------------------------ ---------------- ------------------


         3.2      NPCI Classes

--------------- ------------------------------------------------------------ ---------------- ------------------
                                                                                                  Entitled to
     Class      Designation                                                  Impairment              Vote
     -----      -----------                                                  ----------              ----

   Class 2A     Priority Non-Tax Claims                                      unimpaired               No
   Class 2B     Administrative Convenience Claims                            impaired                 Yes
   Class 2C     Other Secured Claims                                         unimpaired               No
   Class 2D     FCC NPCI Claim                                               unimpaired               No
   Class 2E     LG InfoComm Claim                                            impaired                 Yes
   Class 2F     Hughes Claim                                                 impaired                 Yes
   Class 2G     General Unsecured Claims                                     impaired                 Yes
   Class 2H     Intercompany Claims                                          impaired            No (deemed to
                                                                                                    reject)
   Class 2I     Equity Interests                                             unimpaired               No
--------------- ------------------------------------------------------------ ----------------  -----------------

         3.3      NPI Classes

--------------- ------------------------------------------------------------ ---------------- ------------------
                                                                                                  Entitled to
     Class      Designation                                                  Impairment              Vote
     -----      -----------                                                  ----------              ----

   Class 3A     Priority Non-Tax Claims                                      unimpaired               No
   Class 3B     Administrative Convenience Claims                            impaired                 Yes
   Class 3C     Other Secured Claims                                         unimpaired               No
   Class 3D     Hanareum Claim                                               impaired                 Yes
   Class 3E     Bridge Noteholder Claims                                     impaired                 Yes
   Class 3F     General Unsecured Claims                                     impaired                 Yes
   Class 3G     Intercompany Claims                                          impaired            No (deemed to
                                                                                                    reject)
   Class 3H     Equity Interests                                             unimpaired               No
-------------- ------------------------------------------------------------ ----------------  -----------------


                                      A-13

         3.4      NPPI Classes
--------------- ------------------------------------------------------------ ---------------- ------------------
                                                                                                 Entitled to
     Class      Designation                                                Impairment                Vote
     -----      -----------                                                ----------                ----

   Class 4A     Priority Non-Tax Claims                                    unimpaired                 No
   Class 4B     Administrative Convenience Claims                          impaired                  Yes
   Class 4C     Other Secured Claims                                       unimpaired                 No
   Class 4D     FCC NPPI Claim                                             unimpaired                 No
   Class 4E     Hanareum Claim                                             impaired                  Yes
   Class 4F     Bridge Noteholder Claims                                   impaired                  Yes
   Class 4G     General Unsecured Claims                                   impaired                  Yes
   Class 4H     Intercompany Claims                                        impaired             No (deemed to
                                                                                                   reject)
   Class 4I     Equity Interests                                           unimpaired                 No

--------------- ---------------------------------------------------------- ------------------ ------------------

         3.5      NWI Classes

--------------- ------------------------------------------------------------ ---------------- ------------------
                                                                                                  Entitled to
     Class      Designation                                                 Impairment               Vote
     -----      -----------                                                 ----------               ----

   Class 5A     Priority Non-Tax Claims                                     unimpaired                No
   Class 5B     Administrative Convenience Claims                           impaired                  Yes
   Class 5C     Other Secured Claims                                        unimpaired                No
   Class 5D     Hanareum Claim                                              impaired                  Yes
   Class 5E     Bridge Noteholder Claims                                    impaired                  Yes
   Class 5F     General Unsecured Claims                                    impaired                  Yes
   Class 5G     Intercompany Claims                                         impaired             No (deemed to
                                                                                                    reject)
   Class 5H     Equity Interests                                            unimpaired                No

--------------- ----------------------------------------------------------  -----------------  -----------------

         3.6 Administrative Claims and Priority Tax Claims. Pursuant to section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims shall not be classified for purposes of voting or receiving distributions under the Plan. Instead, all such Claims shall be treated separately as unclassified Claims on the terms set forth in Article V of the Plan.

                                   ARTICLE IV

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

         4.1 Classes 1A, 2A, 3A, 4A and 5A - Priority Non-Tax Claims. Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors has agreed to a different treatment of such Claim, each such holder shall receive on the Distribution Date, in full satisfaction of such Claim, Cash in an amount equal to such Claim.

         4.2 Classes 1B, 2B, 3B, 4B, and 5B - Administrative Convenience Claims. In lieu of treatment under Classes 1I, 2G, 3F, 4G or 5F of the Plan, and in full satisfaction of any and all such Claims in the aggregate, the holder of an Allowed Administrative Convenience Claim against any of the Debtors shall receive, on the Distribution Date, Cash equal to the amount of such Allowed

Administrative Convenience Claim. An election by the holder of a General Unsecured Claim to reduce its Claim to $20,000 so as to be treated as an Administrative Convenience Claim, shall be made in the space provided on the Ballot and, as a condition to such election being valid, such holder must (i) elect to have all Claims of such holder against all of the Debtors, in the aggregate, reduced to a total of $20,000 and (ii) vote to accept the Plan. In no event shall the holder of an Allowed Administrative Convenience Claim receive more than $20,000 in the aggregate.

         4.3 Classes 1C, 2C, 3C, 4C and 5C - Other Secured Claims. Each holder of an Allowed Secured Claim (other than the holders of the Senior Claims) shall receive, at the option of the Reorganized Debtors, either (i) the collateral securing such Allowed Secured Claim, (ii) Cash in an amount equal to the value of the collateral securing such Allowed Secured Claim, or (iii) the treatment required under section 1124(2) of the Bankruptcy Code for such Claim to be unimpaired.

         4.4 Class 2D - FCC NPCI Claim. The FCC shall receive, on account of the FCC NPCI Claim, a lump sum payment on the Distribution Date of Suspension Interest, Deferred Interest and accrued installment payments pursuant to the terms of the FCC C Block Notes. Thereafter the FCC shall receive deferred Cash payments on an installment basis, as and when due, in accordance with the terms and provisions of the FCC C Block Notes. The FCC shall retain its liens on NPCI's C Block PCS licenses. At the FCC's election, prior to the Voting Deadline, in lieu of the above treatment, the FCC shall receive, in full and final satisfaction and settlement of all claims against NPCI and in exchange for a dismissal with prejudice of all pending litigation between NPCI and the FCC, whether on appeal or otherwise, a lump sum cash payment of $548,846,194 on or before September 30, 2000.

         4.5 Class 4D - FCC NPPI Claim. The FCC shall receive, on account of the FCC NPPI Claim, a lump sum payment on the Distribution Date of Suspension Interest, Deferred Interest and accrued installment payments pursuant to the terms of the FCC F Block Notes. Thereafter, the FCC shall receive deferred Cash payments on an installment basis, as and when due, in accordance with the terms and provisions of the FCC F Block Notes. The FCC shall retain its lien on NPPI's F Block PCS licenses.

         4.6 Classes 1G, 3D, 4E and 5D - Hanareum Claims. The holders of Allowed Claims in Classes 1G, 3D, 4E and 5D shall receive on the Distribution Date, in full satisfaction of such Claims and subject to the Intercreditor Agreement (i) NTI Senior Subordinated Notes having a principal amount equal to the amount of such Allowed Claims and (ii) a pro rata distribution of 3,500,000 NTI Series B Warrants.

         4.7 Classes 1D and 2E - LG InfoComm Claims. The holders of Allowed Claims in Classes 1D and 2E will receive on the Distribution Date, in full satisfaction of such Claims, (i) Cash in an amount equal to 77% of such Allowed Claims, in the aggregate and (ii) 1,000,000 NTI Series B Warrants, in the aggregate.

         4.8 Class 1F - CDMA California Partners Claim. Each holder of an Allowed Claim in Class 1F will receive on the Distribution Date, in full satisfaction of such Claim and subject to the

Intercreditor Agreement, NTI Senior Subordinated Notes having a principal amount equal to the amount of such Allowed Claim.

         4.9 Class 1E - Hughes Claims. The holder of Allowed Claims in Class 1E shall receive on the Distribution Date, in full satisfaction of such Claims, Cash in an amount equal to 75% of such Allowed Claims, in the aggregate.

         4.10 Classes 1H, 3E, 4F, and 5E - Bridge Noteholders Claims. Each holder of an Allowed Claim in Classes 1H, 3E, 4F and 5E shall receive on the Distribution Date, in full satisfaction of such Claim and subject to the Intercreditor Agreement (i) NTI Senior Subordinated Notes having a principal amount equal to the amount of such Allowed Claim and (ii) a pro rata distribution of 32,000,000 NTI Series B Warrants.

         4.11 Classes 1I, 2G, 3F, 4G and 5F - General Unsecured Claims. Each holder of an Allowed General Unsecured Claim shall receive on the Distribution Date, in full satisfaction of such Claim (i) shares of NTI Senior Redeemable Preferred Stock having a stated value equal to the amount of such Allowed Claim and (ii) a pro rata distribution of 3,500,000 NTI Series B Warrants.

         4.12 Classes 1J, 2H, 3G, 4H and 5G - Intercompany Claims. On the Effective Date, all Intercompany Claims shall be extinguished and the holders of such Claims shall neither receive nor retain any property under the Plan on account of such Claims.

         4.13 Classes 2I, 3H, 4I and 5H - Equity Interests in NPCI, NPPI, NPI and NWI. The legal, equitable and contractual rights of the holders of Equity Interests in NPCI, NPPI, NPI and NWI shall remain unaltered.

         4.14 Class 1K - Existing NTI Series A Common Stock. Holders of Existing NTI Series A Common Stock shall retain their existing stock, subject to the rights, privileges and preferences of the holders of Plan Securities.

         4.15 Class 1L - Existing NTI Series B Common Stock. Holders of Existing NTI Series B Common Stock shall retain their existing stock, subject to the rights, privileges and preferences of the holders of Plan Securities.

         4.16 Class 1M - Existing Options/Warrants. Each holder of an Existing Option/Warrant shall be entitled to exercise such Existing Options/Warrants prior to the Voting Deadline in accordance with the procedures specified on the Ballot. On the Effective Date, all unexercised Existing Options/Warrants shall be extinguished and terminated.

         4.17 Conversion Rights. Each holder of an Allowed Claim having a contractual right to convert such Claim into shares of Existing NTI Series B Common Stock may exercise such conversion right for all or any portion of such Claim at any time prior to the Voting Deadline, to be effective on the Effective Date, in accordance with the terms and provisions of the documents underlying such Claim, as modified by the procedures specified in the Disclosure Statement;

provided, however, that such conversion rights shall be limited by the Debtors, in their sole discretion, to the extent necessary to avoid any violation of any FCC rule, regulation or requirement in effect at the time of such conversion. Confirmation of the Plan is a "liquidity event", as that term is defined in the Debtors' outstanding securities and instruments, thereby triggering, inter alia, conversion or vesting. For purposes of treatment under the Plan, the portion of an Allowed Claim that is converted into shares of Existing NTI Series B Common Stock shall cease to be an Allowed Claim and shall receive the treatment accorded to Class 1L. Any portion of an Allowed Claim subject to conversion under this section 4.17, but not so converted shall continue to be an Allowed Claim in the appropriate Class for the amount not converted and receive the treatment accorded to the holders of Allowed Claims in such Class.

                                    ARTICLE V

                        TREATMENT OF UNCLASSIFIED CLAIMS

         5.1 Administrative Claims. All Administrative Claims against the Debtors shall be treated as follows:

                  5.1.1 Time for Filing. All holders of Administrative Claims (other than the DIP Loan Claim), including Professional Persons holding Fee Claims, shall file with the Bankruptcy Court a request for payment of such Claims within sixty (60) days after the Confirmation Date. Any such request must be served on the Debtors and their counsel and must, at a minimum, set forth (i) the name of the holder of the Claim; (ii) the amount of the Claim; and (iii) the basis for the Claim. A failure to file any such request in a timely fashion will result in the Administrative Claim in question being discharged and its holder forever barred from asserting such Claim against the Debtors.

                  5.1.2 Allowance. An Administrative Claim (other than the DIP Loan Claim) for which a request for payment has been properly filed shall become an Allowed Administrative Claim unless an objection is filed by the Objection Deadline. If an objection is timely filed, the Administrative Claim in question shall become an Allowed Administrative Claim only to the extent so allowed by final order of the Bankruptcy Court.

                  5.1.3 Payment. Except to the extent that a holder of an Allowed Administrative Claim has agreed to a different treatment of such Claim, each holder of an Allowed Administrative Claim (other than the DIP Loan Claim) shall receive on the Distribution Date, on account of such holder's Claim, Cash in an amount equal to the amount of such holder's Allowed Claim.

                  5.1.4 DIP Loan Claims. Each holder of a DIP Loan Claim shall receive, in full satisfaction of such Claim (i) shares of NTI Series A Convertible Preferred Stock having a stated value equal to two (2) times the aggregate principal amount outstanding under the DIP Loan Agreement as of the Effective Date and (ii) Cash in an amount equal to accrued interest and any other amounts payable under the DIP Loan Agreement (except principal) on the Effective Date.

         5.2 Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has agreed to a different treatment of such Claim, each holder of an Allowed Priority Tax Claim shall receive on account of such Claim deferred Cash payments over a six-year period having a value, as of the Effective Date, equal to the amount of such Allowed Claim. The first of such deferred Cash payments shall be made on the Distribution Date and thereafter, shall be made on the anniversary of the Distribution Date in each succeeding year up to and including the sixth anniversary of the Distribution Date.

         5.3 Confirmation Bonus Pool. On the Effective Date, shares from a pool of up to 6,900,000 shares of NTI Series B Common Stock will be granted to Current Active Employees or consultants as a confirmation bonus. The allocation of such shares shall be determined prior to the Confirmation Hearing by NTI's current Board of Directors, after consultation with the Committee and such other constituencies who have been involved in the Chapter 11 Cases as the Board deems appropriate.

                                   ARTICLE VI

           ACCEPTANCE OR REJECTION OF THE PLAN; EFFECT OF REJECTION BY
                ONE OR MORE CLASSES OF CLAIMS OR EQUITY INTERESTS

         6.1 Classes Entitled to Vote. Each impaired class of Claims shall be entitled to vote separately to accept or reject the Plan as provided in the order entered by the Bankruptcy Court governing the voting and balloting procedures applicable to the Plan. Any unimpaired class of Claims shall be deemed to have accepted the Plan. Any class of Claims or Equity Interests that will not receive or retain any property on account of such Claims or Equity Interests shall be deemed to have rejected the Plan.

         6.2 Class Acceptance Requirement. A class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such class that have voted on the Plan.

         6.3 Confirmation Requirements. The confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to NPCI, NPPI, NPI, NWI and NTI. Therefore, if the Plan is not confirmed as to each of NPCI, NPPI, NPI, NWI and NTI, the Plan shall not be confirmed as to any of the Debtors.

         6.4 Cramdown. If any class of Claims shall fail to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, the Debtors intend to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code.

                                   ARTICLE VII

                FUNDING OF THE PLAN AND MEANS FOR IMPLEMENTATION

         7.1 Vendor Financing. The Reorganized Debtors are authorized to enter into and consummate the Vendor Financing Documents and are authorized to form additional affiliates, as necessary, to facilitate the same.

         7.2 Working Capital - Issuance of NTI Series A Convertible Preferred Stock. New investors will provide a minimum of $225,000,000 and a maximum of $750,000,000 of working capital to the Reorganized Debtors, subject to the Reorganized Debtors' sole discretion to increase such amount, in exchange for the issuance of shares of NTI Series A Convertible Preferred Stock. New investors who commit to purchase shares of NTI Series A Convertible Preferred Stock by executing a subscription agreement on or before the date that is ten
(10) business days following the entry of an order approving the Disclosure Statement shall, in addition to their NTI Series A Convertible Preferred Stock, receive NTI Series B Warrants to purchase that number of shares equal to two percent (2%) of the total amount of each new investor's investment accepted by the Debtors divided by three (3). The Debtors or the Reorganized Debtors, as the case may be, are (i) authorized to issue the NTI Series A Convertible Preferred Stock, (ii) authorized to and have the sole and exclusive right to determine the appropriate investment amount and how many shares of NTI Series A Convertible Preferred Stock, in the aggregate to issue, based upon their assessment of the timing and amount of working capital needs, subject to the minimum amount of $225,000,000, and (iii) authorized to borrow or issue such debt or equity securities in the future as may be appropriate to finance their operations, so long as such actions do not contravene the terms of any then outstanding Plan Securities or the provisions of the then effective certificates of incorporation of the Reorganized Debtors.

         7.3 Boards of Directors. The initial boards of directors of the Reorganized Debtors shall, at a minimum, be their current boards of directors, the identities of which are disclosed in the Disclosure Statement. Each of the Debtors' respective Boards of Directors shall have the President and Chief Executive Officer of each of the other respective Debtors as a member. There shall be a minimum of one outside director on each of the Compensation Committee and the Audit Committee of the Reorganized Debtors. The subsequent tenure and manner of selection of directors shall be as provided in the certificates of incorporation and bylaws of the Reorganized Debtors.

         7.4 Other Officers. The initial corporate officers of the Reorganized Debtors shall be their current corporate officers, the identity of which is disclosed in the Disclosure Statement. The boards of directors of the Reorganized Debtors shall determine the subsequent selection of officers as provided in the certificates of incorporation and bylaws of the Reorganized Debtors.

         7.5 Certificates of Incorporation and Bylaws. The amended and restated certificates of incorporation and bylaws of the Reorganized Debtors shall be filed as Plan Documents and shall be their current charters and bylaws, as amended to, inter alia, prohibit the issuance of non-voting equity securities (other than any warrants) as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment as permitted by applicable law.

         7.6 Stock Option Plan. The Incentive Option Shares shall be reserved for management, consultant and/or employee incentive programs to be implemented by the Board of Directors of Reorganized NTI, as it may deem appropriate and shall be granted pursuant to a stock option plan and/or stock option agreements containing such terms and conditions as shall be determined by the Board of Directors of Reorganized NTI. Such Incentive Option Shares shall be exercisable at $1.50 per share, or such other price as the Board of Directors may establish, and vest on a pro rata basis during the 48 months following the Effective Date. The stock option plan and/or stock option agreements shall be submitted to the Bankruptcy Court for approval as a Plan Document.

         7.7 Securities Exemption. It is an integral and essential element of this Plan that the issuance of Plan Securities pursuant to this Plan to the holders of Allowed Claims, and the subsequent exercise of NTI Series B Warrants by such holders or transferees to purchase the securities issuable thereunder and the conversion of the NTI Series A Convertible Preferred Stock pursuant to its terms by such holders or transferees, shall be exempt from registration under the Securities Act of 1933, as amended, pursuant to section 1145 of the Bankruptcy Code or, with respect to NTI Series A Convertible Preferred Stock and NTI Series B Warrants issued to Persons other than such holders of Allowed Claims, pursuant to Section 4(2) of the Securities Act of 1933. Any such securities issued to an "affiliate" of the issuer of Plan Securities within the meaning of the Securities Act of 1933 or any Person the Debtors reasonably determine to be an "underwriter," and which does not agree to resell such securities only in "ordinary trading transaction," within the meaning of section 1145(b)(1) of the Bankruptcy Code, shall be subject to such transfer restrictions and bear such legends as shall be appropriate to ensure compliance with the Securities Act of 1933.

                                  ARTICLE VIII

                                  DISTRIBUTIONS

         8.1 Date of Distributions. Any distributions and deliveries to be made under the Plan shall be made on the Distribution Date.

         8.2 Disbursing Agent. All distributions under this Plan shall be made by the Reorganized Debtors, as Disbursing Agent, or any other entity designated by any of the Reorganized Debtors as Disbursing Agent commencing on the Effective Date.

         8.3 Rights and Powers of Disbursing Agent. The Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under this Plan; (ii) make all distributions contemplated hereby; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

         8.4 De Minimis Distributions. No distribution of less than one hundred dollars ($100.00) in Cash or Plan Securities shall be made to any holder of an Allowed Claim or Equity Interest. Such undistributed consideration shall be retained by the Reorganized Debtor from which such distribution was to be made.

         8.5 Fractional Shares. No fractional shares of Plan Securities or Cash in lieu thereof shall be distributed. For purposes of distribution, fractional shares of Plan Securities shall be rounded down to the nearest whole number.

         8.6 DIP Loan Participants. For purposes of the distributions under this Plan, each Participant under the DIP Loan Agreement shall be treated as a lender thereunder and shall receive its pro rata share of any distribution from the Disbursing Agent.

         8.7 Means of Payment. Payments made pursuant to the Plan shall be in Cash unless stated otherwise.

         8.8 Delivery of Distributions. Subject to Bankruptcy Rule 9010, distributions to holders of Allowed Claims and Allowed Equity Interests shall be made at the address of each such holder as set forth on the proofs of claim or proofs of equity interest filed by such holders (or at the last known address of such holder as of the Confirmation Date if no proof of claim or proof of equity interest is filed or if the Debtors have been notified in writing of a change of address). If any distribution to the holder of an Allowed Claim or Allowed Equity Interest is returned as undeliverable, no further distributions to such holder shall be made unless and until the Reorganized Debtors are notified of such holder's then current address, at which time all missed distributions shall be made to such holder without post-Effective Date interest. All Claims for undeliverable distributions shall be made on or before the later of (i) the second anniversary of the Effective Date; or (ii) ninety (90) days after the date on which such Claim becomes Allowed. After such date, all unclaimed property shall revert to the Reorganized Debtors or their successors and the Claim of any holder with respect to such property shall be discharged and forever barred.

         8.9 Time Bar to Payments. Checks issued by the Reorganized Debtors in respect of Allowed Claims shall be null and void if not negotiated within six
(6) months after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Reorganized Debtors by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of (i) the second anniversary of the Effective Date; or (ii) ninety (90) days after the date of issuance of such check. After such date, all Claims in respect of void checks shall be discharged and forever barred.

         8.10 Surrender of Instruments. As a condition to receiving any distribution under this Plan, each holder of an Existing Option/Warrant, an LG InfoComm Claim, a Hughes Claim, a CDMA California Partners Claim, a Hanareum Claim and/or a Bridge Noteholder Claim shall surrender any and all promissory notes, options, warrants and any and all other and related documents evidencing such Claim or Equity Interest to the Disbursing Agent. Any such holder that fails to (i) surrender such instrument or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and claims and may not participate in any distribution under this Plan.

                                   ARTICLE IX

              PROCEDURES FOR RESOLVING AND TREATING DISPUTED CLAIMS

         9.1 Objection Deadline. Objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made by the Objection Deadline.

         9.2 Prosecution of Objections. On and after the Effective Date, except as the Bankruptcy Court may otherwise order, the filing, litigation, settlement or withdrawal of all objections shall be the exclusive right of the Reorganized Debtors, except that objections to Fee Claims may be made by parties in interest in accordance with the Bankruptcy Rules.

         9.3 No Distributions Pending Allowance. Notwithstanding any other provision of the Plan, no payment or distribution shall be made in respect of any Claim or portion thereof to the extent it is a Disputed Claim, unless and until such Disputed Claim becomes an Allowed Claim. The Reorganized Debtors shall withhold from the property to be distributed on the Distribution Date the Withheld Distribution Amount, which shall be an amount sufficient to be distributed on account of Claims that are not Allowed Claims as of the Effective Date. Each holder of a Disputed Claim shall receive a distribution on the Effective Date for the part of such Claim that is not a Disputed Claim.

         9.4 Late Filed Claims. Unless otherwise provided in a final order of the Bankruptcy Court entered on or before the Objection Deadline, any Claim for which a proof of Claim is filed after the Bar Date shall be deemed disallowed. The holder of a Claim that is disallowed pursuant to this section 9.4 shall not receive any distribution on account of such claim and the Reorganized Debtors shall not need to take any affirmative action for such Claim to be deemed disallowed.

         9.5 Distributions Relating to Disputed Claims. At such time as all or any portion of a Disputed Claim becomes an Allowed Claim, the Withheld Distribution Amount, together with the actual interest or dividends earned on account of such property, shall be released and delivered to the holder of such Claim on account of the allowance of such Disputed Claim or any portion thereof. To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed. The Withheld Distribution Amount attributable to the disallowed portion of a Disputed Claim shall be retained by the applicable Reorganized Debtor. In no event, however, shall the holder of an Allowed Claim be entitled to receive more than the allowed amount of such Claim.

                                    ARTICLE X

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         10.1 Rejection of Executory Contracts. All executory contracts and unexpired leases to which the Debtors are a party which (i) have not previously been assumed or rejected pursuant to a final order of the Bankruptcy Court; (ii) are not subject to a pending motion to assume or reject as of the Confirmation Date; or (iii) are not listed on the Contract Notice shall be deemed rejected by the Debtors as of the Confirmation Date.

         10.2 Cure of Defaults. As to any executory contract or unexpired lease assumed by the Debtors, the Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, cure all defaults under any such executory contract or unexpired lease within sixty (60) days following Effective Date.

         10.3 Rejection Claims. Any Person that is a party to an executory contract or unexpired lease with the Debtors that is rejected on or after the Confirmation Date shall file any Claim for damages as a result of such rejection within thirty (30) days after the date of such rejection or any such Claim shall be discharged and forever barred.

                                   ARTICLE XI

             CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS

         11.1 Conditions to Confirmation. Confirmation of the Plan shall not occur unless the following conditions have been satisfied or waived by the
Debtors:

                  11.1.1 The Bankruptcy Court shall have entered the Confirmation Order, in a form and substance acceptable to the Debtors;

                  11.1.2 The Debtors shall have received commitments in the minimum amount of $225,000,000 for the purchase of NTI Series A Convertible Preferred Stock; and

                  11.1.3 The Bankruptcy Court shall have approved the Plan Documents, in a form reasonably acceptable to the Committee.

         11.2 Conditions to Effective Date. The Effective Date of the Plan shall not occur unless and until each of the following conditions have been satisfied or waived by the Debtors:

                  11.2.1 The Bankruptcy Court shall have entered a Confirmation Order, the effect of which shall not have been stayed by a court of competent jurisdiction;

                  11.2.2 The Debtors shall have received a minimum of $225,000,000 for the purchase of shares of NTI Series A Convertible Preferred Stock; and

                  11.2.3 All Plan Documents shall have been executed and delivered by the parties thereto, or receipt thereof waived by the Debtors, and any conditions to the effectiveness of the Plan Documents shall have been satisfied or waived, as provided therein.

         11.3 Waiver of Conditions. Any of the foregoing conditions may be waived by the Debtors with the consent of the Committee, which consent shall not be unreasonably withheld, in whole or in part, without notice, at any time, without an order of the Bankruptcy Court and without any formal action other than proceeding to consummate this Plan.

                                   ARTICLE XII

                            RETENTION OF JURISDICTION

         12.1 Jurisdiction of the Bankruptcy Court. On or after the Effective Date, the Bankruptcy Court shall retain and have exclusive jurisdiction over all matters arising in, arising under and related to the Chapter 11 Cases to the fullest extent permitted by law for, among other things, the following purposes:

                  12.1.1 To hear and determine any and all pending applications for the rejection, assumption or assignment of any executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

                  12.1.2 To hear and determine any motion, application, adversary proceeding, contested matter and other litigated matter pending on the Confirmation Date;

                  12.1.3 To hear and determine any causes of actions or claims retained by the Reorganized Debtors pursuant to section 15.2, whether or not any contested matter or adversary proceeding with respect to such causes of action has been commenced as of the Confirmation Date;

                  12.1.4 To ensure that distributions to holders of Claims are accomplished as provided in the Plan;

                  12.1.5 To consider Claims or the allowance, classification, priority, compromise, estimation or payment of any Claim, Administrative Claim or Equity Interest;

                  12.1.6 To enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

                  12.1.7 To hear and determine all Fee Applications;

                  12.1.8 To hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

                  12.1.9 To issue injunctions, enter and implement other orders and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation or enforcement of this Plan, the Confirmation Order or any other order of the Bankruptcy Court;

                  12.1.10 To hear and determine disputes arising in connection with the execution, interpretation, implementation, consummation or enforcement of the Plan;

                  12.1.11 To take any action and issue such orders as may be necessary to construe, enforce, implement, execute and consummate the Plan or to maintain the integrity of the Plan following consummation;

                  12.1.12 To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

                  12.1.13 To hear and determine any matters concerning state, local and federal taxes, including matters arising under or with respect to sections 346, 505, and 1146 of the Bankruptcy Code;

                  12.1.14 To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code; and

                  12.1.15 To enter a final decree closing the Chapter 11 Cases.

         12.2 Failure of Bankruptcy Court to Exercise Jurisdiction. If for any reason the Bankruptcy Court abstains from exercising or refuses or declines to exercise jurisdiction over any matter arising in, arising under or related to the Chapter 11 Cases, including the matters set forth in section 12.1, such abstention, refusal or declination shall have no effect on the exercise of jurisdiction by any other court which has jurisdiction over such matter.

                                  ARTICLE XIII

                 EFFECTS OF CONFIRMATION; PROPERTY AND DISCHARGE

         13.1 Discharge of Claims and Termination of Certain Equity Interests. Except as otherwise provided herein or in the Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made hereunder shall discharge all existing debts and Claims, and terminate all Equity Interests, of any kind, nature or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan, upon the Effective Date, all existing Claims against the Debtors and Equity Interests in the Debtors, shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest.

         13.2 Discharge of Debtors. Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, rights and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Reorganized Debtors.

         13.3 Exculpations. Neither the Debtors, the Disbursing Agent, the Committee nor any of their respective members, officers, directors, employees, agents, attorneys or professionals shall have or incur any liability to any holder of any Claim or Equity Interest for any act or omission arising out of or in connection with the Chapter 11 Cases, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or property to be distributed under the Plan, except for willful misconduct or gross negligence.

         13.4 Injunction Against Interference With Plan. Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of this Plan.

         13.5 Vesting of Assets. Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors' bankruptcy estates shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges and other interests, except as provided herein. The Reorganized Debtors may operate their business free of any restrictions imposed by the Bankruptcy Code and, in all respects, as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

                                   ARTICLE XIV

                   SETTLEMENT AND COMPROMISE OF CERTAIN CLAIMS

         14.1 Amount of Allowed Claims. Under the Plan, (i) the Bridge Noteholders Claims shall be Allowed at $174,327,294.98, in the aggregate, (ii) the Hughes Claims shall be Allowed at $44,718,333.33, in the aggregate, (iii) the Hanareum Claims shall be Allowed at $40,095,311.73, in the aggregate and
(iv) the LG InfoComm Claims shall be Allowed at $42,763,924.55 , in the aggregate, each in full and final satisfaction of any and all such Claims against the Debtors. Each Bridge Noteholder shall have an Allowed Claim in an amount equal to such holder's pro rata share of the Allowed Bridge Noteholders Claim based upon the principal amount of Bridge Notes held by such Bridge Noteholder. Bridge Noteholders shall receive the treatment set forth in section
4.10 of the Plan.

         14.2 Release. In exchange for the settlement and compromise set forth in this Article XIV and the treatment set forth in this Plan, the Debtors shall, and upon the Confirmation Date, hereby do, release the Bridge Noteholders, Hughes, Hanareum and LG InfoComm from any and all claims arising out of, in connection with or relating to the Bridge Noteholders Claims, the Hughes Claims, the Hanareum Claims and the LG InfoComm Claims, including, but not limited to, all causes of action arising under Chapter 5 of the Bankruptcy Code, as discussed in section XIV(B)(2)(c) of the Disclosure Statement.

                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS

         15.1 Dissolution of Committee. The Committee shall dissolve within sixty (60) days following the Effective Date, unless otherwise ordered by the Bankruptcy Court.

         15.2 Retention of Claims and Causes of Action. Pursuant to section 1123(b)(3) of the Bankruptcy Code, and except as otherwise provided herein, the Reorganized Debtors will retain and may enforce any and all claims and causes of action of the Debtors, including, but not limited to, any claims for contribution or indemnification, and any claims to recover preferences or fraudulent conveyances pursuant to sections 544, 547, 548, and 550 of the Bankruptcy Code.

         15.3 Payment of Statutory Fees. On the Effective Date, and thereafter as may be required, the Reorganized Debtors shall pay all fees payable pursuant to 28 U.S.C. ss. 1930 and prepare and submit such post-Confirmation reports as may be required with respect thereto.

         15.4 Recognition of Guaranty Rights. The classification of and manner of satisfying all Claims and Equity Interests under the Plan take into consideration (i) the existence of guaranties by the Debtors of obligations of other Persons, and (ii) the fact that the Debtors may be joint obligors with each other or other Persons, with respect to an obligation. All Claims against any of the

Debtors based upon any such guaranties or joint obligations shall be discharged in the manner provided in the Plan.

         15.5 Recognition of Subordination Rights. Except as otherwise provided in the Plan, all Claims based upon any claimed contractual subordination rights pursuant to any provision of the Bankruptcy Code or other applicable law, shall be deemed satisfied by the distributions under the Plan to holders of Allowed Claims having any such contractual subordination rights. The distributions to the various classes of Claims under the Plan shall not be subject to levy, garnishment, attachment or like legal process for any holder of a Claim or Equity Interest by reason of any claimed contractual subordination rights or otherwise of the holder of a Claim or Equity Interest against the holder of another Claim or Equity Interest, except as expressly provided in the Plan. On the Effective Date, all holders of Claims shall be deemed to have waived any and all contractual subordination rights that they may have with respect to such distributions, and the Bankruptcy Court shall permanently enjoin, effective as of the Effective Date, all such holders from enforcing or attempting to enforce any such subordination rights with respect to such distributions.

         15.6 Setoff Rights. In the event that the Debtors have a claim of any nature whatsoever against the holder of a Claim, the Debtors may, but are not required to, setoff against the Claim (and any payments or other distributions to be made in respect of such Claim hereunder) their claim against the holder, unless any such claim is or will be released under the Plan. Neither the failure to set off nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors of any claim that the Debtors have against the holder of a Claim.

         15.7 Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101(2) and 1127(b) of the Bankruptcy Code.

         15.8 Revocation. The Debtors reserve the right to revoke and withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, then the Plan shall be null and void and, in such event, nothing contained herein shall be deemed to (i) constitute a waiver or release of any Claim by or against the Debtors or any other Person; (ii) prejudice in any manner the rights of the Debtors or any other Person; (iii) constitute an allowance of any Claim or Claims that have been Allowed herein for the purposes hereof; or (iv) constitute any admissions by the Debtors or any other Person in any further proceedings involving the Debtors.

         15.9     Amendments.

                  15.9.1 Plan Modifications. This Plan may be amended, modified or supplemented by the Debtors or the Reorganized Debtors before or after the Confirmation Date and before Substantial Consummation of the Plan with the consent of the Committee, which consent shall not be unreasonably withheld, in the manner provided by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct; provided, however, that the Debtors shall provide any party requesting notice of all amendments, modifications or supplements with appropriate written notice of the same. In addition, after the Confirmation Date, so long as such action does not adversely affect the treatment of holders of Claims or Equity Interests under the Plan, the Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

                  15.9.2 Other Amendments. Prior to the Effective Date the Debtors may make appropriate technical non-material adjustments and modifications to this Plan or the Disclosure Statement without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect the treatment of holders of Claims or Equity Interests.

         15.10 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims, the holders of Equity Interests, and their respective successors and assigns, and the Intercreditor Agreement shall be binding upon and inure to the benefit of the signatories thereto and their respective successors and assigns; provided, however, that if the Plan is not confirmed or the Effective Date does not occur, the Plan shall be null and void and nothing contained herein or in the Disclosure Statement shall be deemed to (i) constitute a waiver, acknowledgment or release of any Claim by or against or any Equity Interest in the Debtors or any other Person; (ii) prejudice in any manner the rights of the Debtors, their respective estates or any other Person; or (iii) constitute any admission by the Debtors or any other Person with respect to any matter set forth herein or in the Disclosure Statement, including any liability on any Claim or the propriety of the classification thereof.

         15.11 Compliance with Regulations. Notwithstanding anything contained herein to the contrary, the right to acquire or transfer Plan Securities shall be limited, in the Debtors' sole discretion, to ensure compliance with FCC rules, regulations and requirements in effect at the time of such acquisition or transfer.

         15.12 No Attorneys' Fees. No attorneys' fees shall be paid by Debtors with respect to any Claim or Equity Interest except as specified herein or as provided by the Confirmation Order or other final order of the Bankruptcy Court.

         15.13 Time. In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

         15.14 Notices. Any notice required or permitted to be given hereunder shall be in writing and served upon the following parties so as to be received by 4:00 p.m. New York time on or before the date required:

                  NextWave Telecom Inc.
                  3 Skyline Drive
                  Hawthorne, New York  10532
                  Attn:  Frank A. Cassou, Esq.
                  Facsimile:  (914) 345-1141

                  - and -

                  Andrews & Kurth L.L.P.
                  1717 Main Street, Suite 3700
                  Dallas, Texas  75201
                  Attn:  Deborah L. Schrier-Rape, Esq.
                  Facsimile:  (214) 659-4401

                  - and -

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York  10153
                  Attn:  Michael F. Walsh, Esq.
                  Facsimile:  (212) 310-8942

                  - and -

                  Kasowitz, Benson, Torres & Friedman, L.L.P.
                  1301 Avenue of the Americas
                  New York, NY  10019
                  Attn:  David M. Friedman, Esq.
                  Facsimile:  (212) 506-1800

         15.15 Severability. If the Bankruptcy Court determines that any provision of the Plan is unenforceable either on its face or as applied to any Claim or Equity Interest, the Debtors may modify the Plan in accordance with section 15.9 of the Plan so that such provision shall not be applicable to the holder of any Claim or Equity Interest. Any such determination of unenforceability shall not (i) limit or affect the enforceability and operative effect of any other provisions of the Plan; or (ii) require the resolicitation of any acceptance or rejection of the Plan unless otherwise ordered by the Bankruptcy Court.

         15.16 Ordinary Course. From and after the Effective Date, the Reorganized Debtors are authorized to and may enter into all transactions, including, but not limited to, the retention of professionals, and pay any fees and expenses incurred thereby and in connection therewith in the ordinary course of business without the need for Bankruptcy Court approval.

         15.17 Governing Law. Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, this Plan, the Plan Documents and any agreements, documents, and instruments executed in connection therewith shall be governed by, and construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof, except as may otherwise be provided in such agreements, documents, and instruments.


Dated:            New York, New York       Respectfully submitted,
                  July 27, 1999



COUNSEL FOR THE DEBTORS                    NEXTWAVE WIRELESS INC., NEXTWAVE
                                           POWER PARTNERS INC., NEXTWAVE
                                           PARTNERS INC., NEXTWAVE PERSONAL
                                           COMMUNICATIONS INC., NEXTWAVE
                                           TELECOM INC.


-------------------------------            -------------------------------------
Deborah L. Schrier-Rape                    Frank A. Cassou
Texas State Bar No. 00785635               Executive Vice President/Secretary
Jason S. Brookner (JB 6166)
ANDREWS & KURTH L.L.P.
1717 Main Street, Suite 3700
Dallas, Texas 75201
Telephone:  (214) 659-4400
Facsimile:    (214) 659-4401




SPECIAL CORPORATE AND FINANCE
COUNSEL FOR THE DEBTORS


--------------------------------
Michael F. Walsh (MW 8000)
WEIL, GOTSHAL & MANGES LLP
767 Fifth  Avenue
New York, New York  10153
Telephone:  (212) 310-8000
Facsimile:   (212) 310-8007